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NORDSON CORPORATION
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NORDSON CORPORATION

Notice of

2018 Annual Meeting

and Proxy Statement

Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145

January 19, 2018

Dear Shareholder:

It is my pleasure, on behalf of the Board of Directors of Nordson Corporation (the “Board of Directors”), to invite you to attend our annual meeting of shareholders (the “Annual Meeting”), which will be held at the law offices of BakerHostetler LLP, 2000 Key Tower, 127 Public Square, Cleveland, Ohio, at 8:00 a.m., Eastern Standard Time, on Tuesday, February 27, 2018.

The accompanying notice of Annual Meeting and Proxy Statement describe the items of business that will be discussed and voted upon during the Annual Meeting. It is important that you vote your shares of common stock whether or not you plan to attend the Annual Meeting. You have a choice of voting through the Internet, by telephone, or by returning the enclosed proxy/voting instruction card by mail. If you are a registered shareholder, you may also vote in person at the Annual Meeting. Please refer to the instructions in the enclosed materials.

On behalf of management and the Board of Directors, I want to thank you for your continued support and confidence in 2018.

Sincerely,

JOSEPH P. KEITHLEY

Chair of the Board of Directors

NORDSON CORPORATION

NORDSON CORPORATION

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

To Be Held Tuesday, February 27, 2018

Date and Time:	Tuesday, February 27, 2018, at 8:00 a.m., Eastern Standard Time.
Place:	Law offices of BakerHostetler LLP, 2000 Key Tower, 127 Public Square, Cleveland, Ohio 44114.
Items of Business:

1. To elect as directors, three nominees named in this Proxy Statement and recommended by the Board of Directors, to serve until the 2021 Annual Meeting and until their successors shall have been duly elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2018;

3. To approve, on an advisory basis, the compensation of our named executive officers;

4. To approve of the Amended and Restated Nordson Corporation 2012 Stock Incentive and Award Plan; and

5. To transact other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date:	Close of business on January 2, 2018.

A Proxy Statement, Proxy/Voting Instruction Card, and Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended October 31, 2017, accompany this Notice and are also available at: www.nordson.com/en/our-company/investors/annual-reports-and-presentations. The Board of Directors has determined that shareholders of record at the close of business on January 2, 2018 are entitled to notice of, and to vote during, the Annual Meeting.

By Order of the Board of Directors,

GINA A. BEREDO

Vice President, General Counsel

and Secretary

January 19, 2018

Westlake, Ohio

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Shareholders to be held on February 27, 2018:

The Proxy Statement, Proxy/Voting Instruction Card and the Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended October 31, 2017, are available at: www.nordson.com/en/our-company/investors/annual-reports-and-presentations.

Nordson Corporation – 2018 Proxy Statement	| 1

PROXY STATEMENT SUMMARY

This summary highlights information relating to the items to be voted on during the Annual Meeting and important business, compensation, and corporate governance matters. For additional information, please refer to the discussions contained in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended October 31, 2017 filed with the United States Securities and Exchange Commission on December 15, 2017 (the “2017 Annual Report”).

GENERAL INFORMATION
2018 Annual Meeting Date and Time	Tuesday, February 27, 2018 8:00 a.m., Eastern Standard Time
Place	Law Offices of BakerHostetler LLP 2000 Key Tower 127 Public Square Cleveland, Ohio 44114 USA
Record Date	Close of business on January 2, 2018
Voting	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for the election of directors and one vote for each of the proposals to be voted on.

VOTING MATTERS AND BOARD RECOMMENDATIONS
Proposal	Voting Options	Required Vote	Broker Discretionary Vote Permitted	Board’s Voting Recommendation
1. Election of directors	“FOR” all nominees or “WITHHOLD” your vote for one or more of the nominees.	Each nominee must receive a plurality of the votes cast.	No	FOR the election of each of the director nominees
2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2018	“FOR” or “AGAINST” or “ABSTAIN” from voting.	This non-binding proposal will be considered approved if more votes are cast in favor than against.	Yes(1)	FOR
3. Advisory vote to approve compensation of named executive officers	“FOR” or “AGAINST” or “ABSTAIN” from voting.	This non-binding proposal will be considered approved if more votes are cast in favor than against.	No	FOR
4. Approve the Amended and Restated Nordson Corporation 2012 Stock Incentive and Award Plan	“FOR” or “AGAINST” or “ABSTAIN” from voting.	This proposal will be considered approved if more votes are cast in favor than against.	No	FOR

(1)	This is considered to be a routine matter and, therefore, if you hold your shares in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on this Proposal but not any other Proposals since they are considered to be “non-routine” matters.

Abstentions as to any matter are counted in determining the presence of a quorum at the Annual Meeting. They are not included in the vote count for election of directors and do not have an impact on the outcome of the vote on Proposal 4. However, abstentions will affect the outcome of the vote on Proposals 2 and 3, being equivalent to a vote “against” the Proposals.

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We will also consider any other matters that may properly be brought before the Annual Meeting and any postponement(s) or adjournment(s) thereof. As of the date of this Proxy Statement, we have not received notice of other matters that may be properly presented at the Annual Meeting.

The following table provides summary information about our director nominees:

Nominee	Primary Occupation	Independent	Board Committee Memberships	Key Attributes/ Qualifications
Arthur L. George, Jr.	Retired	Yes	Audit	Executive management and leadership experience; extensive operational and new product development experience in high technology markets.
Michael F. Hilton	President and Chief Executive Officer, Nordson Corporation	No	None	Strategy, corporate governance, acquisitions and divestitures, finance and financial reporting, international business, executive management and leadership experience.
Frank M. Jaehnert	Retired	Yes	Audit *Financial Expert	International business and executive management experience; corporate governance and strategy; compensation and talent management planning experience.

Nordson Corporation – 2018 Proxy Statement	| 3

BUSINESS HIGHLIGHTS

Fiscal year 2017 was a year of outstanding results in an uncertain and low-growth global macroeconomic environment. The following highlights our performance for fiscal year 2017:

Revenue $2.1 billion 14% increase over 2016	Gross Margin 55.1%	Operating Profit $458 Million 18% increase over 2016

Operating Margin 22%	Diluted Earnings per Share $5.08 Increase of 7% compared to 2016	Net Debt(1) Approximately 2.5x times trailing-four quarters EBITDA(5)

Return on Total Capital(2) 14%	Free Cash Flow(3) $282 million 95% of net income	Total Shareholder Return(4) 1 year: 27.6% 3 year: 19.2% 5 Year: 17.3% 10 Year: 17.4%

Share Repurchases – Five Years

13%

Percentage of outstanding shares purchased over the last five years at an average price of $71.55 per share; a discount of approximately 44%

compared to the 2017 year-end closing price of $126.69 per share

Dividend $64 Million Increase in quarterly dividend of 11%; 54th consecutive year dividend has increased

(1)	“Net Debt,” a non-GAAP measure, represents total debt disclosed on our consolidated balance sheet minus cash.

(2)	“Return on Total Capital,” a non-GAAP measure is the sum of net income (loss) plus after-tax interest expense on debt as a percentage of the sum of average of quarterly debt (net of cash) plus average quarterly shareholders’ equity over five accounting periods

(3)	“Free cash flow,” a non-GAAP measure, is determined from our consolidated statement of cash flows and for 2017 represents $349.7 million of net cash provided by operating activities minus $71.6 million of additions to property, plant, and equipment plus $4.0 million of proceeds from the sale of property, plant, and equipment.

(4)	We define “Total Shareholder Return” as: (share price end of period – share price start of period + dividends paid) / share price start of period.

(5)	“EBITDA,” a non-GAAP measure, is defined as earnings before interest, taxes, depreciation, and amortization.

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COMPENSATION HIGHLIGHTS

The information below reflects highlights of our named executive officer compensation program for fiscal year 2017. The tables are not substitutes for, nor do they reflect, all of the information provided in the Summary Compensation Table presented later in this Proxy Statement. During our 2017 Annual Meeting, approximately 98.11% of shareholder votes cast were in favor of the compensation paid to our named executive officers. We value this positive endorsement by our shareholders of our executive compensation policies.

Additional information about our compensation philosophy and program, including the compensation awarded to each of our named executive officers, may be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Base Salary

Represents 25.1% – 31.2% of the total target direct compensation opportunity of our named executive officer compensation other than our CEO; 14.8% for our CEO.

Base salary increases for 2017 for the named executive officers other than our CEO ranged from 2.52% to 6.05%; 2.94% for our CEO.

Annual Cash Incentive Award Target bonus opportunity range for our named executive officers other than our CEO: 55% – 70% of base salary. Target bonus opportunity for CEO: 100% of base salary.

Long-term Compensation

                                     Performance Share Incentive Award

                                     •   At target, represents approximately 40% of the long-term compensation opportunity.

                                     Other Equity Awards

                                     •   Stock Options represent approximately 40% of the long-term compensation opportunity.

                                     •   Restricted Shares represent approximately 20% of the long-term compensation opportunity.

The tables below present FY2015 – FY2017 reported results for the three primary drivers of incentive compensation for the named executive officers – Diluted Earings per Share, Return on Total Capital and Revenue:

Nordson Corporation – 2018 Proxy Statement	| 5

CEO Compensation – 2017 Opportunity and Earned/Realized

Pay Component	2017 Compensation Opportunity	2017 Compensation Realized
Base Salary	$875,000	$875,000
Annual Cash Incentive Award	$875,000 (@target)	$1,103,375
Long-Term Compensation ➢ FY2015-2017 Performance Share Incentive Award	Target # of shares: 15,100 Grant date fair value @target: $1,154,848	# of shares earned: 22,967 Award settlement date value: $3,424,839
➢ Other FY 2017 Equity Awards	Stock Options: 60,400 shares $1,829,045 grant date fair value Restricted Shares: 7,450 shares $801,993 grant date fair value	Stock Options: 69,218 options exercised in FY 2017 Value Realized: $5,650,004 Restricted Shares: # of shares vested: 8,000 Value Realized: $882,334

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GOVERNANCE HIGHLIGHTS

The following summarizes the structure of our Board of Directors and key elements of our corporate governance framework:

Director Independence Eight of nine directors are independent Audit, Compensation, and Governance & Nominating Committees composed of independent directors	Tenure of Independent Directors 5 years: George and Jaehnert 7 years: Banks and Richey 8 years: Carson 9 years: Merriman 16 years: Keithley and Puma Average tenure: 9 years	Average Age of Independent Directors Age: 60.6 years

Meeting of Independent Directors Executive sessions of independent directors are conducted during each Board meeting	Board Meeting Attendance Each of our directors met the 75% attendance benchmark for board and committee meeting attendance	Board Leadership and Structure Classified with three classes of directors Independent Chairman – Joseph P. Keithley

Voting Standard for Election of Directors Plurality vote with director resignation policy for failure to receive a majority vote in uncontested director elections.

Share Ownership Guidelines

Share ownership guidelines for directors and executive officers:

•    Directors – 5x cash retainer

•    CEO – 5x base salary

•    CFO – 3x base salary

•    Other executive officers – 2x base salary

Board Self-Assessments Board, Committee and Peer self- assessments on a regular basis

Chief Executive Officer Performance Annual review by independent directors	Hedging/Pledging Transactions Strict policy of no pledging or hedging of company shares	Clawback Policy Robust policy

Advisory Vote on Named Executive Officer Compensation Annual Vote	Shareholder Rights Plan (“Poison Pill”) No shareholder rights plan in place

Oversight of Risk

The Board as a whole exercises its

oversight responsibilities with

respect to material risks

The Board has delegated

responsibility for the oversight of

specific risks to Board committees

Nordson Corporation – 2018 Proxy Statement	| 7

DIRECTORS SERVING ON BOARDS OF OTHER PUBLIC COMPANIES

Board service by members of our Board of Directors is within the limits set by our Governance Guidelines:

“It is the Company’s policy that a Director who is not an executive officer of a public company may serve as a director on up to five other boards of public companies. For Directors who are also serving as an executive officer of a public company, the maximum number of public company boards on which the Director may serve is two in addition to serving as a director on the board of his or her company.”

Lee C. Banks	Parker-Hannifin Corporation (NYSE: PH)
Arthur L. George, Jr.	Axcelis Technologies, Inc. (Nasdaq GS: ACLS)
Michael F. Hilton (CEO)	Ryder System, Inc. (NYSE: R) Lincoln Electric Holdings, Inc. (Nasdaq: LECO)
Frank M. Jaehnert	Briggs & Stratton Corporation (NYSE: BGG) Itron, Inc. (Nasdaq: ITRI)
Joseph P. Keithley (Chair)	Axcelis Technologies, Inc. (Nasdaq GS: ACLS) Materion Corporation (NYSE: MTRN)
Michael J. Merriman, Jr.	Invacare Corporation (NYSE: IVC) OMNOVA Solutions Inc. (NYSE: OMN) Regis Corporation (NYSE: RGS)
Mary G. Puma	Axcelis Technologies, Inc. (Nasdaq GS: ACLS)
Victor L. Richey, Jr.	ESCO Technologies Inc. (NYSE: ESE)

8 |	Nordson Corporation – 2018 Proxy Statement

NORDSON CORPORATION

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

FEBRUARY 27, 2018

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Nordson Corporation for use at the 2018 Annual Meeting. The Annual Meeting will be held at the law offices of BakerHostetler LLP, 2000 Key Tower, 127 Public Square, Cleveland, Ohio 44114 at 8:00 a.m., Eastern Standard Time, on Tuesday, February 27, 2018 for the following purposes:

1.	To elect as directors three nominees, named in this Proxy Statement and recommended by the Board, to serve until the 2021 Annual Meeting and until their successors shall have been duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2018;

3.	To approve, on an advisory basis, the compensation of our named executive officers;

4.	To approve the Amended and Restated Nordson Corporation 2012 Stock Incentive and Award Plan; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

This Proxy Statement and the accompanying proxy/voting instruction card were first mailed to shareholders on or about January 19, 2018. Our 2017 Annual Report to Shareholders is enclosed with this Proxy Statement.

This Proxy Statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures. As used in this Proxy Statement, “we,” “us,” “our,” “Nordson” or the “Company” refers to Nordson Corporation.

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PROPOSAL 1: ELECTION OF DIRECTORS WHOSE TERMS EXPIRE IN 2021

The Governance and Nominating Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting. The Governance and Nominating Committee has recommended, and the Board has approved, the persons named as nominees for terms expiring in 2021 and, unless otherwise marked, a proxy will be voted for such nominees. Nominees Arthur L. George, Jr., Michael F. Hilton, and Frank M. Jaehnert currently serve as directors. All nominees have agreed to stand for election for a three-year term.

In considering each director nominee and the composition of the Board as a whole, the Governance and Nominating Committee considers a diverse group of experiences, qualifications, attributes and skills, including diversity in gender, ethnicity and race, which the Governance and Nominating Committee believes enables a director nominee to make significant contributions to the Board, Nordson and our shareholders.

The current-serving directors, including the nominees, collectively have a mix of various skills and qualifications, some of which are listed in the table below. These collective attributes enable the Board to provide insightful leadership as it strives to advance our strategies and deliver returns to shareholders.

Global Business Experience Experience working outside the United States and/or with global enterprises to help oversee the management of our global operations.	Mergers & Acquisitions Experience Experience working on M&A transactions, which provides insight into developing and implementing strategies for growing our businesses.

Financial Experience Experience with finance, accounting and/or financial reporting to help drive our operating and financial performance.	Public Company CEO Experience Experience as a public company CEO to help us drive business strategy, growth and performance, and create shareholder value.

Public Company Board Experience

Experience working with publicly-traded companies and corporate governance issues to help us oversee an ever-changing mix of strategic, operational and compliance-related matters.

Capital Allocation Experience Experience with capital allocation decision-making to help us allocate capital efficiently.

Strategy Development Experience with the development and oversight of long-term planning.	Manufacturing Experience Experience with manufacturing operations to help us drive operating performance.

See director biographies beginning on page 12 for further detail.

10 |	Nordson Corporation – 2018 Proxy Statement

Since 2009, Nordson has experienced a significant “refresh” of its independent directors, with four independent directors having seven years or less of service with Nordson:

The average tenure of our independent directors is 9 years and the average age of our independent directors is 60.6 years. Twenty-five percent of our independent directors represent gender and racial diversity.

In determining whether to recommend a director for re-election, the Governance and Nominating Committee considers the director’s skills and expertise, participation in and contributions to the activities of the Board, the results of the annual Board evaluation, and past meeting attendance.

We believe that the tenure spectrum of our directors provides an effective mix of deep knowledge and new perspectives. The Board does not believe in a specific limit for the overall length of time an independent director may serve. Directors who have served on the Board for an extended period can provide valuable insight into the operations and future of the Company based on their experience with, and understanding of, the Company’s history, policies, and objectives. Our Governance Guidelines provide that a director is expected to retire at the conclusion of the Board meeting immediately prior to a director’s 72nd birthday. With respect to Mr. Keithley and Ms. Puma, we see a strategic advantage in their senior-in-service status. Not only do they bring experience, deep institutional knowledge, and historical context to the vitality and growth of Nordson, they serve as seasoned advisors to Mr. Hilton.

It is intended that proxies that are submitted but do not withhold the authority to vote for any or all of the nominees will be voted for the election as directors of all of the nominees named below. At this time, the Board knows of no reason why any nominee might not be a candidate at the 2018 Annual Meeting. However, in the event any one or more of such nominees becomes unavailable for election, proxies will be voted in accordance with the best judgment of the proxy holder.

The name and age (as of February 27, 2018) of each of the three nominees for election as directors for terms expiring in 2021, as well as present directors whose terms will continue after the Annual Meeting, appear below together with his or her principal occupation for at least the past five years, the year each became a director of the Company and certain other relevant information.

Nordson Corporation – 2018 Proxy Statement	| 11

Nominees for Terms Expiring in 2021

ARTHUR L. GEORGE, JR.	Age: 56	Director Since 2012

Business Experience.    Mr. George served as senior vice president and manager, Analog Engineering Operations of Texas Instruments Incorporated (Nasdaq GS: TXN) from 2011 until his retirement in March 2014. Texas Instruments is one of the world’s largest semiconductor companies and a highly innovative, high performing global leader in analog, embedded processing, and wireless technologies. Mr. George was senior vice president and worldwide general manager, High Performance Analog of Texas Instruments from 2006 to 2011.

Other Directorships in Previous 5 Years.    Mr. George serves as director of Axcelis Technologies, Inc. (Nasdaq GS: ACLS), a provider of equipment and service solutions for the semiconductor manufacturing industry.

Key Attributes, Experiences and Skills.    Mr. George brings to the Board significant executive and general management experience as well as extensive operational and new product development experiences in high technology markets. Mr. George’s experience with high performance analog products used in a wide range of industrial products gives him insight on a diverse set of industries and affords the Board a unique perspective in identifying strategic and tactical risks attendant to the semiconductor electronics market.

MICHAEL F. HILTON	Age: 63	Director Since 2010

Business Experience.    Mr. Hilton became Nordson’s President and Chief Executive Officer effective January 16, 2010. Prior to his joining Nordson, Mr. Hilton was senior vice president and general manager for Air Products and Chemicals, Inc. (NYSE: APD) from 2007 until 2010, with specific responsibility for leading the company’s $2 billion global Electronics and Performance Materials segment. Air Products and Chemicals serves customers in industrial, energy, technology, and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services.

Other Directorships in Previous 5 Years.    Mr. Hilton serves as a director of Ryder System, Inc. (NYSE: R), a FORTUNE® 500 provider of leading-edge transportation, logistics, and supply chain management solutions. He also serves as a director of Lincoln Electric Holdings, Inc. (Nasdaq: LECO). Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market.

Key Attributes, Experiences and Skills.    Mr. Hilton is the only member of Nordson’s management serving on the Nordson Board. With over 30 years of global manufacturing industry experience, Mr. Hilton brings to the Board an intimate understanding of management leadership, strategy development, and day-to-day operations of a multi-national company, including product line management, new product technology and talent development, manufacturing, distribution and other sales channels, business processes, international operations, and global markets.

FRANK M. JAEHNERT	Age: 60	Director Since 2012

Business Experience.    Mr. Jaehnert served as chief executive officer and president of Brady Corporation (NYSE: BRC) from April 1, 2003 through October 7, 2013. Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Brady’s core capabilities in manufacturing, channel management, printing systems, precision engineering and materials expertise make it a leading supplier to customers in general manufacturing, maintenance and safety, process industries, construction, electrical,

12 |	Nordson Corporation – 2018 Proxy Statement

telecommunications, electronics, laboratory/healthcare, airline/transportation, brand protection, education, governmental, public utility, and a variety of other industries.

Other Directorships in Previous 5 Years.    Mr. Jaehnert serves as a director of Briggs & Stratton Corporation (NYSE: BGG), a world leader in gasoline engines for outdoor power equipment, portable generators, and lawn and garden powered equipment and related accessories. He also serves as a director of Itron, Inc. (Nasdaq: ITRI), a world-leading technology and services company dedicated to the resourceful use of energy and water and providing comprehensive solutions that measure, manage, and analyze energy and water. Mr. Jaehnert also served as a director of Brady Corporation from April 1, 2003 through October 7, 2013.

Key Attributes, Experiences and Skills.    Mr. Jaehnert has been the chief executive officer and president of a global manufacturing business. He also served as chief financial officer of that business. His prior work experience includes various financial positions in Germany and the United States for Robert Bosch GmbH, an international manufacturer of automotive, communications, industrial, and consumer products. Mr. Jaehnert received the equivalent of a master of business administration degree from the University of Stuttgart, Germany, and has been designated as a “financial expert” on the Audit Committee, as described under the “Audit Committee” caption in the Corporate Governance section of this Proxy Statement. Mr. Jaehnert’s experience as head of a diversified international business and his expertise in finance and operations enable him to make significant contributions to discussions regarding the Company’s strategy and the activities of the Audit Committee.

Present Directors with Terms Expiring in 2019

LEE C. BANKS	Age: 54	Director Since 2010

Business Experience.    Mr. Banks has been president and chief operating officer of Parker-Hannifin Corporation since February 2015. Parker-Hannifin Corporation (NYSE: PH) is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial, and aerospace markets. Mr. Banks served as executive vice president and operating officer of Parker-Hannifin from 2008 to 2016 and senior vice president and operating officer of Parker-Hannifin from 2006 to 2008.

Other Directorships in Previous 5 Years.    Mr. Banks is a director of Parker-Hannifin.

Key Attributes, Experiences and Skills.    As a senior executive and director of a multi-national corporation, Mr. Banks provides the Board with significant executive general management and operational experiences and a unique perspective in identifying governance, strategic, and tactical risks attendant to a multi-national sales, distribution, manufacturing, and operational footprint.

RANDOLPH W. CARSON	Age: 66	Director Since 2009

Business Experience.    From 2000 to February 2009, Mr. Carson served as chief executive officer of Eaton Corporation’s (NYSE: ETN) Electrical Group. Eaton is a global diversified industrial manufacturer and technology leader in electrical components and systems for power quality, distribution, and control. Mr. Carson retired from Eaton in May 2009 following ten years with the company. Prior to Eaton Corporation, Mr. Carson held several executive positions with Rockwell International.

Other Directorships in Previous 5 Years.    Mr. Carson served as a director of Fairchild Semiconductor International, Inc. (Nasdaq: FCS), a leading global manufacturer of semiconductor devices, until September 16, 2016 when ON Semiconductor Corporation’s (Nasdaq: ON) acquisition of Fairchild closed. Mr. Carson is also a director of Southwire Company, the leading North American supplier of wire and cable products. Mr. Carson served as chairman of the board of GrafTech International, Ltd. (formerly, NYSE: GTI), a global manufacturer of carbon and graphite products, prior to GrafTech

Nordson Corporation – 2018 Proxy Statement	| 13

becoming an indirect wholly-owned affiliate of Brookfield Asset Management Inc. (NYSE:BAM) (TSX: BAM.A) (Euronext: BAMA). Brookfield is a global alternative asset manager with over $200 billion in assets under management.

Key Attributes, Experiences and Skills.    Our Board believes that Mr. Carson’s deep operational experience in global industrial businesses enables him to provide unique insight to our Board with respect to meeting marketplace challenges, implementing Lean and other productivity initiatives, integrating business units, and anticipating and planning for commercial risk and uncertainties. Together with his experience, strategic vision, and understanding of financial accounting and financial matters, our Board believes Mr. Carson is well qualified to serve as a member of our Board. Mr. Carson’s public company board experience contributes to his familiarity with current issues and his ability to identify and address matters that come before the Governance & Nominating and Audit Committees on which he serves.

VICTOR L. RICHEY, JR.	Age: 60	Director Since 2010

Business Experience.    Mr. Richey has been chairman of the board, president, and chief executive officer of ESCO Technologies, Inc. (NYSE: ESE) since 2003. ESCO Technologies manufactures highly-engineered filtration and fluid control products for the aviation, space, and process markets worldwide; is the industry leader in RF shielding and EMC test products; provides diagnostic instruments, software, and services for the benefit of the electric utility industry and industrial power users; and produces custom thermoformed packaging, pulp-based packaging, and specialty products for medical and commercial markets.

Other Directorships in Previous 5 Years.    Mr. Richey is chairman of the board of ESCO Technologies.

Key Attributes, Experiences and Skills.    The Board believes Mr. Richey provides a breadth of skills critical to the Board’s ability to discharge its oversight responsibility. Mr. Richey has extensive experience as chairman, president, and chief executive officer of a diversified global producer and marketer of technology, and he has significant executive management and board experience at public and private companies within some of our end markets, including the semiconductor industry.

Present Directors with Terms Expiring in 2020

JOSEPH P. KEITHLEY	Age: 69	Director Since 2001

Business Experience.    Mr. Keithley has served as chairman of the board of Nordson Corporation since February 2010. He served as chairman of the board of Keithley Instruments, Inc., a provider of measurement solutions to the semiconductor, fiber optics, telecommunications, and electronics industries, from 1991, as well as a member of its board of directors, from 1986 until December 2010 when Keithley Instruments was purchased by Danaher Corporation. He also served as Keithley Instruments’ chief executive officer from November 1993 to December 2010 and as president from May 1994 to December 2010.

Other Directorships in Previous 5 Years.    Mr. Keithley previously served as chairman of the board of Keithley Instruments. He is a director of Materion Corporation (NYSE: MTRN), an integrated producer of high performance engineered materials used in a variety of electrical, electronic, thermal and structural applications, and Axcelis Technologies, Inc. (Nasdaq GS: ACLS), a provider of equipment and service solutions for the semiconductor manufacturing industry.

Key Attributes, Experiences and Skills.    Mr. Keithley brings extensive, broad-based international business and executive management and leadership experience from his leadership roles at Keithley Instruments to his role as chairman of our board of directors. Among other things, Mr. Keithley draws upon his extensive knowledge in the global semiconductor and electronics industries garnered while leading Keithley Instruments. Mr. Keithley also has extensive public company board and governance experience.

14 |	Nordson Corporation – 2018 Proxy Statement

MICHAEL J. MERRIMAN, JR.	Age: 61	Director Since 2008

Business Experience.    Mr. Merriman has been an operating advisor of Resilience Capital Partners LLC since June 2008. Resilience is a private equity firm focused on principal investing in lower middle market underperforming and turnaround opportunities. Mr. Merriman is also a business consultant for Product Launch Ventures, LLC, a company that he founded in 2004 to pursue consumer product opportunities and provide business advisory services. Mr. Merriman served as president and chief executive officer of Lamson & Sessions Co.(formerly, NYSE: LMS), a manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes, from November 2006 to November 2007. Mr. Merriman served as senior vice president and chief financial officer of American Greetings Corporation (formerly, NYSE: AM), a designer, manufacturer and seller of greeting cards and other social expression products, from September 2005 until November 2006.

Other Directorships in Previous 5 Years.    Mr. Merriman is a director of Invacare Corporation (NYSE: IVC), a global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles; Regis Corporation (NYSE: RGS), a company that owns, franchises and operates beauty salons, hair restoration centers and cosmetology education; and OMNOVA Solutions Inc. (NYSE: OMN), a technology-based company and an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Mr. Merriman was a director of American Greetings from 2006 through August 2013 when American Greetings became a private company. Mr. Merriman also served as a director from 2004 until its sale in April 2011 for RC2 Corporation (formerly, Nasdaq: RCRC), a manufacturer of pre-school toys and infant products.

Key Attributes, Experiences and Skills.    Mr. Merriman’s prior experience as a public company chief executive officer and chief financial officer and his current service on the boards of directors of three publicly traded companies, as well as his experience at Resilience Capital Partners LLC, provides him with valuable experience and significant knowledge in the areas of executive management, strategy, corporate governance, acquisitions and divestitures, finance and financial reporting, product development expertise, and investor relations. Mr. Merriman has significant finance, financial reporting, and accounting expertise and was formerly a certified public accountant, which provides the Board with valuable expertise and qualifies him as a “financial expert” on the Audit Committee, as described under the “Audit Committee” caption in the Corporate Governance section of this Proxy Statement.

MARY G. PUMA	Age: 59	Director Since 2001

Business Experience.    Ms. Puma is president and chief executive officer of Axcelis Technologies, Inc. (Nasdaq GS: ACLS). Axcelis is a provider of equipment and service solutions for the semiconductor manufacturing industry. Ms. Puma has served as chief executive officer since January 2002.

Other Directorships in Previous 5 Years.    Ms. Puma serves as a director of Axcelis Technologies. From May 2005 to May 2015, Ms. Puma was chair of the board of Axcelis.

Key Attributes, Experiences and Skills.    Ms. Puma contributes extensive executive management experience in an international, technology-driven business and possesses a thorough knowledge of corporate governance and strategy development. Ms. Puma brings valuable experience in compensation and talent management planning matters to our Compensation Committee.

No shareholder or group that beneficially owns 1% or more of our outstanding common shares has recommended a candidate for election as a director at the 2018 Annual Meeting.

Cumulative Voting

Voting for directors will be cumulative if any shareholder provides notice in writing to the President, a Vice President or the Secretary of Nordson of a desire to have cumulative voting. The notice must be

Nordson Corporation – 2018 Proxy Statement	| 15

received at least 48 hours before the time set for the Annual Meeting, and an announcement of the notice must be made at the beginning of the meeting by the Chairman or the Secretary, or by or on behalf of the shareholder giving the notice. If cumulative voting is in effect, each shareholder will be entitled to cast, in the election of directors, a number of votes equal to the product of the number of directors to be elected multiplied by the number of shares that the shareholder is voting. Shareholders may cast all of these votes for one nominee or distribute them among several nominees, as they see fit. If cumulative voting is in effect, shares represented by each properly submitted proxy will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named on the proxy/voting instruction card.

To date, we have not received a notice from any shareholder of his, her or its intention to request cumulative voting.

Majority Voting Policy

The Director nominees receiving the greatest number of votes will be elected (plurality standard). However, our majority voting policy states that any Director who fails to receive a majority of the votes cast in his/her favor is required to submit his/her resignation to the Board. The Nominating and Governance Committee of the Board would then consider each resignation and determine whether to accept or reject it. Abstentions and broker non-votes will have no effect on the election of a Director and are not counted under our majority voting policy.

Required Vote

The election of directors requires the affirmative vote of the holders of a plurality of the shares of common stock voting at the Annual Meeting. Under the plurality voting standard, the nominees receiving the most “for” votes will be elected, regardless of whether any nominee received a majority of the votes. Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achieving a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the shareholder properly withheld authority to vote for such nominee (including broker non-votes) will not be counted toward such nominee’s achieving a plurality, but will be counted for quorum purposes.

RECOMMENDATION REGARDING PROPOSAL 1:

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

ALL NOMINEES AS DIRECTORS.

PROXIES RECEIVED BY THE BOARD WILL BE VOTED FOR ALL NOMINEES UNLESS

SHAREHOLDERS SPECIFY A CONTRARY VOTE.

16 |	Nordson Corporation – 2018 Proxy Statement

CORPORATE GOVERNANCE

Corporate Governance Documents

The following corporate governance documents are available at: www.nordson.com/en/our-company/corporate-governance.

• Governance Guidelines	• Related Persons Transaction Policy
• Committee Charters	• Share Ownership Guidelines
• Director Recruitment and Performance Guidelines	• Code of Ethics and Business Conduct

The Governance Guidelines contain general principles regarding the functions of Nordson’s Board of Directors (the “Board”) and Board committees. The Annual Report to Shareholders, which includes the 2017 Annual Report and this Proxy Statement, are available at: www.nordson.com/en/our-company/investors/annual-reports-and-presentations. Upon request, copies of the Annual Report to Shareholders will be mailed to you (at no charge) by contacting Nordson Corporation, Attn: Corporate Communications, 28601 Clemens Road, Westlake, Ohio 44145. The information in, or that can be accessed through, our internet site is not part of this Proxy Statement, and all references herein to our internet site are for reference purposes only.

Director Independence

In accordance with the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), and our Governance Guidelines, the Board must consist of a majority of independent directors. The Board has determined that Ms. Puma and Messrs. Banks, Carson, George, Jaehnert, Keithley, Merriman, and Richey each satisfy the definition of “independent director” under these listing standards. Mr. Hilton is not an independent director as he serves as our President and Chief Executive Officer.

In determining independence, each year the Board affirmatively determines, among other things, whether directors have a “material relationship” with Nordson. When assessing the “materiality” of a director’s relationship with Nordson, the Board considers all relevant facts and circumstances, including a consideration of the persons or organizations with which the director has an affiliation. Where an affiliation is present, the Board considers the frequency or regularity of the provision of services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to Nordson as those prevailing at the time from unrelated parties for comparable transactions. With respect to Audit Committee members, the Board must affirmatively determine that such directors, in addition to the general independence requirements described above, satisfy certain financial education requirements and do not, among other things, accept any consulting, advisory, or other compensatory fee from Nordson.

As part of our commitment to ensuring director independence, we have a monitoring and reporting program with respect to purchases of products supplied by, or to, a company which may employ a director to ensure the avoidance of any conflicts of interest resulting from our relationship. Mr. Banks, a director, serves as president and chief operating officer of Parker-Hannifin Corporation. Mr. Jaehnert, a director, serves as a director of Briggs & Stratton Corporation. These two companies purchase components manufactured by a number of our business units in volumes that are insignificant when compared to the respective companies’ and Nordson’s annual revenue for fiscal year 2017. The Board does not believe that these relationships impair the independence of Messrs. Banks or Jaehnert or that they have any material interest in any transaction between Nordson and Parker-Hannifin and Briggs & Stratton Corporation, respectively. For more information on our review standards for related party transactions, see “Review of Transactions with Related Persons” below.

Director Qualifications

Through its selection and vetting process, the Governance and Nominating Committee seeks not only to identify directors that meet basic criteria, but also to enhance the diversity of the Board in such areas

Nordson Corporation – 2018 Proxy Statement	| 17

as professional experience, race, gender, ethnicity, and age and to obtain a variety of occupational, educational, and personal backgrounds on the Board in order to provide a range of viewpoints and perspectives. As a whole, we believe that the Board should possess a combination of skills, professional experience, and diversity of backgrounds necessary to oversee the Company’s business. Diversity of background includes racial and gender diversity. Twenty-five percent of our independent directors are women or racially diverse individuals.

The Governance and Nominating Committee also periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current situation and strategic plans. We believe that this focus on finding qualified directors from diverse backgrounds has allowed the Company to assemble a Board comprised of directors of the highest caliber with a wide range of viewpoints.

Consideration of Director Candidates Recommended by Shareholders

Under its charter, the Governance and Nominating Committee is responsible for vetting shareholder nominations for directors. The Committee does not have a formal policy with respect to the consideration of director candidates recommended by shareholders. However, its practice is to consider those candidates on the same basis and in the same manner as it considers recommendations from other sources. For more information on how a shareholder can recommend a candidate, see the “Questions and Answers About the Annual Meeting and These Proxy Materials” section of this proxy statement.

Code of Ethics and Business Conduct

We have a Code of Ethics and Business Conduct (the “Code”) that applies to all Nordson directors, officers and employees and its subsidiaries wherever located. Our Code contains the general guidelines and principles for conducting Nordson’s business consistent with the highest standards of business ethics. Our Code embodies our five guiding values, which form the foundation of our Company: Integrity, Excellence, Passion for Our Customers, Energy, and Respect for People. Our employees are expected to report all suspected violations of Company policies and the law, including incidents of harassment or discrimination. We will take appropriate steps to investigate all such reports and will take appropriate action. Under no circumstances will employees be subject to any disciplinary or retaliatory action for reporting, in good faith, a possible violation of our Code or applicable law or for cooperating in any investigation of a possible violation.

Board Leadership Structure

Our Governance Guidelines require us to have either an independent Chairman of the Board or a presiding independent director if the Chairman is not an independent director. The Governance Guidelines set forth the responsibilities of the Chairman of the Board and the Presiding Director when the Chairman of the Board is not an independent director. At present, the Chairman of the Board position is separate from the Chief Executive Officer position.

This structure provides independent oversight of management while permitting our Chief Executive Officer, Michael Hilton, to focus his time and energy on setting the strategic direction for the Company, overseeing daily operations, engaging with external constituents, developing and mentoring our future leaders, and promoting employee engagement at all levels of the organization. Our independent Chairman of the Board of Directors, Joseph Keithley, leads the Board in the performance of its duties by establishing agendas and ensuring appropriate meeting content (in collaboration with Mr. Hilton), presiding during regularly held executive sessions with our independent directors, actively engaging with all independent directors and Mr. Hilton between Board meetings, and providing overall guidance to Mr. Hilton as to the Board’s views and perspectives, particularly on the strategic direction of the Company.

18 |	Nordson Corporation – 2018 Proxy Statement

Meetings of the Board of Directors

The Board held nine meetings during fiscal year 2017. In addition, there were a total of 17 meetings of our committees. Nordson’s policy is to require attendance and active participation by directors at Board and committee meetings. Each director attended at least 75% of the total number of meetings of the Board and the committees on which the director served during fiscal year 2017. Directors are encouraged to attend the Annual Meeting. All of Nordson’s directors attended the 2017 Annual Meeting of Shareholders held on February 28, 2017.

Executive Sessions of Independent Directors

Pursuant to our Governance Guidelines, independent directors meet in regularly scheduled executive sessions without management. The Chairman of the Board of Directors (or, when our Chairman is not an independent director, the Presiding Director) chairs all regularly scheduled executive sessions of the Board, and also has authority to convene meetings of the independent directors at any time with appropriate notice.

Oversight of Risk

The Board plays an active role, both as a whole and also at the committee level, in overseeing management of the Company’s risks. Management is responsible for the Company’s day-to-day risk management activities. The Company has established an enterprise risk framework for identifying, aggregating, and evaluating risk across the enterprise. The risk framework is integrated with the Company’s annual planning, audit scoping, and control evaluation management by its internal auditor.

The involvement of the Board in assessing our business strategy at least annually is a key part of its oversight of risk management, its assessment of management’s appetite for risk, and its determination of what constitutes an appropriate level of risk for Nordson. The Board regularly receives updates from management and outside advisors regarding this oversight responsibility.

In addition, our Board committees each oversee certain aspects of risk management as presented below:

Audit Committee	Compensation Committee	Governance & Nominating Committee

Risks associated with financial matters, particularly financial reporting, accounting, disclosure, and internal controls.	Risks associated with the establishment and administration of executive compensation and equity-based compensation programs and performance management of officers.	Risks associated with Board independence, effectiveness and organization, corporate governance matters, and director succession planning.

Senior management attends Board and Board committee meetings at the invitation of the Board or its committees and is available to address any questions or concerns raised by the Board on risk management and any other matters.

The Audit Committee and Compensation Committees rely also on the advice and counsel of our independent auditors and independent compensation consultant, respectively, to raise awareness of any risk issues that may arise during their regular reviews of our financial statements, audit work and executive compensation policies and practices. The Board is kept abreast of its Committees’ risk oversight and other activities via meeting reports of the Committee Chairpersons to the full Board.

Review of Transactions with Related Persons

The Board has adopted a written policy regarding the review and approval of transactions between the Company and its subsidiaries and certain persons that are required to be disclosed in proxy statements, which are commonly referred to as “related persons transactions.” Related persons include

Nordson Corporation – 2018 Proxy Statement	| 19

our directors, nominees for election as a director, persons controlling over 5% of our common shares, executive officers, and the immediate family members of each of these individuals. Under the written policy, Nordson’s Audit Committee is responsible for reviewing any related persons transactions and will consider factors it deems appropriate, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. To the extent any member of the Audit Committee is involved in any transaction under review, such member recuses themselves.

We have a monitoring and reporting program with respect to transactions with products supplied by, or to, a company which may employ a director, to ensure the avoidance of any conflicts of interest resulting from our relationship. This program includes all such transactions collectively over $120,000 in one annual period. Under the program, we reviewed transactions with all companies which employ a director or have one of our directors serving as a member of its board. The review determined that any related persons transactions were neither material nor significant to either Nordson or the respective director’s company. All such transactions were conducted at arms-length. Information on the related persons transaction review is set forth under the caption “Director Independence” above.

The Board’s Role in Talent Development

A primary Board responsibility is to ensure that we have the appropriate management talent to successfully execute our strategies. Our Board believes that effective talent development is critical to Nordson’s continued success. Our Board’s involvement in leadership development and succession planning is systematic and ongoing. The Board plans for CEO succession and oversees management’s planning for succession of other key executive positions. Our Board calendar includes at least one meeting each year during which the Board conducts a detailed review of the Company’s talent strategies, leadership pipeline, and succession plans for key executive positions. The Compensation Committee oversees the process of succession planning and implements programs to retain and motivate key talent. To assist the Board, the CEO annually provides the Board with an in-depth assessment of senior managers and their potential to succeed to the position of CEO or other key executive positions.

Self-Assessments

On a regular basis, the Board conducts a self-assessment of the Board as a whole to determine, among other matters, whether the Board is functioning effectively. The independent directors also undertake a peer assessment of other independent directors as part of this self-assessment process. Each committee of the Board also conducts a self-assessment of the committee’s effectiveness. The Board considers this process to be the primary means of determining whether incumbent directors continue to demonstrate the attributes that should be reflected on the Board, or whether changes to membership are appropriate.

20 |	Nordson Corporation – 2018 Proxy Statement

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has three standing committees – Audit Committee, Compensation Committee, and Governance and Nominating Committee – and an Executive Committee. Respective committee functions, memberships and number of meetings are listed below. All members of the Audit Committee, Compensation Committee, and Governance and Nominating Committee are independent under the independence standards of Nasdaq and our Governance Guidelines. A more detailed discussion of the purposes, duties, and responsibilities of the committees is found in the respective committee charters which are available at: www.nordson.com/en/our-company/corporate-governance.

Committee	Function	Members for 2017	Meetings in 2017

Audit

•    Reviewing the proposed audits (including both independent and internal audits) for each fiscal year, the results of these audits, and the adequacy of our systems of internal accounting control;

•    Appointing, compensating and overseeing the independent auditors for each fiscal year;

•    Approving all permissible audit and non-audit services to be performed by the independent registered public accounting firm;

•    Establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters;

•    Reviewing and approving all related-persons transactions; and

•    Overseeing the adequacy of financial statements pertaining to our benefit plans, including reserves, statement of funding obligations, and underlying economic assumptions.

		Merriman* Carson George Jaehnert	9

Compensation	• Setting and approving compensation for our executive officers; • Administering the incentive and equity participation plans under which we compensate our executive officers; and • Providing oversight to executive talent and management succession planning, other than chief executive officer succession, which is a responsibility of the entire Board.	Puma* Banks Keithley Richey	5

The Compensation Committee takes significant steps to ensure that we maintain strong links between executive compensation and performance of our business. Examples of these steps are:

•    Holding executive sessions (without management present) at every regularly scheduled committee meeting;

•    Engaging an independent compensation consultant to advise on executive compensation issues, including peer benchmarking data;

•    Aligning compensation structures based on examination of peer group compensation structures, goals and financial performance; and

•    Strengthening the link between executive officer compensation and shareholder value by basing incentive/variable pay on the achievement of financial and operating performance goals to foster alignment with shareholder interests.

Governance & Nominating

•    Assisting the Board by identifying individuals qualified to serve as directors, and to recommend to the Board the director nominees for each annual meeting of shareholders;

•    Reviewing and recommending to the Board qualifications for committee membership and committee structure and operations;

•    Recommending to the Board directors to serve on each committee and a chair for such committee;

•    Developing and recommending to the Board a set of corporate governance policies and procedures; and

•    Developing, administering, and overseeing the self-assessment process for the Board and its committees.

		Richey* Carson Keithley Puma	3

*	Committee chair

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The Board has designated Messrs. Jaehnert and Merriman, who are each independent directors under the Nasdaq listing standings and the SEC’s audit committee requirements, as “audit committee financial experts” pursuant to the SEC’s final rules implementing Section 407 of the Sarbanes-Oxley Act. Shareholders should understand that the designation of Messrs. Jaehnert and Merriman each as an “audit committee financial expert” is an SEC disclosure requirement and that it does not impose upon them any duties, obligations, or liabilities that are greater than those imposed on them as members of the Audit Committee and the Board in the absence of such designation.

The Audit Committee has confirmed Ernst & Young LLP’s independence from management and the Company, including compatibility of non-audit services with the auditors’ independence. The Audit Committee Report to the Board is at page 89 of this Proxy Statement.

Director Compensation

Objectives of Director Compensation

Quality non-employee directors are critical to our success. We believe that the two primary duties of non-employee directors are to effectively represent the long-term interests of our shareholders and to provide guidance to management. As such, our compensation program for non-employee directors is designed to meet several key objectives:

•	Adequately compensate directors for their responsibilities and time commitments and for the personal liabilities and risks that they face as directors of a public company;

•	Attract the highest caliber non-employee directors by offering a compensation program consistent with those at companies of similar size, complexity, and business character;

•	Align the interests of directors with our shareholders by providing a significant portion of compensation in equity and requiring directors to own our stock;

•	Provide compensation that is simple and transparent to shareholders and reflects corporate governance best practices; and

•	Where possible, provide flexibility in the form and timing of payments.

Elements of Director Compensation

We believe that the following components of our director compensation program support the objectives above:

•	We provide cash compensation through retainers for board and committee service, as well as additional cash retainers to the Chair of the Board and chairs of our standing Board committees. We do not provide board and committee meeting fees. Compensating our directors in this manner simplifies the administration of our program and creates greater equality in rewarding service on committees of the Board. The additional retainers compensate directors for the additional responsibilities and time commitments involved with chairperson responsibilities.

•	All of the non-employee directors receive annual awards of restricted share units which vest 100% on the last day of the fiscal year.

•	We pay for, provide, or reimburse directors for expenses incurred to attend Board and committee meetings and director education programs.

•	Directors do not have a retirement plan but are afforded business travel and accident insurance coverage.

Determining Director Compensation.    The Governance and Nominating Committee of the Board of Directors provides oversight on director compensation. The Committee oversees, reviews, and reports

22 |	Nordson Corporation – 2018 Proxy Statement

to the Board on director compensation. The Committee annually reviews competitive market data for non-employee director compensation and makes recommendations to the Board of Directors for its approval. The Committee is assisted in performing its duties by Exequity, Inc., the Compensation Committee’s independent compensation consultant.

Exequity’s review for fiscal 2017 consisted of an analysis of competitive market data from a selected peer group of companies. The peer group is consistent with the peer group Exequity used for the executive compensation review conducted during fiscal 2017.

The components and respective amounts of non-employee director compensation for fiscal year 2017 were:

Type	Annual Amount ($)
• Annual Cash Retainer	75,000
• Annual Chair Cash Retainer:
¡ Chairman of the Board	60,000
¡ Audit Committee Chair	15,000
¡ Compensation Committee Chair	10,000
¡ Governance & Nominating Committee Chair	8,000
• Annual Equity Award (Restricted Share Units) (1)	125,000

(1)	The number of restricted share units granted is determined by the closing share price on the date of grant.

Annual Cash Retainer.    The cash retainers are paid in equal quarterly installments. For directors who join the Board after the commencement of a fiscal year, the annual retainer is prorated based on the number of months remaining in the fiscal year.

Annual Equity Award.    Restricted share unit awards are granted annually and are effective the first business day of the fiscal year. The awards vest 100% on the last day of the fiscal year. If a director retires from the Board prior to the vesting date, restricted share units are forfeited on a pro-rata basis, based on the number of months served prior to retirement. If a director is elected by the Board or shareholders after the commencement of a fiscal year, the restricted share unit award is prorated based on the number of months remaining in the fiscal year. If restricted share units are not deferred, then the units and accrued dividend equivalents convert to Nordson common shares on a one-for-one basis on the vesting date.

Deferred Compensation Program.    Under the directors deferred compensation plan, non-employee directors may defer all or a portion of their annual cash retainer into a non-qualified, unfunded deferred compensation account in the form of deferred cash or share equivalent units. Amounts deferred (i) as cash will earn a return based on the 10-year Treasury bill constant maturity interest rate, or (ii) as share equivalent units will earn a return based on our common share price and accrued dividend equivalents. We do not pay above market or preferential interest rates under this deferred compensation plan.

Directors may elect to defer the receipt of restricted share units prior to the grant date. If receipt is deferred, the restricted share units and accrued dividend equivalents will convert to share equivalent units on a one-for-one basis on the vesting date and are not subject to forfeiture.

After retirement from our Board, the share equivalent units and any cash retainers that were deferred as share equivalent units are paid out in our common shares in predetermined quarterly installments over a four year period. Any cash retainers that were deferred as cash, and accrued interest thereon, will be paid out in cash in predetermined quarterly installments over a four year period.

Share Ownership Guidelines.    The Board believes that our non-employee directors should have a meaningful ownership interest in the Company and has implemented share ownership guidelines for our non-employee directors. The ownership guidelines require non-employee directors to own a

Nordson Corporation – 2018 Proxy Statement	| 23

minimum of five times their annual cash retainer in common shares. Shares held in the form of share equivalent units or restricted share units qualify as shares owned under the guidelines. Newly elected directors have five years within which to achieve the share ownership requirement. All non-employee directors currently meet the guideline.

Charitable Gifts Matching Program.    Current and retired non-employee directors may participate in our charitable matching gift program that is available to all current and retired employees. Directors Banks, George, Jaehnert, Keithley, Puma, and Richey, Jr. participated in this program in fiscal year 2017. During fiscal year 2017, we made matching contributions totaling $47,750 for our directors who served in fiscal year 2017.

Indemnity Agreements.    We have indemnification agreements for directors in order to attract and retain highly qualified candidates to serve as our directors. The indemnification agreements are intended to secure the protection for our directors contemplated by our Regulations and to the full extent permitted by Ohio law.

Director Compensation Table for Fiscal Year 2017

The following table sets forth the total compensation of each non-employee director for services provided as a director for fiscal year 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	All Other Compensation (2) ($)	Total ($)
Lee C. Banks	75,000	125,000	11,480	211,480
Randolph W. Carson	75,000	125,000	15,575	215,575
Arthur L. George, Jr.	75,000	125,000	11,927	211,927
Frank M. Jaehnert	75,000	125,000	7,191	207,191
Joseph P. Keithley	135,000	125,000	61,453	321,453
Michael J. Merriman, Jr. (3)	90,000	125,000	37,130	252,130
Mary G. Puma	85,000	125,000	15,431	225,431
Victor L. Richey, Jr.	83,000	125,000	21,222	229,222

(1)	This column represents the grant date fair value of the restricted share unit awards as calculated under FASB ASC Topic 718 and do not reflect whether the recipient has actually received a financial gain from these awards. The assumptions made in valuing share awards reported in this column for 2017 are discussed in Note 15, Stock-based Compensation to the consolidated financial statements included in our 2017 Annual Report.

(2)	This column includes the value of dividends on restricted shares, restricted share units, and share equivalent units, premiums for business travel accident insurance, and matching gifts made during fiscal year 2017.

(3)	Mr. Merriman participates in our company-sponsored health care plan under a legacy program which affords health care coverage to a non-employee director on the same terms as our employees. We imputed $16,462 in income to Mr. Merriman for insurance premiums for coverage based on the full COBRA premium value for 2017. No other non-employee directors participate in this legacy, and now discontinued, program.

24 |	Nordson Corporation – 2018 Proxy Statement

PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm for Fiscal Year Ending October 31, 2018

Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended October 31, 2017. The Audit Committee has appointed Ernst & Young LLP to serve as our auditors for the fiscal year ending October 31, 2018. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate shareholder questions. Although ratification of the appointment of the independent auditors is not required by law, the Audit Committee and the Board of Directors believe that shareholders should be given the opportunity to express their views on the subject. While not binding on the Audit Committee or the Board of Directors, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as our independent auditors would be considered by the Board of Directors in determining whether or not to continue the engagement of Ernst & Young LLP. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of independent auditors, whether or not our shareholders ratify the appointment.

As provided in the Audit Committee’s charter, the Audit Committee is responsible for directly appointing, retaining, terminating, and overseeing our independent registered public accounting firm. Our Audit Committee continuously evaluates the independence and effectiveness of Ernst & Young LLP and its personnel, and the cost and quality of its audit and audit-related services.

Pre-Approval of Audit and Non-Audit Services

At the start of each fiscal year, our Audit Committee pre-approves the audit services and audit-related services, if any, together with specific details regarding such services anticipated being required for such fiscal year including, as available, estimated fees. The Audit Committee reviews the services provided to date and actual fees against the estimates and such fee amounts may be updated for presentation at the regularly scheduled meetings of the Audit Committee. Additional pre-approval is required before actual fees for any service can exceed the originally pre-approved amount. The Audit Committee may also revise the list of pre-approved services and related fees from time to time. All of the services described below under the captions “Audit Fees” and “Audit-Related Fees” with respect to fiscal years 2016 and 2017 were approved in accordance with this policy.

If we seek to engage our independent registered public accounting firm for other services that are not considered subject to general approval as described above, then the Audit Committee must approve such specific engagement as well as the estimated fees. Such engagement will be presented to the Audit Committee for approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then we may ask the chairperson of the Audit Committee to approve such engagement. Any such approval by the chairperson is then reported to the full Audit Committee for ratification at the next Audit Committee meeting. In any event, approval of any engagement by the Audit Committee or the chairperson of the Audit Committee is required before our independent registered public accounting firm may commence any engagement. Additional approval is required before any fees can exceed approved fees for any such specifically-approved services.

Nordson Corporation – 2018 Proxy Statement	| 25

Fees Paid to Ernst & Young

The following table shows the fees we paid or accrued for audit and other services provided by Ernst & Young LLP for the fiscal years ended October 31, 2017 and October 31, 2016:

Services	Fiscal Year 2017	Fiscal Year 2016
Audit Fees (1)	$1,919,363	$1,762,731
Audit-Related Fees (2)	$ 240,000	$ 50,000
Other Fees	$ —	$ —

(1)	Audit services of Ernst & Young LLP consisted of the audit of our annual consolidated financial statements, the quarterly review of interim financial statements, the audit of internal control over financial reporting, and statutory audits required internationally.

(2)	Audit-Related Fees generally include fees for employee benefit plans, business acquisitions, accounting consultations, and services related to SEC registration statements.

RECOMMENDATION REGARDING PROPOSAL 2:

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” RATIFICATION OF THE

AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING

OCTOBER 31, 2018.

26 |	Nordson Corporation – 2018 Proxy Statement

SECURITY OWNERSHIP OF NORDSON COMMON SHARES BY DIRECTORS, DIRECTOR

NOMINEES, EXECUTIVE OFFICERS, AND LARGE BENEFICIAL OWNERS

The following table sets forth the number and percentage of issued and outstanding Nordson common shares beneficially owned as of January 2, 2018 by directors, director nominees, each named executive officer, and all directors and executive officers as a group. There were 57,809,912 shares of common stock outstanding as of January 2, 2018. The business address for matters related to Nordson for each of our directors, director nominees, and executive officers is 28601 Clemens Road, Westlake, Ohio, 44145.

This beneficial ownership information is based on information furnished by the directors, director nominees, and executive officers. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act for purposes of this Proxy Statement and is not necessarily to be construed as beneficial ownership for other purposes.

Name of Beneficial Owner	Total Number of Shares Beneficially Owned	Percent of Outstanding Shares	Direct Ownership (1)	Employee Plan (2)	Right to Acquire (3)	Restricted Share Units and Share Equivalent Units (4)
Lee C. Banks	13,737	*	13,737	—	—	—
Randolph W. Carson	25,691	*	12,093	—	—	13,598
Arthur L. George, Jr.	10,781	*	4,536	—	—	6,245
Frank M. Jaehnert	12,764	*	11,211	—	—	1,553
Joseph P. Keithley	48,202	*	1,518	—	—	46,684
Michael J. Merriman, Jr.	21,425	*	2,701	—	—	18,724
Mary G. Puma	20,797	*	18,344	—	—	2,453
Victor L. Richey, Jr.	12,415	*	—	—	—	12,415
Michael F. Hilton	445,764	*	24,070	—	279,025	142,669
Gregory A. Thaxton	133,896	*	10,182	8,540	86,375	28,799
John J. Keane	130,480	*	40,939	890	76,875	11,776
Gregory P. Merk	103,812	*	38,516	362	61,825	3,109
Directors, director nominees, and executive officers as a Group (18 persons)	1,164,511	2.01%	237,808	14,832	608,645	302,226
*	Less than 1%

(1)	Except as otherwise stated, beneficial ownership of the shares held by each of the directors, director nominees, and executive officers consists of sole voting power and/or sole investment power, or of voting power and investment power that is shared with the spouse of the director, director nominee, or executive officer.

(2)	This column shows indirect shares held in our Employee Stock Ownership Plan and 401(k) Plan, for which the individuals indicated have sole voting power and limited investment power.

(3)	This column shows shares covered by stock options that currently are exercisable or will be exercisable by March 2, 2018.

(4)	This column shows the direct share unit ownership held by directors and director nominees, either as deferred or non-deferred, and executive officers under the deferred compensation plans described in this Proxy Statement.

Nordson Corporation – 2018 Proxy Statement	| 27

Five Percent Beneficial Owners

The following table lists each person we know to be an owner of more than 5% of our common shares as of January 2, 2018.

Beneficial Owner	Total Number of Shares Beneficially Owned	Percent of Outstanding Shares
Jennifer A. Savage (1)	3,551,824	6.1%
Capital Research Global Investors (2)	3,420,055	5.9%
The Vanguard Group, Inc. (3)	4,144,243	7.2%
BlackRock, Inc. (4)	4,183,380	7.2%
Jane Nord (5)	2,973,501	5.1%

(1)	The information set forth is based solely on the filing on Schedule 13G/A filed February 1, 2017 with the SEC by Jennifer A. Savage, an individual, 1375 East 9th Street — Suite 900, Cleveland, OH 44114, wherein she reported beneficial ownership of 3,551,824 shares and stated that she has sole voting power and sole investment power over 2,098,675 of the reported shares. According to the Schedule 13G/A, the amount of shares beneficially owned by Ms. Savage includes (a) 1,153,122 shares owned by Nord Irrevocable Trusts held for the benefit of Nord family descendants, of which Jennifer A. Savage is the sole trustee, (b) 945,553 shares collectively owned by several GRATs and a CLAT, of which Jennifer A. Savage is the sole trustee, (c) 1,162,536 shares owned by Eric T. Nord Trusts, of which Jennifer A. Savage is a co-trustee, and (d) 290,163 shares owned by Nord Trusts held for the benefit of Nord family descendants, of which Jennifer A. Savage is a co-trustee. Ms. Savage has shared voting and investment power with respect to all shares held by trusts for which she serves as a co-trustee.

(2)	The information set forth is based solely on the filing on Schedule 13G/A filed February 13, 2017 with the SEC by Capital Research Global Investors, a division of Capital Research and Management Company (CRMC), 333 South Hope Street, Los Angeles, CA 90071, wherein it reported beneficial ownership of 3,420,055 shares. In the Schedule 13G/A, Capital Research Global Investors reported that it is deemed to be the beneficial owner of the shares reported therein as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. According to the Schedule 13G, one or more clients of Capital Research Global Investors have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares.

(3)	The information set forth is based solely on the filing on Schedule 13G/A filed February 10, 2017 with the SEC by The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355, wherein it stated that it is a registered investment advisor, reported beneficial ownership of 4,144,243 shares, stated that it has sole voting power over 32,067 of the reported shares and sole investment power over 4,109,293 of the reported shares. According to the Schedule 13G/A, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 29,131 of the reported shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 8,755 of the reported shares as a result of its serving as an investment manager of Australian investment offerings.

(4)	The information set forth is based solely on the filing on Schedule 13G/A filed January 25, 2017 with the SEC by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, wherein it is stated that it is a parent holding company or control person, has beneficial ownership of 4,183,380 shares and has sole voting power over 3,950,213 of the reported shares and sole investment power over all of the reported shares.

(5)	The information set forth is based solely on the filing on Schedule 13G/A filed February 9, 2017 with the SEC by Jane B. Nord, an individual, P. O. Box 457, Oberlin, OH 44074, wherein Ms. Nord reported beneficial ownership of 2,973,501 shares, which includes (a) 1,810,965 shares held by Ms. Nord as trustee and sole beneficiary of the Jane B. Nord Grantor Trust, over which Ms. Nord has sole voting and sole investment power, and (b) 1,162,536 shares owned by Eric T. Nord Trusts, of which Ms. Nord is a co-trustee. Ms. Nord has shared voting and investment power with respect to all shares held by the trusts for which she serves as a co-trustee.

We are party to an agreement that, with some exceptions, gives us a right of first refusal with respect to proposed sales of our common shares by certain members of the Nord family and The Nord Family Foundation.

28 |	Nordson Corporation – 2018 Proxy Statement

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and beneficial owners of more than ten percent of our outstanding common shares to file reports of beneficial ownership and changes in beneficial ownership with the SEC, and to furnish copies of those reports to us. To our knowledge, based solely on a review of the Forms 3, 4, and 5 and amendments thereto with respect to fiscal year ended October 31, 2017, we believe that for the year 2017 all filing requirements were met on a timely basis with the following exception: John J. Keane, an executive officer, reporting shares withheld to cover taxes upon vesting of restricted stock on August 28, 2017 and the Form 4 reporting the transaction was filed late with the SEC on September 5, 2017.

Nordson Corporation – 2018 Proxy Statement	| 29

PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS

During our 2017 Annual Meeting, we asked our shareholders to approve the compensation of our named executive officers, commonly referred to as a “Say-on-Pay” vote. Approximately 98.11% of shareholder votes cast were in favor of our executive officer compensation program. Additionally, at our 2017 Annual Meeting, our shareholders voted in favor of holding our “Say-on-Pay” vote annually, which our Board subsequently approved. Our next shareholder vote on the frequency of our “Say-on-Pay” vote is expected to be held at our 2023 Annual Meeting. We value the positive endorsement by our shareholders of our executive compensation policies and believe that the outcome signals our shareholders’ support of our executive compensation program. As a result, our Compensation Committee decided to retain our general approach to named executive officer compensation, with an emphasis on performance-based short and long-term incentive compensation that rewards our most senior executives when they deliver value for our long-term shareholders.

Nordson’s consistent long-term shareholder value creation is attributed to a rigorously-applied management process implemented over the years by successive teams of talented and committed executives. Our executive compensation program underpins and reinforces this process and the performance it generates. We believe the program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to creating value for our shareholders. In support of this belief, and reflective of the Compensation Committee’s diligent oversight of the executive compensation program, the Compensation Committee urges you to consider the following factors:

WHAT WE DO
☑

Pay-for-Performance. A significant portion of executive pay is not guaranteed, but rather tied to key financial and operating measures that are disclosed to our shareholders. For fiscal year 2017, an average of 75% of the total target direct compensation (base salary, annual cash incentive, and grant date value of long-term incentives) components for our named executive officers (85% for our CEO) was tied to incentive-based measures and performance.

☑	Committee Independence. Each member of the Compensation Committee meets the independence requirements under SEC rules and Nasdaq listing standards.
☑	Independent Compensation Consultant. The Compensation Committee engages an independent compensation consultant, Exequity, Inc.
☑	Peer Group Benchmarking. We review annually our compensation peer group and make adjustments as needed.
☑	Balanced Compensation Structure. We utilize a balanced approach to compensation, which combines fixed and variable, short-term and long-term, and cash and equity compensation.
☑

Total Target Direct Compensation at the Median. In general, we establish total target direct compensation for our named executive officers to approximate to the median total target direct compensation for executives in comparable positions at companies in our peer group. Actual financial and operating performance and share price performance drive amounts earned.

☑

Responsibly Administered Incentive Compensation Programs. We have diversified incentive compensation goals without steep payout cliffs. Vesting periods for annual equity awards encourage consistent behavior and reward long-term, sustained performance. Incentive awards granted prior to 2018 generally were structured and intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code in order to ensure their tax deductibility.

☑	Certify Performance. The Compensation Committee certifies performance based upon pre-established financial and operating measures before any incentive award payouts are made.
☑	Capped Award Payouts. Cash payments that can be earned under the Annual Cash Incentive Award, as well as shares under the longer-term Performance Share Incentive Award, are capped.
☑

Consistent Equity Award Policy. Equity awards are made on a consistent schedule and are not made in anticipation of significant developments that may impact the price of our common shares. Similarly, we do not time the release of material, non-public information based on equity award dates.

30 |	Nordson Corporation – 2018 Proxy Statement

WHAT WE DO
☑

Include Recoupment and Other Forfeiture Provisions in our Equity and Annual Cash Incentive Awards. Our Annual Cash Incentive Award and equity-based compensation awards are subject to recoupment and forfeiture (“clawbacks”) that allows the Company to cancel all or any outstanding portion of equity awards and recover the payouts under the Annual Cash Incentive Award.

☑

Share Ownership Guidelines. There are restrictions on sales of vested awards until an executive officer has attained ownership of the Company’s stock as follows: CEO — five times base salary; CFO — three times base salary; and Corporate Vice Presidents — two times base salary.

☑

Equity and Cash Incentive Award Plan Best Practice Features:

☑ Evaluate Share Utilization. We review ongoing awards, forfeitures, overhang levels (dilutive impact of equity compensation on our shareholders), and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares);

☑ Double-Trigger for Change-in-Control Severance Payments. Cash Severance payments for our executive officers require a “double-trigger” — a change-in-control and involuntary termination without cause within two years following a change-in-control, and new equity awards granted after December 27, 2017 under our 2012 Stock Incentive and Award Plan will also provide for “double-trigger” vesting;

☑ Minimum Vesting Period Requirement: We require a minimum vesting period of at least one year for all types of awards granted under the Plan, with an exception for awards covering up to 5% of the Plan’s share reserve;

☑ Share Repricing. We prohibit repricing of underwater stock options and other awards without shareholder approval; and

☑ No Dividends or Dividend Equivalents on Unearned Performance Shares. Performance share awards do not earn or pay dividends until the shares are earned, and effective for awards granted after December 27, 2017, dividends and dividend equivalents on time based awards will be required to be deferred until vesting of the underlying awards.

☑	Talent Management. We engage in an ongoing, rigorous review of executive talent and succession plans for key operating and corporate roles.

WHAT WE DO NOT DO
☒

No Significant Perquisites. The benefits our executive officers receive in the form of health insurance, life insurance, and Company matching contributions to the 401(k) Plan are the same benefits generally available to all of our employees. Our executive officers are reimbursed for airline club membership (up to two); financial, estate, and tax planning services (up to $5,000 a year); and executive physicals.

☒	No Above-Market or Preferential Earnings. We do not pay above-market or preferential earnings on non-qualified deferred compensation.
☒

No Hedging or Short Sales Transactions Permitted. We prohibit directors and executive officers from pledging Nordson common shares as collateral. Also prohibited are trading in derivative securities of Nordson’s common shares, engaging in short sales of Nordson securities, or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of any Nordson securities.

☒	No Change-in-Control Severance Tax Gross-Ups. For executive officers elected after November 1, 2015, we have eliminated tax gross up on any severance benefits.

We urge you to read the “Compensation Discussion and Analysis” of the Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Also, we encourage you to review the Summary Compensation Table and related compensation tables and narrative of this Proxy Statement, which provide detailed information on the compensation of our named executive officers.

Nordson Corporation – 2018 Proxy Statement	| 31

We are asking our shareholders to indicate their support for compensation paid to our named executive officers as described in this Proxy Statement by voting “FOR” the following resolution at the 2018 Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables, and related narrative.”

This advisory resolution, commonly referred to as a “Say-on-Pay” resolution, is being presented to our shareholders for a vote pursuant to Section 14A of the Exchange Act and is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

RECOMMENDATION REGARDING PROPOSAL 3:

THE BOARD OF DIRECTORS RECOMMENDS THAT, ON AN ADVISORY BASIS, YOU VOTE

“FOR” THE APPROVAL OF

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

32 |	Nordson Corporation – 2018 Proxy Statement

PROPOSAL 4: APPROVE THE AMENDED AND RESTATED NORDSON CORPORATION 2012 STOCK INCENTIVE AND AWARD PLAN

The Company is requesting that shareholders approve the Nordson Corporation 2012 Stock Incentive and Award Plan, as amended and restated by our Board of Directors as of December 28, 2017 (the “Plan”). The Plan was originally adopted by our Board of Directors effective as of December 28, 2012 and was originally approved by the Company’s shareholders on February 26, 2013. The purpose of the Plan is to attract and retain non-employee directors, officers and other key employees of the Company and to provide those persons with incentives and rewards for superior performance.

The Company’s Board of Directors amended and restated the Plan as of December 28, 2017 (the “2017 Restatement Date”), subject to approval by the Company’s shareholders. Shareholders are being asked to approve amendment and restatement of the Plan in order to:

•	Increase the aggregate number of our common shares reserved for issuance under the Plan by 1,625,000 shares, and continue to authorize the grant of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) from the Plan’s share reserve;

•	Extend the term of the Plan by approximately five years – if approved by shareholders, the Plan would expire on December 28, 2027, rather than on December 28, 2022; and

•	Approve an annual limit on the compensation of the non-employee members of the Company’s Board of Directors, such that the grant date fair value of equity awards that may be granted to any one non-employee director under the Plan during a year, plus the amount of cash fees paid to the non-employee director during that year, will not exceed $700,000.

Key Highlights

The Board of Directors unanimously recommends that shareholders vote “FOR” the approval of the amendment and restatement of the Plan for the following reasons:

•	Key Component of Compensation. Stock awards are a critical element of our compensation program. Equity compensation fosters an employee ownership culture and motivates employees to create shareholder value, because the value employees realize from equity compensation is based on the Company’s stock performance. Equity compensation also promotes a focus on long-term value creation, because equity compensation awards are subject to vesting and/or performance conditions and generally provide the greatest value to employees when held for longer terms.

•	Alignment. We believe that our long-term incentive compensation program aligns the interests of Plan participants and our long-term shareholders to create long-term shareholder value.

•	Low Burn Rate. We define our raw burn rate as the number of equity awards granted in the year, divided by the weighted average number of common shares outstanding (basic share base) during the year. It measures the potential dilutive effect of annual equity grants. Our raw burn rates for fiscal years 2015 through 2017 are depicted in the table below. We believe that our burn rate is reasonable in relation to companies in our peer group and reflects a judicious use of equity for compensation purposes. As of FY 2017 end, October 31, 2017, approximately 1,125,354 common shares remained available for issuance pursuant to the Plan. If our shareholders approve the 1,625,000 increase in the number of common shares available under the Plan, we believe that the Plan’s share reserve is likely to be sufficient for approximately four more years.

Nordson Corporation – 2018 Proxy Statement	| 33

Fiscal Year	Stock Options and SARs Granted (A)	Full Value Awards Granted (B)	Weighted Average Common Shares Outstanding (C)	Run Rate (%)	Burn Rate (%)
2017	380,980	77,820	57,532,873	0.80	1.00
2016	490,000	105,240	57,060,000	1.04	1.32
2015	316,000	87,370	60,652,000	0.67	0.88
3-Year Average:				0.84	1.07

Run Rate = (A + B)/C

Burn Rate = (A + (2.5 x B))/C

•	Overhang. Another measure of the dilutive impact of our equity program is the so-called “overhang,” which we determine by using this formula:

the number of shares subject to outstanding equity awards +

the number of shares available to be granted (2,081,000 + 1,125,354)

the total shares outstanding plus the shares included in the numerator (57,714,602 + 2,081,000 + 1,125,354).

As of October 31, 2017, our fully diluted overhang was approximately 5.26%.

If our shareholders approve the amended and restated plan, the 1,625,000 additional shares being requested thereunder would bring our fully diluted overhang to approximately 7.72%, which we believe is a reasonable amount of potential equity dilution.

•	Conforms to Best Practices. The Plan contains a number of features that are designed to further our pay-for-performance philosophy, protect the interests of the Company and its shareholders, and conform to best practices. For example, as amended and restated, the Plan:

•	Minimum Vesting Period Requirement: Requires a minimum vesting period of at least one year for all types of awards granted under the Plan, with an exception for awards covering up to 5% of the Plan’s share reserve.

•	Non-Employee Director Compensation Limit: Limits the grant date fair value of equity awards that may be granted to any one non-employee director under the Plan during a year, plus the amount of cash fees paid to the non-employee director during that year, to no more than $700,000.

•	No Repricings: Prohibits the repricing of stock options or stock appreciation rights (or “SARs”) without shareholder approval, except for adjustments made in connection with certain corporate transactions.

•	No Dividends or Dividend Equivalents on Unearned Awards or on Stock Options or SARs: Provides that dividends and dividend equivalents will be paid only on a deferred and contingent basis (either accumulated or deemed reinvested in additional common shares or units), subject to the vesting of the underlying award (including the achievement of performance objectives, where applicable), and prohibits paying any dividend equivalents with respect to stock options or SARs.

•	Limitations Imposed on Share Counting: Provides that the share reserve will no longer be increased by any common shares used to pay the exercise price of a stock option or that are withheld to cover taxes with respect to any award, and provides that the full number of common shares subject to a SAR award will be counted against the Plan’s share reserve, regardless of the number of shares used to settle the SAR award upon exercise.

34 |	Nordson Corporation – 2018 Proxy Statement

•	Double Trigger Vesting in the Event of a Change in Control: Provides for “double-trigger” vesting in connection with a change in control, for awards granted on or after the 2017 Restatement Date. In general, such awards that are assumed in a change in control transaction will continue to vest based on continued service (with performance goal achievement for performance-based awards based on the level of actual achievement at the time of the change in control, or if actual achievement is not determinable, at the “target” level), but vesting will accelerate (on a pro-rata basis, for performance-based awards, or in full, for purely service-based awards), upon a termination of the participant’s employment without cause or, where applicable, a resignation for good reason, within 2 years after the change in control. Any such awards that are not assumed in a change in control transaction generally would vest immediately upon the occurrence of the change in control (on a pro-rata basis, for performance-based awards, or in full, for purely service-based awards). Outstanding awards granted prior to the amendment and restatement of the Plan generally would remain subject to the change in control provisions of the Plan as in effect prior to the 2017 Restatement Date. The Committee retains the discretion to determine whether and to what extent outstanding Awards under the Plan shall be assumed, converted or replaced by the resulting entity and the ability to cancel Awards in exchange for a payment in cash or other property (including shares of the resulting entity in connection with a Change in Control) equal to the “in-the-money” value of the shares.

•	No In-the-Money Stock Option or Stock Appreciation Right Grants: Requires that stock options and SARs granted under the Plan have an exercise price at least equal to the fair market value of the underlying shares on the date of grant.

•	Provides for Clawback of Awards: Provides for the forfeiture of outstanding awards upon a participant’s termination for cause and authorizes the forfeiture and recovery of equity awards pursuant to our clawback policy, or any other compensation recovery policy that may be adopted by the Company, such as a policy adopted to comply with regulations expected to be issued by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

The provisions of the Plan are summarized below. The complete text of the Plan is attached to this Proxy Statement as Appendix A. The summary below does not purport to be a complete description of the Plan and is qualified in its entirety by reference to Appendix A.

Description of the Plan

The Plan authorizes the Company to grant equity-based and cash-based incentive compensation in the form of stock options, SARs, restricted shares, restricted share units, other share-based awards and cash-based awards. The principal features of the Plan are summarized below.

General Provisions of the Plan

Plan Limits.    We are asking our shareholders to authorize an additional 1,625,000 shares for issuance as awards under the Plan, which would bring the total number of shares authorized under the Plan to common shares, inclusive of shares that were available to be granted under the Nordson Corporation Amended and Restated 2004 Long-Term Performance Plan (the “Prior Plan”) immediately prior to original shareholder approval of the Plan on February 26, 2013. All of the common shares reserved for issuance under the Plan may be granted with respect to awards of “incentive stock options” (within the meaning of Section 422 of the Internal Revenue Code).

The following shares will not count against the number of shares available for awards under the Plan: (i) shares covered by awards under the Plan and the Prior Plan that expire or are forfeited, canceled, surrendered or otherwise terminated without the issuance of shares; (ii) shares covered by awards settled only in cash; and (iii) shares granted in assumption of, or substitution for, awards granted to individuals who become employees or directors as a result of a merger or similar transaction. With

Nordson Corporation – 2018 Proxy Statement	| 35

respect to SARs that are settled in shares, the full number of common shares subject to a SAR award will be counted against the Plan’s share reserve, regardless of the number of shares used to settle the SAR award upon exercise. Shares that are repurchased by the Company with stock option proceeds will not be added back to the number of shares available for awards under the Plan.

As amended and restated, the Plan imposes a limit on awards to non-employee directors, such that the grant date fair value of equity awards that may be granted to any one non-employee director under the Plan during a year, plus the amount of cash fees paid to the non-employee director during that year, will not exceed $700,000.

The Plan also imposes various sub-limits on the number of common shares that may be issued to any individual during any calendar year under awards that are intended to be treated as “qualified performance-based compensation” exempt from Section 162(m) of the Internal Revenue Code (“Section 162(m)”). In particular, for any calendar year, the following limits apply with respect to awards intended to be treated as “qualified performance-based compensation” for purposes of Section 162(m):

•	The maximum number of shares subject to stock options or SARs granted in any calendar year to any one participant shall be 750,000 shares.

•	The maximum number of restricted shares granted in any calendar year to any one participant shall be 250,000 shares.

•	The maximum number of shares that may be issued pursuant to restricted share units or other share-based awards granted in any calendar year to any one participant shall be 250,000 shares (or, if the applicable performance period is more than one year, 250,000 times the full number of years in the performance period).

•	The maximum amount of compensation that may be paid under a cash-based award granted in any calendar year to any one participant shall be $5,000,000, or a number of shares having a fair market value not exceeding that amount (or, if the applicable performance period is more than one year, $5,000,000 times the full number of years in the performance period).

It should be noted, however, that the Tax Cuts and Jobs Act, which was enacted on December 22, 2017, repeals the “qualified performance-based compensation” exemption and makes other changes to Section 162(m), generally effective for taxable (fiscal) years beginning after December 31, 2017.

Administration of the Plan.    The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (or such other committee as may be appointed by the Board of Directors in accordance with applicable laws). The Board of Directors may reserve to itself any or all of the authority of the Compensation Committee, and the Board of Directors or the Compensation Committee may delegate any or all of its authority to one or more directors or employees to the extent permitted by applicable laws.

Eligibility for Awards.    The Plan authorizes the Compensation Committee to make awards to any of our employees or non-employee directors. The selection of participants and the nature and size of awards are within the discretion of the Compensation Committee. For the Fiscal Year 2018 grant cycle, there are approximately 390 employees (approximately 5.1% of global employee population) and eight non-employee directors who were granted awards under the Plan. Over the past four fiscal years, we have averaged approximately 340 employee-grantees.

Term and Amendment.    If approved by shareholders, the Plan will remain in effect until December 28, 2027, unless terminated earlier by the Board of Directors.

The Board of Directors may amend or terminate the Plan at any time, provided that the Plan may not be amended without shareholder approval where required by applicable laws. Generally, the amendment or termination of the Plan or of any award agreement may not adversely affect in a material way any outstanding award without the consent of the participant holding the award.

36 |	Nordson Corporation – 2018 Proxy Statement

Awards Under the Plan

General.    When an award is granted under the Plan, the Compensation Committee will establish the terms and conditions of that award. These terms and conditions will be contained in an award agreement and may, for example, require that the participant continue to provide services to the Company or a related entity for a certain period of time or that the participant meet certain performance objectives during a specified period of time, subject to the minimum vesting provisions of the Plan. By accepting an award, a participant will agree to be bound by the terms of the Plan and the associated award agreement. If there is a conflict between the terms of the Plan and the terms of an award agreement, the terms of the Plan will control. The types of awards that may be granted under the Plan are described below.

Stock Options.    A stock option gives a participant the right to purchase a specified number of common shares and may be an incentive stock option or nonqualified stock option. The price at which a common share may be purchased upon exercise of a stock option, called the “exercise price,” will be determined by the Compensation Committee, but may not be less than the fair market value of a common share on the date the stock option is granted. Generally, “fair market value” will be the closing price of the Company’s common shares on the date in question. As of December 15, 2017, the fair market value of a share of the Company’s common stock was $144.80. An option’s exercise price may be paid in any way determined by the Compensation Committee, including payment in cash (or a cash equivalent), a cashless exercise, tendering common shares the participant already owns or a combination thereof. In no event may an option be exercised more than 10 years after the date of grant. A participant who has been granted a stock option will not have any dividend or voting rights in connection with the shares underlying the stock option.

Special provisions apply to any incentive stock options granted under the Plan. Incentive stock options may be granted only to employees. Incentive stock options that become exercisable for the first time in any year cannot relate to common shares having a fair market value (determined on the date of grant) of more than $100,000 per participant. The exercise price of an incentive stock option granted to an employee who owns shares possessing more than 10 percent of the Company’s voting power (a “10% shareholder”) may not be less than 110 percent of the fair market value of a common share on the date of grant, and an incentive stock option granted to a 10% shareholder will expire no later than 5 years after the date of grant.

Stock Appreciation Rights.    A stock appreciation right gives a participant the right to receive the difference between the SAR’s exercise price and the fair market value of a common share on the date the SAR is exercised. SARs will be settled in (i) cash, (ii) common shares with a value on the settlement date equal to the difference between the fair market value of the common shares and the exercise price, or (iii) a combination of cash and common shares, as determined by the Compensation Committee at the time of grant. The exercise price of a stock appreciation right will be determined by the Compensation Committee, but may not be less than the fair market value of a common share on the date the SAR is granted. A stock appreciation right will be forfeited if the applicable terms and conditions are not met or if it is not exercised before it expires (which may never be later than 10 years after the date of grant). A participant who has been granted a stock appreciation right will not have any dividend or voting rights in connection with the shares underlying the SAR.

Restricted Shares.    Restricted shares consist of common shares that are granted to a participant, but which are subject to certain restrictions on transferability and a risk of forfeiture if certain terms and conditions specified by the Compensation Committee are not met by the end of the restriction period. The restrictions may include time-based and/or performance-based restrictions. Unless otherwise determined by the Compensation Committee, a participant who has been granted restricted shares will have the right to receive dividends on the restricted shares and may vote those shares during the restriction period. However, any such dividends with respect to restricted shares will be accumulated or deemed reinvested until the restricted shares are earned and will not be paid until vesting of the underlying restricted shares.

Nordson Corporation – 2018 Proxy Statement	| 37

Restricted Share Units.    Restricted share units constitute an agreement to deliver common shares to a participant if certain conditions specified by the Compensation Committee are met by the end of the restriction period. The conditions may include time-based and/or performance-based restrictions. Restricted share units may be settled by (i) issuing one common share for each restricted share unit, (ii) paying the participant cash equal to the fair market value of a common share for each restricted share unit, or (iii) a combination of common shares and cash, as determined by the Compensation Committee at the time of grant. A participant who has been granted restricted share units will not have any dividend or voting rights in connection with the notional shares underlying the restricted share units, but the Compensation Committee may authorize the payment of dividend equivalents, as described below.

Other Share-Based Awards.    The Compensation Committee may grant other awards that are valued in whole or in part by reference to, or otherwise based on the fair market value of, common shares. Such other share-based awards shall be subject to terms and conditions specified by the Compensation Committee, which may include time-based and/or performance-based restrictions.

Cash-Based Awards.    A cash-based award gives a participant the right to receive a specified amount of cash, subject to terms and conditions as determined by the Compensation Committee, which may include time-based and/or performance-based restrictions.

Minimum Vesting Requirements.    In general, each award granted under the Plan will have a minimum vesting or performance period of at least one year. However, awards covering up to 5% of the Plan’s share reserve may be granted as unrestricted awards or otherwise with a vesting or performance period of less than one year. Other exceptions to the minimum vesting requirement may apply in connection with a change in control or for awards to participants outside the U.S.

Dividend Equivalents.    As determined by the Compensation Committee in its discretion, restricted share units or other share-based awards may provide the participant with a deferred and contingent right to receive dividend equivalents, either in cash or in additional shares. Any such dividend equivalents will be accumulated or deemed reinvested until such time as the underlying award becomes earned and vested (including, where applicable, the achievement of performance objectives). No dividend equivalents shall be granted with respect to shares underlying any stock option or SAR.

Performance Objectives.    The Plan provides that performance objectives may be established by the Compensation Committee in connection with any award. Performance objectives may relate to performance of the Company or one or more of its subsidiaries, divisions, departments, units, functions, partnerships, joint ventures or minority investments, product lines or products, or the performance of an individual participant, and performance objectives may be made relative to the performance of a group of companies or an index of companies.

The Plan has provided the Compensation Committee with discretion to grant awards under the Plan that are intended to be treated as “qualified performance-based compensation”, to the extent that such exemption remains available under applicable law. In the case of an award intended to qualify for the “qualified performance-based compensation” exemption, any applicable performance objectives shall be based on the attainment of specified levels of one or more of the following measures: return on net assets, return on capital employed, economic value added, sales, revenue, earnings per share, operating income, net income, earnings before interest and taxes, return on equity, total shareholder return, market valuation, cash flow, completion of acquisitions, product and market development, inventory management, working capital management and customer satisfaction. Those measures may be clarified by reasonable definitions adopted from time to time by the Compensation Committee, which may include or exclude any items as the Compensation Committee may specify, including but not limited to: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities; effects relating to the impairment of goodwill or other intangible assets; expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of acquisitions, divestitures or reorganizations. As noted above, the

38 |	Nordson Corporation – 2018 Proxy Statement

recently enacted Tax Cuts and Jobs Act repeals the “qualified performance-based compensation” exemption and makes other changes to Section 162(m), generally effective for taxable (fiscal) years beginning after December 31, 2017.

Forfeiture of Awards.    If the Company terminates a participant’s employment or service for cause, then the participant shall forfeit all outstanding awards granted under the Plan. For this purpose, “cause” will have the meaning provided in any applicable employment agreement or Change-in-Control Retention Agreement with the participant, or if there is no such applicable definition, “cause” shall mean (i) the commission of an act of fraud, embezzlement, theft, or other similar criminal act constituting a felony and involving the business of the Company or its subsidiaries, or (ii) the participant’s continued failure to perform substantially the participant’s duties (other than a failure resulting from a medically determined physical or mental impairment) that is not cured by the participant within 30 days after a written demand from the Company which specifically identifies the manner in which the Company believes that the participant has not substantially performed the participant’s duties. Awards granted under the Plan may also be subject to forfeiture or repayment to the Company pursuant to any compensation recovery (or “clawback”) policy maintained by the Company from time to time, including a policy that may be adopted or amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any rules or regulations issued by the SEC or Nasdaq.

Adjustments to Authorized Shares and Outstanding Awards.    In the event of any equity restructuring, such as a stock dividend, stock split, reverse stock split, spinoff, rights offering or recapitalization through a large, nonrecurring cash dividend, the Compensation Committee will equitably adjust the number and kind of shares that may be delivered under the Plan, the individual award limits, and, with respect to outstanding awards, the number and kind of shares subject to outstanding awards, the exercise price, and the grant price or other price of shares subject to outstanding awards, to prevent dilution or enlargement of rights. In the event of any other change in corporate capitalization, such as a merger, consolidation or liquidation, the Compensation Committee may, in its discretion, cause there to be such equitable adjustment as described in the foregoing sentence, to prevent dilution or enlargement of rights. However, unless otherwise determined by the Compensation Committee, the Company will always round down to a whole number of shares subject to any award. Any such adjustment will be made by the Compensation Committee, whose determination will be conclusive.

Prohibition on Repricing.    Except in connection with certain corporate transactions or events or with the approval of shareholders, the Plan prohibits the amendment of outstanding stock options or SARs to reduce the exercise price of the award, and no stock option or SAR will be cancelled and replaced with another award (including an award having a lower exercise price) or for cash. These provisions of the Plan are intended to prohibit the repricing of “underwater” stock options or SARs without approval of the Company’s shareholders.

Effect of a Change in Control

Awards Granted After the Amendment and Restatement of the Plan.    In the event of a change in control of the Company, unvested awards granted on or after the 2017 Restatement Date generally will vest on a “double trigger” basis, as described below.

To the extent that such awards are assumed in connection with the change in control, then, except as otherwise provided in the applicable award agreement or in an applicable severance plan or written agreement with the participant, those awards will continue to vest and become exercisable (as applicable) based on continued service during the remaining vesting period, with performance-based awards being converted to service-based awards based on the level of actual achievement at the time of the change in control (or if actual achievement is not determinable, at the “target” level). If the participant experiences a “qualifying termination” of employment within two years after the change in control, the vesting and exercisability of any such assumed awards would be accelerated, on a pro-rata

Nordson Corporation – 2018 Proxy Statement	| 39

basis, for awards that were subject to performance objectives at the time of the change in control, or in full, for other awards. Any such vested stock option or SAR also would remain exercisable for the full duration of its term. For purposes of the Plan, a “qualifying termination” means that the participant’s employment is involuntarily terminated without cause or, if the participant is a party to a Change-in-Control Retention Agreement, the participant terminates his or her employment for “good reason” as defined in the applicable Change-in-Control Retention Agreement.

To the extent that awards granted on or after the 2017 Restatement Date are not assumed in connection with the change in control transaction, then, except as otherwise provided in the applicable award agreement or in an applicable severance plan or written agreement with the participant, those awards would become immediately vested and exercisable (as applicable), with awards subject solely to service-based vesting conditions becoming vested in full, and awards subject to performance-based vesting conditions becoming vested on a pro-rata basis, with performance determined based on the level of actual achievement of the applicable performance objectives at the time of the change in control (or if actual achievement is not determinable, at the “target” level).

For awards granted on or after the 2017 Restatement Date, a change in control generally means (a) the acquisition of 25% or more of the voting power of the Company’s outstanding voting securities; (b) the replacement of a majority of the members of the incumbent Board of Directors during a 24-month period with new directors who were not approved by at least two-thirds of the directors then in office; (c) consummation of a merger or consolidation resulting in less than 50% of the combined voting power of the surviving or resulting corporation’s securities being owned by persons who were shareholders of the Company immediately before such transaction; or (d) the sale of all or substantially all of the assets of the Company in a single transaction or series of related transactions to a single purchaser or group of affiliated purchasers.

Awards Granted Before the Amendment and Restatement of the Plan.    Awards granted before the 2017 Restatement Date remain subject to the terms of the Plan and the applicable award agreements in effect prior to the amendment and restatement of the Plan. Those awards will vest on a “double-trigger” basis in the event of a qualifying termination of employment during a period of up to two years after a “potential change in control” of the Company, defined as the acquisition of at least 25% but less than 35% of the voting power of the Company’s outstanding voting securities. In the event of a “change in control” (as defined above for awards granted on or after the 2017 Restatement Date, but substituting 35% for 25% in determining the threshold for a change in control by acquisition of the voting power of the Company’s outstanding voting securities), any such awards would immediately vest on a “single trigger” basis (with any performance objectives deemed to be satisfied at the “target” level) and become fully exercisable (as applicable) for the full duration of their term.

In any case, the Compensation Committee has the discretion to cancel any award in exchange for a payment in cash or other property upon the occurrence of a change in control, or cancel a stock option or SAR without payment if the fair market value of a share on the date of the change in control does not exceed the exercise price per share of the stock option or SAR.

U.S. Federal Income Tax Consequences

The following is a brief summary of the general U.S. federal income tax consequences relating to the Plan. This summary is based on U.S. federal tax laws and regulations in effect on the date of this proxy statement and does not purport to be a complete description of the U.S. federal income tax laws.

Incentive Stock Options.    Incentive stock options are intended to qualify for special treatment available under Section 422 of the Internal Revenue Code. A participant who is granted an incentive stock option will not recognize ordinary income at the time of grant, and the Company will not be entitled to a deduction at that time. A participant will not recognize ordinary income upon the exercise of an incentive stock option provided that the participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the date of grant of the option and ending on

40 |	Nordson Corporation – 2018 Proxy Statement

the date three months prior to the date of exercise (one year prior to the date of exercise if the participant’s employment is terminated due to permanent and total disability).

If the participant does not sell or otherwise dispose of the common shares acquired upon the exercise of an incentive stock option within two years from the date of grant of the incentive stock option or within one year after he or she receives the common shares, then, upon disposition of such common shares, any amount recognized in excess of the exercise price will be taxed to the participant as a capital gain, and the Company will not be entitled to a corresponding deduction. The participant will generally recognize a capital loss to the extent that the amount recognized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant will generally recognize ordinary income at the time of the disposition of the common shares in an amount equal to the lesser of (i) the excess of the fair market value of the common shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount recognized upon disposition of the common shares over the exercise price, and the Company will be entitled to a corresponding deduction. Any amount recognized in excess of the value of the common shares on the date of exercise will be capital gain. If the amount recognized is less than the exercise price, the participant generally will recognize a capital loss equal to the excess of the exercise price over the amount recognized upon the disposition of the common shares.

The rules described above that generally apply to incentive stock options do not apply when calculating any alternative minimum tax liability. The rules affecting the application of the alternative minimum tax are complex, and their effect depends on individual circumstances, including whether a participant has items of adjustment other than those derived from incentive stock options.

Nonqualified Stock Options.    A participant will not recognize ordinary income when a nonqualified stock option is granted, and the Company will not receive a deduction at that time. When a nonqualified stock option is exercised, a participant will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the common shares that the participant purchased over the exercise price he or she paid, and the Company generally will be entitled to a corresponding deduction.

Stock Appreciation Rights.    A participant will not recognize ordinary income when a stock appreciation right is granted, and the Company will not receive a deduction at that time. When a stock appreciation right is exercised, the participant will recognize ordinary income equal to the cash and/or the fair market value of common shares the participant receives, and the Company generally will be entitled to a corresponding deduction.

Restricted Shares.    A participant who has been granted restricted shares will not recognize ordinary income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the underlying common shares are not transferable and that the restrictions create a “substantial risk of forfeiture” for federal income tax purposes and that the participant does not make an election under Section 83(b) of the Internal Revenue Code. Generally, upon the vesting of restricted shares, the participant will recognize ordinary income in an amount equal to the then fair market value of the common shares, less any consideration paid for such common shares, and the Company will be entitled to a corresponding deduction. Any gains or losses recognized by the participant upon disposition of the common shares will be treated as capital gains or losses. However, a participant may elect pursuant to Section 83(b) of the Internal Revenue Code to have income recognized at the date of grant of a restricted share award equal to the fair market value of the common shares on the date of grant (less any amount paid for the restricted shares) and to have the applicable capital gain holding period commence as of that date. If a participant makes this election, the Company generally will be entitled to a corresponding deduction in the year of grant.

Restricted Share Units.    A participant generally will not recognize ordinary income when restricted share units are granted, and the Company generally will not receive a deduction at that time. Instead, a

Nordson Corporation – 2018 Proxy Statement	| 41

participant will recognize ordinary income when the restricted share units are settled in an amount equal to the fair market value of the common shares and the cash he or she receives, less any consideration paid, and the Company generally will be entitled to a corresponding deduction.

Other Share-Based Awards.    Generally, participants will recognize ordinary income equal to the fair market value of the common shares subject to other share-based awards when they receive the common shares, and the Company generally will be entitled to a corresponding deduction at that time.

Cash-Based Awards.    Generally, a participant will recognize ordinary income when a cash-based award is settled in an amount equal to the cash he or she receives, and the Company generally will be entitled to a corresponding deduction at that time.

Miscellaneous.    When a participant sells common shares that he or she has received under an award, the participant will generally recognize long-term capital gain or loss if, at the time of the sale, the participant has held the common shares for more than one year (or, in the case of a restricted share award, more than one year from the date the restricted shares vested unless the participant made an election pursuant to Section 83(b) of the Internal Revenue Code, described above). If the participant has held the common shares for one year or less, the gain or loss will be a short-term capital gain or loss.

Tax Withholding.    Each participant will be required to satisfy any withholding tax obligations that may arise with respect to an award under the Plan. The Committee may permit or require tax withholding obligations to be satisfied by withholding a portion of the shares that otherwise would be issued with respect to an award, but in no event will the fair market value of any shares so withheld exceed the amount of taxes that are required to be withheld based on the maximum statutory tax rates in the applicable taxing jurisdictions.

Section 162(m).    Section 162(m) disallows the deduction of certain compensation in excess of $1 million per year payable to certain covered employees of a public company. Compensation paid to such a covered employee during a year in excess of $1 million generally would not be deductible on the Company’s federal income tax return for that year. From time to time, the Compensation Committee has granted awards under the Plan that have been intended to be exempt from the $1 million deduction limit as “qualified performance-based compensation”, to the extent that such exemption remains available under applicable law. However, the Tax Cuts and Jobs Act, which was enacted on December 22, 2017, repeals the “qualified performance-based compensation” exemption and makes other changes to Section 162(m), generally effective for taxable (fiscal) years beginning after December 31, 2017.

Section 409A of the Tax Code.    Section 409A of the Internal Revenue Code provides rules for amounts deferred under nonqualified deferred compensation plans. Section 409A includes a broad definition of nonqualified deferred compensation plans which may extend to various types of awards granted under the Plan. If an award is subject to, but fails to comply with, Section 409A, the participant would generally be subject to accelerated income taxation, plus a 20% penalty tax and an interest charge. The Company intends that awards granted under the Plan will either be exempt from, or will comply with, Section 409A.

Benefits Proposed to be Awarded Under the Plan.    The issuance of any awards under the Plan is at the discretion of the Compensation Committee. Therefore, it is not possible to determine the amount or form of any award that will be granted to any individual in the future as there are many variables the Compensation Committee considers in granting equity awards, including compensation of our executive officers compared to peer group compensation, share price at the time the Committee sets executive compensation, and, for payouts under the Long-Term Incentive Plan, performance against predetermined metrics at the time of settlement.

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Registration with the Securities and Exchange Commission.    After approval of the amendment and restatement of the Plan by its shareholders, the Company intends to file with the Securities and Exchange Commission an amendment to its Registration Statement on Form S-8 relating to the additional shares reserved for issuance under the Plan.

Current Equity Compensation Plan Information

The following table provides information concerning the Company’s equity compensation plans or individual arrangements that were approved by shareholders and those that were not approved by shareholders as of October 31, 2017:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first reporting column)
Equity compensation plans approved by security holders	1,922	$70.08	1,125
Equity compensation plans not approved by security holders	—	—	—
Total	1,922	$70.08	1,125

RECOMMENDATION REGARDING PROPOSAL 4:

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE

“FOR” THE APPROVAL OF THE NORDSON CORPORATION 2012 STOCK INCENTIVE

AND AWARD PLAN (AMENDED AND RESTATED AS OF DECEMBER 28, 2017)

Nordson Corporation – 2018 Proxy Statement	| 43

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

All references in this Compensation Discussion and Analysis section of the Proxy Statement to “year” or “years” are references to fiscal years unless otherwise noted. Our fiscal year ends October 31.

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy and program, the compensation decisions made under this program and the specific factors we considered in making those decisions. This CD&A focuses on the compensation of our named executive officers for 2017, those being:

Name	Title
Michael F. Hilton	President and Chief Executive Officer
Gregory A. Thaxton	Senior Vice President, Chief Financial Officer
John J. Keane	Senior Vice President
Gregory P. Merk	Senior Vice President
Robert E. Veillette	Vice President, General Counsel & Secretary

This CD&A is presented in six parts:

Part I:    Executive Summary.    In this section we discuss: (a) highlights of our financial and operating performance that supported, in part, compensation awarded to our named executive officers for 2017; (b) our compensation objectives, including our pay-for-performance philosophy; (c) Mr. Hilton’s compensation for 2017; and (d) how compensation was tied to performance.

Part II:    Setting Executive Compensation.    In this section we explain our processes and procedures and the roles the Compensation Committee, management, and the Compensation Committee’s independent compensation consultant have in setting our executive compensation program.

Part III:    Key Components of Our Executive Compensation Program.    In this section we provide details of the key components of the compensation we pay to our named executive officers, including base salary, annual cash incentive award, long-term incentive award, and other equity-based awards. We also discuss and analyze actions taken with respect to these components in 2017.

Part IV:    Other Components of Our Executive Compensation Program.    In this section we provide details of other components of the compensation we provide to our named executive officers, including perquisites, welfare and retirement benefits, and change-in-control benefits.

Part V:    Policies Related to Executive Compensation.    In this section we review the policies we have adopted that relate to our executive compensation program including our equity award practices, clawback policy, prohibition against pledging shares or engaging in the hedging of Nordson common shares, and shareholder ownership guidelines for executive officers.

In this CD&A we use the terms “the Committee,” “we,” “us,” and “our” interchangeably in reference to the Compensation Committee, or in the proper context, Nordson Corporation.

This CD&A contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from the results, performance or achievements expressed or implied thereby. For a detailed discussion of these risks, see Part I, Item 1a. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2017 Annual Report. Shareholders should note that statements contained in this CD&A regarding our company and business group performance targets and goals should not be interpreted as management’s expectations, estimates of results or other guidance.

44 |	Nordson Corporation – 2018 Proxy Statement

PART I: EXECUTIVE SUMMARY

2017 Financial Performance

Fiscal year 2017 was a year of strong financial performance. The tables below present FY2015 – FY2017 reported results for the three primary drivers of incentive compensation for the named executive officers – Diluted Earings per Share, Return on Total Capital and Revenue:

Compensation Objectives

We provide a straightforward, uncomplicated compensation structure for our named executive officers, one which is designed to support three primary objectives:

Objective	How Objective is Achieved
Alignment with Shareholder Interests

A substantial portion of our executive compensation program is provided in the form of equity-based long-term awards, which directly tie to share price appreciation.

We impose share ownership requirements, which encourage our executives to maintain a meaningful equity interest in the Company.

Pay-for-Performance	Our incentive awards are based on performance against a balanced mix of long-standing, consistent and pre-established financial measures as well as quantitative operating performance measures.
Talent Retention

Total direct compensation opportunities generally are targeted to approximate the median of the peer group that we compete with for talent.

The vesting periods for equity-based compensation (performance share units, stock options and restricted shares) support this objective.

Mr. Hilton’s Compensation

The compensation paid to our Chief Executive Officer, Mr. Hilton, is consistent with our “pay-for-performance” compensation philosophy that applies to all of our named executive officers. Given Mr. Hilton’s tenure, experience, and performance, his total target direct compensation is

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between the median and 75th percentile total target direct compensation of other chief executive officers in our peer group and his actual annual and long-term incentive awards are aligned with our earnings per share growth, return on total capital, and revenue growth.

During its November 21, 2016 meeting, the Compensation Committee, with input from its independent executive compensation consultant, established Mr. Hilton’s 2017 total target direct compensation, taking into account a number of factors, including a competitive market review, tenure and experience, relative internal pay equity, the Board’s assessment of Mr. Hilton’s multi-year performance, and the Company’s overall financial and operating performance:

2017 Compensation Element	Value
Base Salary	$875,000 (2.94% increase over 2016)
Annual Cash Incentive Award Target Opportunity	$875,000 (100% of base salary)
2017-2019 Performance Share Incentive Award Target Opportunity	14,900 share units $1,545,875 grant date fair value
Stock Options	60,400 shares $1,829,045 grant date fair value
Restricted Shares	7,450 shares $801,993 grant date fair value

The combination of target payout opportunity for the Annual Cash Incentive Award and Performance Share Incentive Award plus the grant date fair value of restricted share and stock option awards represented approximately 85% of Mr. Hilton’s target total direct compensation for 2017, which further reinforces our pay-for-performance culture.

During its November 20, 2017 meeting, shortly after our 2017 fiscal year ended, the Board reviewed Mr. Hilton’s performance for 2017. In assessing Mr. Hilton’s performance, the Board considered Mr. Hilton’s impact on the Company’s one-year operating plan and longer-term strategic plans. The Board concluded that Mr. Hilton delivered outstanding performance with respect to both his short and long-term goals. In particular, the Board noted the following:

•	The Company’s strong financial and operating performance and top percentile performance among the peer group companies;

•	Mr. Hilton’s leadership of the Company, specifically the progress made toward strengthening the Company’s overall long-term growth profile through organic initiatives, acquisitions, and driving continuous improvement through the global organization;

•	Continued development and execution on senior leadership and management succession plans; and

•	Closing four acquisitions in the Advanced Technology Segment with high performing properties.

Based on the Board’s assessment and reflective of the performance noted above, the Compensation Committee, without Mr. Hilton present during its deliberations, and consistent with its “pay-for-performance” philosophy, took the following actions with respect to Mr. Hilton’s 2017 incentive compensation:

Incentive Award	Payout	Percent of Target
2017 Annual Cash Incentive	$1,103,375	126.1
2015-2017 Performance Share Incentive	22,967 shares(1)	152.1

(1)	Settlement of the Performance Share Incentive Award occurred on January 3, 2018. Based on the closing price of our common shares on January 3, 2018 ($149.12/share), value of the payout in dollars was $3,424,839.

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No discretion was exercised by the Compensation Committee to increase or decrease the formulaic incentive award payouts to Mr. Hilton.

How Compensation Correlates to Performance

Our executive compensation program is structured so that a significant portion of the compensation paid to our named executive officers is dependent upon the performance of our business. The program is not overly weighted toward cash incentive compensation and does not otherwise have the potential to threaten long-term shareholder value by promoting unnecessary or excessive risk-taking by our executive officers.

For incentive compensation awards that are based on the Company’s performance, our specific decisions setting performance measures and goals and other actions impacting executive compensation focus on certain areas that are tied directly to our business plan and are what we believe are the most critical value drivers of the business, such as revenue and earnings growth and return on total capital.

The Annual Cash Incentive Award payout is tied to diluted earnings per share growth and return on total capital. The Performance Share Incentive Award payout is based on cumulative diluted earnings per share growth and cumulative revenue growth over a three-year period. The Performance Share Incentive Award payout is also impacted by share price performance, as the payout value (in dollars) is based on the settlement date share price.

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The graph below compares Nordson’s total shareholder return* for the ten year period ending October 31, 2017 with that of the S&P MidCap 400 Index, the S&P MidCap 400 Industrial Machinery Index, and the median return of our peer group companies (assuming the reinvestment of all dividends).

*	We define Total Shareholder Return (“TSR”) as: (share price end of period – share price start of period + dividends paid) / share price start of period.

ASSUMES $100 INVESTED ON NOVEMBER 1, 2007

ASSUMES DIVIDENDS REINVESTED

FISCAL YEAR ENDING OCTOBER 31, 2017

Company/Market/Peer Group	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017
Nordson Corporation	$100.00	$70.90	$105.80	$160.42	$194.33	$252.55	$311.36	$334.00	$314.64	$448.10	$572.29
S&P MidCap 400	$100.00	$63.54	$75.09	$95.84	$104.03	$116.63	$155.68	$173.82	$179.77	$191.02	$235.87
S&P MidCap 400 Ind. Machinery	$100.00	$57.90	$71.57	$93.02	$105.80	$115.55	$160.42	$170.00	$142.30	$167.01	$239.53
Peer Group	$100.00	$67.28	$72.96	$89.87	$100.94	$115.31	$160.25	$176.57	$169.73	$174.34	$261.11

Source: Zack’s Investment Research

We place significant emphasis on long-term growth in our share price, and believe the information provided in the graph and tables above to be important in understanding our compensation philosophy and its role in the achievement of our long-term objectives.

48 |	Nordson Corporation – 2018 Proxy Statement

PART II: SETTING EXECUTIVE COMPENSATION

Role of the Shareholder Say-on-Pay Vote

The Committee believes that the results of the advisory “say-on-pay” shareholder vote represent an affirmation of our current pay practices and philosophies and, as a result, no significant changes were made to our executive compensation pay practices for 2017. The Committee will continue to consider the outcome of the say-on-pay vote when making future compensation decisions for the named executive officers. The results of our say-on-pay vote for the past five years are as follows:

Annual Meeting Year	FOR Vote (%)
2013	97.13
2014	97.90
2015	98.50
2016	98.97
2017	98.11

At the 2017 Annual Meeting, the Company’s shareholders voted in favor of an annual frequency for holding our “say-on-pay” vote, which the Board subsequently approved. The next shareholder vote on the frequency of our advisory “say-on-pay” vote is expected to be held at our 2023 Annual Meeting.

Role of the Compensation Committee

The Committee is made up entirely of independent directors as defined by our Governance Guidelines and Nasdaq listing standards and has responsibility for establishing our executive compensation program and for making compensation decisions under the program. In fulfilling its duties and responsibilities for 2017, the Committee sought input, advice and recommendations from an independent executive compensation consultant as well as recommendations from our Chief Executive Officer, Mr. Hilton. At all times, however, the Compensation Committee exercised independent judgment in making executive compensation decisions.

Role of the Executive Compensation Consultant

The Committee retained Exequity, Inc. (“Exequity”) as the executive compensation consultant reporting directly to the Committee. Exequity provides research, data analyses, survey information and design expertise in developing compensation programs for our executive officers. In addition, Exequity informs the Committee of regulatory developments and market trends related to executive compensation practices. The Committee has assessed the independence of Exequity in light of SEC rules and Nasdaq listing standards and concluded that no conflict of interest would prevent Exequity from independently and objectively advising the Committee.

Role of Executive Management

Mr. Hilton and Ms. Shelly Peet, Vice President, Human Resources, provide additional information and analysis as requested by the Committee. More specifically, Mr. Hilton and Ms. Peet provided support for Committee meetings and made recommendations about designs for and, if warranted, changes to our Annual Cash Incentive Award and long-term equity-based awards. In addition to the responsibilities above, Mr. Hilton also: (a) provided to the Board of Directors a self-assessment of his performance for the fiscal year; (b) provided an assessment of each executive officer’s performance; and (c) recommended annual base salary adjustments, payouts of Annual Cash Incentive Awards and Performance Share Incentive Awards, and equity awards for executive officers other than himself.

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Setting Goals and Compensation

In order to focus on delivering growth and value for shareholders over time and to communicate consistently with investors and other stakeholders, we take a longer term approach to incentive compensation wherein our incentive plan targets remain consistent for a multi-year period of time, more aligned with our five year strategic plan cycle. We annually assess measures and performance goals (threshold, target, and maximum) to validate they are set appropriately based on internal and external factors, such as historic peer performance, long-term growth projections for Nordson, our own past and current performance, and market conditions and expectations.

The most heavily weighted component of our annual review of incentive goals is the historical performance of our peers, particularly our proxy peers, though we also review a group of mid-cap industrial peers for reference. For each corporate measure, we review one-year, three-year and five-year median performance of our peers in comparison to our performance goals. In general, if our performance goals fall outside a corridor around the median peer performance for two consecutive years, it leads us to further evaluate the appropriateness of our goals.

Using two consecutive years outside our range of peer median performance for a metric as our guideline, a full review is completed to determine whether we should make a change. We look at additional internal and external data to develop our recommendation.

•	Nordson expected future performance based on our 5-year strategic plan: This allows us to assess whether our future expected performance continues to align with existing incentive targets and therefore would indicate that our goals should stay as-is, or whether our 5-year plan expected performance projections are more in line with the movement in peer performance, and suggest we consider an adjustment.

•	Nordson historic performance: Our historic performance is reviewed along with projected future performance to help us assess whether we believe targets should be changed.

•	Other external factors: Consideration of economic conditions, investor and shareholder expectations, pay for performance alignment, and other factors also contribute to our final recommendation as to whether or not our target should be adjusted.

Based on a qualitative analysis of all factors, and considering input from the independent executive compensation consultant, the Compensation Committee may change goals or to retain the targets currently in place.

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Peer Group and Compensation Surveys

Our compensation peer group for 2017, which was developed in consultation with Exequity, consisted of the 19 publicly-traded companies listed below. The Committee believes the listed companies serve as the appropriate peer group because they have revenues generally within the range of .5x — 2.0x Nordson’s revenue; a global scope and business complexity; a focus on precision industrial manufacturing; innovation and technology; global growth strategies; and profiles or business models similar to Nordson’s, based on industries or diverse markets served. The Committee regularly reviews the peer group and makes appropriate modifications from time to time so that the group closely resembles our competitive market for executive talent.

Company	Revenue* ($MMs)	Market Cap As of Dec. 2016 ($MMs)
Actuant Corporation	$1,149	$1,531
Albany International Corp.	$780	$1,338
AMETEK Inc.	$3,840	$11,248
Barnes Group Inc.	$1,231	$2,552
Chart Industries Inc.	$859	$1,102
CLARCOR, Inc.	$1,390	$3,422
Donaldson Company, Inc.	$2,220	$5,557
Entegris, Inc.	$1,175	$2,530
Esterline Technologies Corp.	$1,993	$2,644
FLIR Systems, Inc.	$1,662	$4,927
Graco, Inc.	$1,329	$4,627
IDEX Corporation	$2,113	$6,866
ITT Corporation	$2,405	$3,402
Keysight Technologies, Inc.	$2,918	$6,270
Lincoln Electric Holdings, Inc.	$2,275	$5,062
Roper Technologies, Inc.	$3,790	$18,571
Teradyne, Inc.	$1,753	$5,111
Watts Water Technologies, Inc.	$1,398	$1,816
Woodward, Inc.	$2,023	$4,262
75th Percentile	$2,261	$5,446
Average	$1,911	$4,886
Median	$1,873	$4,445
25th Percentile	$1,280	$2,541
Nordson Corporation	$1,809	$6,426

*	Revenue values are as of the most recent fiscal year end prior to or before December 2016.

Where peer group proxy data was not available, and as a reference and a primary source of data for the functional leaders, we utilized survey data published by Aon Hewitt for the position or positions that most closely match the job description of each named executive officer or executive officer position.

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Allocation of Executive Compensation

Our executive compensation program does not prescribe a specific formula for the mix of base salary and annual and long-term incentive components so that we have flexibility in developing an appropriate compensation mix. The table below reflects the approximate allocation mix at target among the three elements of total target direct compensation — base salary, Annual Cash Incentive Award opportunity, and long-term equity-based incentive award opportunity — for our named executive officers at the time we set compensation for 2017:

85% of the total direct compensation for Mr. Hilton and approximately 69% - 75% for the other named executive officers is delivered through awards that link pay to financial and operational performance. Incentive payouts under our Annual Cash Incentive Award are based on growth in earnings per share, return on capital and operating unit results. Equity-based compensation consists of performance shares, non-qualified stock options and service-based restricted shares, all of which align compensation with the long-term interests of our shareholders.

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PART III: KEY COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

The table below summarizes the components and objectives of our 2017 compensation program for executive officers, including our named executive officers, and the actions taken by the Compensation Committee relative to each component.

Component	Link to Compensation Objectives	2017 Committee Actions – Executive Compensation Program
Base Salary Fixed cash element of total direct compensation.	Provides market-competitive salaries to attract and retain exceptional executive talent.	Base salary increases for our named executive officers other than the CEO ranged from 2.52% to 6.05%. The CEO’s increase was 2.94%.
Annual Cash Incentive Award Cash payments tied to year-over-year growth in earnings per share and return on total capital.	Provides incentive to achieve and exceed critical business objectives, with payouts based on attainment of pre-established corporate financial and business unit operational measures.	Payouts of Annual Cash Incentive Awards to our named executive officers other than the CEO ranged from 126.1% to 134.3% of target. The CEO’s payout was 126.1% of target.
Long-Term Incentive Awards Includes performance shares, stock options, and restricted shares.	Provides strong incentive to meet or exceed pre-established long-term financial goals, which align with long-term shareholder interests; and to attract, retain, and motivate executive talent.	Payouts for the 2015-2017 Performance Share Incentive Award to our named executive officers, including the CEO, were 152.1% of target.

Below is a depiction of the elements of the pay components outlined above. A detailed discussion of these elements is found under the captions “Key Components of Our Executive Compensation Program” and “Other Components of Our Executive Compensation Program” in Parts III and IV of this Compensation Discussion and Analysis, respectively.

Base Salary

The Committee determines annually the base salaries of our executive officers, including whether to award base salary increases from the previous year and, if so, the magnitude of the increase, based on the following factors:

•	level of experience and responsibility;

•	company, business segment and individual performance during the prior year;

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•	market and survey data;

•	internal pay equity;

•	the Committee’s assessment of other elements of compensation provided to the executive officer; and

•	our Chief Executive Officer’s recommendation for all executive officers other than himself.

2017 Actions and Analysis

Considering Exequity’s input and analysis and the recommendations of our Chief Executive Officer, we set individual base salaries of our named executive officers for 2017 at a level consistent with the objective of paying total target direct compensation to approximate the median of our peer group.

The following table reflects the annualized base salaries of our named executive officers for 2017 and 2016 (year-end):

Name	Base Salary 2017 ($)	Base Salary 2016 ($)	Increase in Base Salary (%)
Michael F. Hilton	875,000	850,000	2.94
Gregory A. Thaxton	450,000	435,000	3.45
John J. Keane	435,000	420,000	3.57
Gregory P. Merk	403,000	380,000	6.05
Robert E. Veillette	366,000	357,000	2.52

Annual Cash Incentive Award

Purpose

The purpose of the Annual Cash Incentive Award is to drive high-performance results year-over-year based on the achievement of pre-established quantitative performance goals which focus our executives on key business strategies and align the interests of our executive officers with our shareholders. Through the Annual Cash Incentive Award, executive officers are provided the opportunity to earn a significantly higher payout if target performance is exceeded but bear the risk of a lower payout if target performance is not achieved, and no payout if threshold performance is not achieved.

Measures

Performance and payouts under the Annual Cash Incentive Award are determined based on quantitative corporate financial measures — diluted earnings per share growth and return on total capital — and quantitative operating measures.

We consider diluted earnings per share growth and return on total capital to be measures critical to our success. We believe these measures offer the proper balance between growth and profitability. We also believe that achieving greater return on total capital and earnings per share growth over time will drive improved shareholder return and foster maximum value for our assets. More specifically:

•	Diluted earnings per share growth measures the rate at which management has succeeded in increasing the profits per unit of ownership by shareholders. Earnings per share growth is easily compared among peers and the measure is commonly used by the investment community to evaluate performance. The formula we utilize for diluted earnings per share is net income divided by weighted average common diluted shares outstanding.

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•	Return on total capital measures the amount of profitability per unit of capital invested by management to generate earnings. We have adopted a definition of return on total capital that is consistent with financial disclosure in our Report on Form 10-K: the sum of net income (loss) plus after-tax interest expense on debt as a percentage of the sum of average of quarterly debt (net of cash) plus average quarterly shareholders’ equity over five accounting periods.

For named executive officers that have responsibility for certain corporate functions (including our Chief Executive Officer and Chief Financial Officer), the corporate financial measures account for 50% of any payout with a weighted average of the business unit quantitative operating measures accounting for the other 50% of the payout. For the operating unit named executive officers, the corporate financial measures account for 50% of any payout with the respective operating unit’s quantitative operating measures accounting for the other 50% of the payout.

Effect of Currency Fluctuation

The Committee, after considering a number of factors, including peer and survey group practices and receiving input from Exequity, has determined that management should be held accountable for some, but not all, of the effect of currency fluctuation on corporate financial and operating unit performance results. Accordingly, in determining Annual Cash Incentive Award payouts, the Committee adopted a policy whereby management will be held accountable for the first 10% of the impact on payouts due to currency fluctuation. Under the policy, payout rates (as a percent of target) for the Annual Cash Incentive Award are calculated at actual foreign currency rates and currency neutral rates for the US Dollar during the fiscal year. The difference between total payout rates under these two translation methods is all currency related, and the Committee has determined that the first 10% of this difference should not affect final payouts. The final payout includes a currency adjustment equal to the difference between these two payout rates less 10%, which represents a corridor or range of fluctuation in currency rates for which management is accountable. We believe this policy is appropriate because it requires management to respond to currency fluctuations within a specified range. However, it does not unfairly benefit or harm management if currency impact is beyond what may be considered normal and not under management’s control.

As an example of the policy in practice, if the difference between the two payout percentage rates is equal to or less than +/- 10 percentage points, the Annual Cash Incentive Award payout will be based on the calculation at actual currency rates, with no adjustment. When the payout percentage at actual currency rates is more than 10 percentage points lower than the payout percentage rate at currency neutral rates, the final payout will be based on the currency neutral calculation adjusted downward by 10 percentage points. Conversely, when the payout percentage rate at actual currency rates is more than 10 percentage points higher than the payout percentage rate at currency neutral rates, the final payout rate will be based on the currency neutral calculation adjusted upward by 10 percentage points.

Foreign Currency Translation Methodology

For purposes of applying the currency adjustment policy, current year financial statements and supplemental schedules are retranslated at prior year exchange rates using the same methodology as disclosed in footnote 1 in the “Notes to Consolidated Financial Statements” section of our Report on Form 10-K for 2017 to determine the currency neutral result, with the exception that we do not attempt to re-measure gains and losses, based on a retranslation at prior year exchange rates, from foreign currency transactions, including forward contracts, of Nordson’s subsidiaries and the United States parent, in order to include the effect in net income. All currency rates are determined from published sources. Monthly average rates are the average of daily spot rates of currency exchange. The annual measurement period is the sum of each month translated at monthly average rates.

Section 162(m) Considerations

We intended the 2017 Annual Cash Incentive Award payouts to be deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. In order to achieve this, we established

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an Annual Cash Incentive Award payout pool and a maximum payout amount from the pool for each named executive officer subject to Section 162(m). Under the terms of the shareholder-approved 2012 Stock Incentive and Award Plan, the maximum permitted payout to any executive officer is $5,000,000. The Committee had the authority to decrease payouts below the Annual Cash Incentive Award maximum payout amount (e.g., exercise “negative discretion”), but could not increase payouts above this maximum amount.

2017 Actions and Analysis

During our November 21, 2016 meeting, and taking into consideration Exequity’s analysis of the peer group annual incentive opportunities, we set a target payout opportunity for our named executive officers as well as the threshold and maximum payout opportunity as a percentage of annualized base salaries. The following table reflects the payout opportunities as a percentage of base salary:

	Incentive Amount as a Percentage (%) of Base Salary
Name	Threshold	Target	Maximum
Michael F. Hilton	50	100	200
Gregory A. Thaxton	35	70	140
John J. Keane	35	70	140
Gregory P. Merk	32.5	65	130
Robert E. Veillette	27.5	55	110

We then set the Section 162(m) payout pool at 1.5% of the Company’s cash flow from operating activities, to be determined with reference to our Report on Form 10-K for 2017, and a maximum payout from the pool for the named executive officers subject to Section 162(m): Mr. Hilton — 55% and Messrs. Keane, Merk and Veillette — 15% each. We then established quantitative corporate financial performance measures and goals, which measures account for 50% of the Annual Cash Incentive Award payout (if any):

Measure	Threshold	Target	Maximum	Weighting
Diluted Earnings Per Share Growth	0%	10%	20%	50%
Return on Total Capital	8.0%	11.5%	16%	50%

*	Straight line interpolation applies to performance between designated goals.

Operating unit performance measures and respective weighting were set through a collaborative effort between the Committee and Mr. Hilton:

Measure	Weighting (%)
Revenue Growth (year-over-year)	20
Operating Profit Growth (year-over-year)	40
Operating Margin (as % of revenue)	20
Asset Turns (% achieved)	10
Days of Inventory	10

Individual operating unit performance goals and results are not disclosed in this CD&A because we believe that the disclosure would result in competitive harm to us by potentially disrupting our customer, vendor and supplier relationships and providing our competitors with insight into our business strategies beyond what is disclosed publicly. We also do not believe that the disclosure of individual operating unit performance goals and results for 2017 is material to an understanding of our 2017 executive compensation program as covered by this Proxy Statement.

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The Committee met following the conclusion of the 2017 fiscal year and first determined the Section 162(m) Annual Cash Incentive Award payout pool — $5,267,000 (1.5% of the Company’s cash flow from operating activities) — and then allocated the pool based on the allocation described above, thus establishing the Section 162(m) maximum payout opportunity for Mr. Hilton ($2,897,000) and Messrs. Keane, Merk and Veillette ($790,000 each).

Determining Payout Amounts

Determination of the Annual Cash Incentive Award payout is a two-step process:

Step 1: Calculation of the Payout Rate (as a % of Target) on an Actual Currency and Currency Neutral Basis

Prior to applying the currency adjustment policy described above, the Committee first certified performance and calculated payouts as a percentage of target for the corporate financial measures:

Actual Currency — Performance Unadjusted for Effect of Currency Fluctuation, and

Currency Neutral — Performance Adjusted for Effect of Currency Fluctuation

The results are reflected in the following table:

Measures	Target Performance	Performance at Actual Currency	Payout at Actual Currency (% of Target)	Performance at Currency Neutral	Payout at Currency Neutral (% of Target)
Diluted Earnings Per Share Growth	$5.20	$5.08	87.2	$5.11	90.4
Return on Total Capital	11.5%	14.0%	155.6	14.1%	157.8
Combined Corporate Factor			121.4		124.1

The Committee next certified the operating units’ results, at actual currency and at currency neutral. The range of results, as a percent of target, were:

Operating Unit Results

Currency Calculation Method	% of Target (Range)
Actual Currency	82 - 154.7
Currency Neutral	87.7 - 155.7

Step 2: Calculation of Payouts to Named Executive Officers Applying the Currency Adjustment Policy

For named executive officers who have responsibility for certain corporate functions (including our Chief Executive Officer and Chief Financial Officer), the corporate financial measures account for 50% of any payout with a weighted average of the business unit quantitative operating measures accounting for the other 50% of the payout. For the operating unit named executive officers, the corporate financial measures account for 50% of any payout with the respective operating unit’s quantitative operating measures accounting for the other 50% of the payout.

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Following the process outlined in Step 1, the Committee determined the combined factor payouts, as a percent of target, and applied the currency adjustment policy. The results are presented in the tables below:

Actual Currency:

Named Executive Officer	Target Payout Opportunity ($)	Corporate Factor (% of Target))	Operating Unit Factor (% of Target)	Combined Factor Payout (% of Target)
Michael F. Hilton	875,000	121.4	130.7 (Weighted)	126.1
Gregory A. Thaxton	315,000	121.4	130.7 (Weighted)	126.1
John J. Keane	304,500	121.4	98.5	110.0
Gregory P. Merk	261,950	121.4	147.1	134.3
Robert E. Veillette	201,300	121.4	130.7 (Weighted)	126.1

Currency Neutral:

Named Executive Officer	Target Payout Opportunity ($)	Corporate Factor (% of Target)	Operating Unit Factor (% of Target)	Combined Factor Payout (% of Target)
Michael F. Hilton	875,000	124.1	129.8 (Weighted)	127.0
Gregory A. Thaxton	315,000	124.1	129.8 (Weighted)	127.0
John J. Keane	304,500	124.1	98.6	111.4
Gregory P. Merk	261,950	124.1	142.3	133.2
Robert E. Veillette	201,300	124.1	129.8 (Weighted)	127.0

Under the currency adjustment policy, with the difference between the two combined factor payout rates as a percent of target being equal to or less than +/- 10 percentage points for each named executive officer, the payouts were based on actual currency results, reflecting the Committee’s position that management should be held accountable for the first 10% of the impact on payouts due to currency fluctuation:

Named Executive Officer	Target Payout Opportunity ($)	Actual Payout ($)
Michael F. Hilton	875,000	1,103,375
Gregory A. Thaxton	315,000	397,215
John J. Keane	304,500	395,850
Gregory P. Merk	261,950	351,799
Robert E. Veillette	201,300	253,839

Other than with respect to the payout to Mr. Keane, no discretion was exercised to increase or decrease the formulaic incentive award payouts to the named executive officers. For Mr. Keane, after considering Mr. Hilton’s recommendation, the Committee awarded Mr. Keane an additional 20 percentage points to the Combined Factor Payout, resulting in the payout noted in the above table, which payout was well below the Section 162(m) maximum payout opportunity for Mr. Keane as noted above. This award was based upon Mr. Keane’s assuming an additional senior leadership role in the design and implementation of the Nordson Global Business Services initiative, which is a multi-year effort to standardize processes, systems and data that are common across the Nordson organization, and centrally managing them in regional centers. All payouts were below the Section 162(m) of the Internal Revenue Code funding formula and the 2012 Stock Incentive and Award Plan $5,000,000 maximum payout for the Annual Cash Incentive Award.

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Long-Term Incentive Awards

Our long-term incentive awards are delivered through a combination of three forms of equity: (i) incentive-based performance shares; (ii) stock options; and (iii) service-based restricted shares. This combination of awards balances the opportunity between performance share units, which are earned based on multi-year financial performance, and stock options and restricted shares, the value of which is based on performance of our common shares.

The Committee begins the process of determining equity awards by comparing our equity compensation programs to those of our peer group. The Committee also reviews market compensation data based on survey data provided by Aon Hewitt.

In reaching a final decision on the mix and amount of equity compensation our named executive officers should receive, the Committee takes numerous factors into consideration. As referenced above, market alignment and competitiveness are key factors the Committee considers in setting equity compensation levels. Other factors considered are current industry trends, practices among our peer group, and the behaviors the awards are intended to drive. In addition to these factors, the Committee places significant weight on the dilutive impact equity issuances have on our shareholders. In assessing dilution, the Committee considers the annualized effect of equity compensation by analyzing the equity “burn rate” over one and three year periods. Burn rate, in its simplest form, is determined by dividing the projected number of shares to be issued to employees by the weighted average number of shares outstanding. The Committee also considers the aggregate impact of all past equity compensation grants by looking at the company’s equity compensation “overhang.” Overhang is determined by dividing all outstanding equity grants and shares available for future grants by the total number of shares outstanding. The resulting percentage provides the Committee with insight into the long-term cost of the company’s equity compensation programs.

Approximate allocation of the three equity components (as a percent of the long-term incentive compensation opportunity) is as follows:

Equity Form	% of Opportunity
Performance Shares	40
Stock Options	40
Restricted Shares	20

Performance Share Incentive Award

A portion of each named executive officer’s total direct compensation opportunity is in the form of performance share units which are settled in unrestricted Nordson Common Stock at time of payout.

Purpose

The purpose of the Performance Share Incentive Award is to drive high-performance results over a longer period (three years) based on the achievement of pre-established quantitative performance goals which focus our executives on key business strategies and align the interests of our executive officers with our long-term shareholders. Executive officers are provided the opportunity to earn a significantly higher payout if target performance is exceeded but bear the risk of a lower payout if target performance is not achieved, and no payout if threshold performance is not achieved.

Measures and Goals

In selecting the quantitative performance measures and goals, the Committee considers whether the measures are appropriately aligned with those in the Annual Cash Incentive Award so that the overall compensation design does not unintentionally encourage our executive officers to take unnecessary or excessive risk or actions that are inconsistent with our year-over-year and long-term objectives. Performance and payouts under the Performance Share Incentive Award are determined based on quantitative corporate financial measures — cumulative diluted earnings per share growth and

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cumulative revenue growth. We believe these measures offer the proper balance between growth and profitability over a longer term. More specifically:

•	Cumulative diluted earnings per share growth measures the rate at which management has succeeded in growing profits on a sustained basis over a three-year period. We believe it is the constant percentage by which diluted earnings per share would need to grow over a base period amount during a three-year period such that the sum of diluted earnings per share calculated at such a constant growth rate for such three years is equal to the sum of the actual diluted earnings per share earned over the same three-year period. We believe it is a superior measure of sustained earnings growth because it is influenced by the earnings performance during each year of the performance period rather than simply a compound growth rate that compares the final year’s earnings to the base period amount.

•	Cumulative revenue growth measures the rate at which management has succeeded in growing revenue on a sustained basis over a three-year period. We believe it is the constant percentage by which revenue would need to grow over a base period amount during a three-year period such that the sum of revenue growth calculated at such a constant growth rate for such three years is equal to the sum of the actual revenue growth over the same three-year period. We believe it is a superior measure of sustained revenue growth because it is influenced by revenue performance during each year of the performance period rather than simply a compound growth rate that compares the final year’s revenues to the base period amount. While the growth in profits and profitability are of primary importance, management is also expected to grow the size and scale of the enterprise and cumulative revenue growth is an effective measure of their success in doing so.

Effect of Foreign Currency Fluctuation

The Committee has determined that the currency adjustment policy described in the “Annual Cash Incentive Award” section above should also apply to the determination of Performance Share Incentive Award payouts.

Foreign Currency Translation Methodology

In certifying the results for the financial performance measures employed in calculation of the Performance Share Incentive Award, the Committee applies the same methodology described in the “Annual Cash Incentive Award” section above, with the revenue and earnings per share at currency neutral rates reflecting the cumulative effect of differences from actual exchange rates over the three-year versus one-year performance period.

Section 162(m) Considerations

We intended Performance Share Incentive Award payouts to be deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. In order to achieve this, we established a Performance Share Incentive Award pool and a maximum payout amount from the pool for each named executive officer subject to Section 162(m). The Committee had the authority to decrease payouts below the maximum payout amount (e.g., exercise “negative discretion”) but could not increase payouts above this maximum amount.

2017 Actions and Analysis

During its November 24, 2014 meeting, the Committee established quantitative performance measures and goals for the 2015-2017 Performance Share Incentive Award. These measures are equally-weighted.

Measure	Threshold	Target	Maximum
Cumulative Diluted Earnings Per Share Growth	4%	8%	14%
Cumulative Revenue Growth	5%	7%	11%

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For the 2015-2017 performance period, each of our executive officers was eligible to receive a maximum aggregate payout value in common shares equal to 1.75% of our total operating cash flow for the three-year performance period, by reference to our 2015, 2016, and 2017 Form 10-K Reports, subject to the 750,000 share limit (250,000 per year for each year of the performance period) provided for in our shareholder-approved 2012 Stock Incentive and Award Plan. After the close of 2017, we confirmed that the maximum aggregate payout to any executive officer could not exceed 130,419 shares (the share equivalent value of 1.75% of our operating cash flow over a three-year period). We then determined the maximum payout of the Performance Share Incentive Award pool for the named executive officers subject to Section 162(m): Mr. Hilton – 78,251 shares (60%) and Messrs. Keane, Merk and Veillette – 17,346 shares (13.3% each).

Determination of Payout Amounts

Determination of the Performance Share Incentive Award payouts is a two-step process:

Step 1: Calculation of the Payout Rate (as a % of Target) on an Actual Currency and Currency Neutral Basis

Prior to applying the Currency Adjustment Policy described above, the Committee first certified performance for the Cumulative Earnings per Share Growth and Cumulative Revenue measures:

•	Actual Currency – performance unadjusted for the effect of currency fluctuation, and

•	Currency Neutral – performance adjusted for the effect of currency fluctuation.

Following this certification process, the Committee calculated the payouts as a percent of target. The results are reflected in the following table:

Measures	Target Performance	Performance at Actual Currency	Payout at Actual Currency (% of Target)	Performance at Currency Neutral	Payout at Currency Neutral (% of Target)
Cumulative Diluted Earnings per Share Growth	$13.46	$13.26	89.9%	$15.65	200%
Cumulative Revenue	$5,861.7*	$5,564.7*	0%	$5,972.7*	124.1%
Combined Factor			44.9%		162.1%

*	millions

Step 2: Calculation of Payouts to Named Executive Officers Applying the Currency Adjustment Policy

Under the currency adjustment policy, with the payout calculation at actual currency (44.9% of target) being lower than payout at currency neutral (162.1% of target) by more than 10 percentage points, final payouts are adjusted 10 percentage points less than the currency neutral calculation (162.1% – 10% = 152.1%):

Named Executive Officer	Target Payout Opportunity (# of Shares)	Post-Currency Adjustment Policy Combined Factor Payout (% of Target)	Payout (# of Shares)
Michael F. Hilton	15,100	152.1	22,967
Gregory A. Thaxton	3,800	152.1	5,780
John J. Keane	4,000	152.1	6,084
Gregory P. Merk	2,700	152.1	4,107
Robert E. Veillette	2,400	152.1	3,650

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No discretion was exercised to increase or decrease the formulaic incentive award payouts to the named executive officers. All payouts were below the Section 162(m) of the Internal Revenue Code funding formula and the 2012 Stock Incentive and Award Plan maximum share payout for the 2015-2017 Performance Share Incentive Award noted above.

In-Progress Performance Share Incentive Awards

The following tables summarize the key elements and share payout amounts for the named executive officers on a cumulative basis at threshold, target and maximum performance for the 2016-2018 and 2017-2019 Performance Share Incentive Awards.

2016-2018 Performance Share Incentive Award

Performance Measure	Threshold	Target	Maximum
Cumulative Diluted Earnings Per Share Growth	4%	8%	14%
Cumulative Revenue Growth	5%	7%	11%

Grant Date	Grant Date Valuation Share Price	Threshold Payout (# Shares)	Target Payout (# Shares)	Maximum Payout (# Shares)	Target Earned Date	Actual Payout
11/23/2015	$67.69	17,100	34,200	68,400	October 31, 2018	Not determined

2017-2019 Performance Share Incentive Award

Performance Measure	Threshold	Target	Maximum
Cumulative Diluted Earnings Per Share Growth	4%	8%	14%
Cumulative Revenue Growth	5%	7%	11%

Grant Date	Grant Date Valuation Share Price	Threshold Payout (# Shares)	Target Payout (# Shares)	Maximum Payout (# Shares)	Target Earned Date	Actual Payout
11/21/2016	$103.75	13,500	27,000	54,000	October 31, 2019	Not determined

Stock Options

Stock options align the interests of the named executive officers with those of shareholders because the stock options only have value if the price of the Company’s stock increases after the stock options are awarded. Stock options vest in 25% increments over a four-year period (on the first four anniversaries of the grant date) and generally expire ten years from the grant date. We fix the exercise price of an option at the fair market value on the grant date. Stock options are a valuable retention tool because our option awards vest over a four-year period and unvested options are forfeited if an executive officer voluntarily terminates employment.

We granted stock options to our executive officers on November 21, 2016, at the same time we granted stock options to other key employees under our Key Employee Stock Option Program. We have historically granted stock options during the Compensation Committee’s November meeting, which is scheduled at this time of year, to permit us to verify prior fiscal year performance results, determine incentive award payouts and set compensation and performance measures and goals for the next fiscal year.

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The following table provides the number of stock options granted to our named executive officers for 2017:

Named Executive Officer	Options Granted (#)	Grant Date Fair Value ($) (1)
Michael F. Hilton	60,400	1,829,045
Gregory A. Thaxton	14,000	423,951
John J. Keane	14,000	423,951
Gregory P. Merk	10,000	302,822
Robert E. Veillette	8,600	260,427

(1)	The grant date fair value was determined using the Black-Scholes option pricing model. The actual value of stock option awards will be determined by the value of our common shares on the date of exercise.

Restricted Shares

Restricted shares are designed to align executive officers’ interest with that of our long-term shareholders. The Committee also views these service-based awards as an important management succession planning, retention, and recognition tool, tying our executive officers’ compensation to the goal of increasing the value of our shareholders’ investment. Restricted shares generally will vest over a three-year period and cannot be transferred until vesting. Restricted shares provide participants with dividends and voting rights beginning on the grant date.

We granted restricted shares to executive officers on November 21, 2016. The share price on the grant date was the closing price on November 21, 2016 – $107.65. The following table provides information regarding the 2017 restricted share awards:

Named Executive Officer	Restricted Shares Granted (#)	Grant Date Value ($)
Michael F. Hilton	7,450	801,993
Gregory A. Thaxton	1,800	193,770
John J. Keane	1,800	193,770
Gregory P. Merk	1,350	145,328
Robert E. Veillette	1,100	118,415

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PART IV: OTHER COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

In addition to base salary, the Annual Cash Incentive Award, and long-term equity-based incentive awards, we offer other forms of compensation, including: (i) executive perquisites; (ii) welfare and retirement benefits; and (iii) change-in-control benefits.

Executive Perquisites

We provide limited and modest perquisites to each of our executive officers to promote the business objectives described below. We also use these perquisites to provide a competitive executive compensation program, which allows us to attract and retain top executive talent.

•	Business Clubs. We do not reimburse any executive officer for fees or dues associated with personal country club memberships. We reimburse Mr. Hilton for two private business club memberships to encourage entertainment of business colleagues and customers, engaging in social interaction with peers from other companies, local leadership in the community and holding business meetings at a convenient offsite location. In addition, we provide all executive officers with memberships in up to two airline travel clubs that allow them to be more productive when traveling on commercial airlines.

•	Financial, Estate, and Tax Planning and Preparation. We pay for financial, estate and tax planning and preparation fees and expenses. The maximum amount is $5,000 for each named executive officer per calendar year. We provide this perquisite to assist our executive officers in obtaining financial counseling, enabling them to concentrate on business matters rather than on personal financial planning.

•	Executive Physicals. We pay for annual physicals for our executive officers. We provide this benefit to preserve our investment in our executive officers by encouraging them to maintain healthy lifestyles and be proactive in their preventative healthcare.

•	Relocation Expense Reimbursement. We maintain a general relocation policy under which the Company provides reimbursement for certain relocation expenses to new employees and to employees whose job function requires relocation. We believe it is important to maintain market competitive relocation benefits in order to fill positions that are critical to Nordson’s business needs.

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Welfare and Retirement Benefits

The following summarizes the welfare and retirement benefits available to our named executive officers:

Qualified Defined Contribution 401(k) Plan

•  Our executive officers are eligible to participate in a Company-sponsored 401(k) tax-qualified retirement savings plan for all U.S.-based employees.

•  We match employee contributions $0.50 on the dollar for the first 6% of contributed compensation. Employee contributions to the 401(k) Plan vest immediately, while matching contributions vest in increments based on years of service, with participants being fully vested after three years of service.

Non-Qualified Deferred Compensation Plan

•  We maintain a non-qualified, unfunded, and unsecured deferred compensation plan for the benefit of eligible management employees whose benefits under the 401(k) Plan are limited by the benefit restrictions of Section 415 of the Internal Revenue Code.

•  Participants are able to defer up to 100% of their base salary and Annual Cash Incentive Award payout, and up to 90% of their Performance Share Incentive Award payout.

Defined Benefit Pension Plan

•  Our executive officers participate in a Company-sponsored tax-qualified pension plan for U.S.-based salaried employees. The pension plan is designed to work together with social security benefits to provide employees with 30 years of service retirement income that is approximately 55% of eligible compensation, subject to the Internal Revenue Service maximum monthly benefit.

Excess Defined Benefit Pension Plan

•  We maintain a supplemental executive retirement benefit restoration plan which is an unfunded, non-qualified plan that is designed to provide retirement benefits to U.S.-based eligible participants as a replacement for those retirement benefits limited by regulations under the Internal Revenue Code.

•  Together, the defined benefit pension plan and excess defined benefit pension plan are intended to provide executive officers with retirement income at a level equivalent to that provided to other employees under the defined benefit pension plan.

Severance Agreements

Mr. Hilton is the only executive for which we have any obligation to pay severance other than following a change-in-control. As part of the negotiated employment agreement with Mr. Hilton and consistent with an agreement we had with his predecessor, we agreed to provide Mr. Hilton with a cash severance and other benefits in the event his employment is terminated by us without “Cause” or Mr. Hilton terminates his employment with us for “Good Reason” (each such term as defined in Mr. Hilton’s employment agreement).

Upon a termination by us without Cause or by Mr. Hilton for Good Reason, in addition to payment of any accrued and unpaid compensation and benefits, Mr. Hilton is entitled to post-termination payments and benefits as follows:

•	an amount equal to two (2) times the sum of his annual base salary and the greater of (x) ninety percent (90%) of his annual base salary or (y) his target cash incentive opportunity;

Nordson Corporation – 2018 Proxy Statement	| 65

•	a pro-rata payout of his Annual Cash Incentive Award, based on actual performance;

•	a pro-rata payout of long-term performance share awards granted to Mr. Hilton for any performance period(s) not completed on the date of termination, based upon actual performance in each such applicable performance period, as determined at the end of the applicable performance period;

•	full vesting of restricted share awards; and

•	continuation of health care and welfare benefits for a period of twenty-four (24) months following the date of termination.

We will not gross-up any tax imposed upon any payment received by Mr. Hilton under his employment agreement.

Change-in-Control

We believe that the occurrence, or potential occurrence, of a change-in-control transaction in which we are the target could create substantial uncertainty regarding the continued employment of our executive officers. Therefore we have entered into change-in-control retention agreements with our executive officers that provide severance and other benefits in the event of a qualifying termination following a change-in-control. The primary purpose of these agreements is to keep senior executives focused on pursuing all corporate transaction activity that is in the best interests of shareholders, regardless of whether those transactions may result in their own job loss. The Committee has determined that change-in-control retention agreements executed after November 1, 2015 will not provide for “gross-up” payments to cover any federal excise taxes that may be owed on change-in-control severance payments and benefits. Change-in-control retention agreements executed prior to November 1, 2015, which do provide for a gross-up for any excess federal excise taxes that may be owed on change in control-related severance payments and benefits, remain in effect.

Severance and Other Benefits

Severance benefits payable under change-in-control retention agreements are conditioned upon the occurrence of a “double trigger” event (meaning there must be both a change-in-control of the Company and, within the following 24 months, a termination of employment by either the Company without Cause, or by the officer for Good Reason, as defined in the respective change-in-control retention agreements). We opted for a double-trigger, rather than a “single trigger” that provides for severance payments solely on the basis of a change-in-control, since a double trigger is consistent with the purpose of encouraging the continued employment of the executive following a change-in-control.

In the event of a change-in-control and a qualifying termination of employment, an executive officer will be entitled to receive:

•	accrued but unpaid compensation, including a pro-rata payout of the Annual Cash Incentive Award;

•	a lump sum payment in an amount equal to two (2) times the sum of (x) annual base salary in effect at the time of termination of employment plus (y) target Annual Cash Incentive Award opportunity for the year in which termination of employment occurs;

•	continuation of coverage for the executive officer and his eligible spouse and dependents under the Company’s group health plans for 24 months following termination of employment or until the date he or she becomes covered under similar benefit plans;

•	professional outplacement services; and

•	two additional years of age and two additional years of service credit under the Company-sponsored qualified and non-qualified pension plans, the benefit being paid from the Excess Defined Benefit Pension Plan.

66 |	Nordson Corporation – 2018 Proxy Statement

Treatment of Share-based Awards

To provide our executive officers with the same opportunity as our shareholders to realize the value created by a change-in-control, the shareholder-approved 2012 Nordson Corporation Share and Incentive Award Plan historically has provided for full vesting of all outstanding share-based Awards upon a change-in-control. However, effective for awards granted under that plan after December 27, 2017, equity awards generally will vest on a “double-trigger” basis, in the event of a change-in-control and a qualifying termination of the participant’s employment.

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PART V: POLICIES RELATED TO EXECUTIVE COMPENSATION

Equity Award Policy

We grant equity on a consistent schedule, generally at the first Committee meeting following the close of the fiscal year. We do not grant performance share units, stock options, or restricted shares to our executive officers in anticipation of the release of significant earnings announcements or other material non-public information likely to result in changes to the price of our common shares. Similarly, we do not time the release of material non-public information based on equity award grant dates. Awards generally are effective on the date that we grant the award. The Committee may also make occasional grants of stock options and other equity-based awards at other times to recognize, retain or recruit executive officers and key employees. We have delegated limited authority to Mr. Hilton to grant equity awards, excluding awards made to executive officers. Equity awards granted by Mr. Hilton in any quarter will be effective the first day of the month following public disclosure of quarterly earnings for that quarter.

Incentive Compensation Forfeiture (Clawback) Policy

We have a formal “clawback” policy for incentive awards that is broader in its reach than that imposed by Section 304 of the Sarbanes-Oxley Act. Under the policy, we may require our executive officers to repay cash-based incentive compensation and/or equity incentive awards in the event of a material restatement of the consolidated financial statements of the Company, other than any restatement required pursuant to a change in applicable accounting rules. Recovery is limited to amounts paid or realized by an executive officer during the three-year period preceding the date that we are required to prepare a restatement.

Additionally, our Board of Directors, upon the Committee’s recommendation, may, to the extent permitted by law and to the extent it determines that it is in our best interests to do so, require reimbursement or payment by the executive officer to the Company of equity-based compensation and performance-based compensation in an amount determined by the Board of Directors to be attributable to: (i) conduct that violates our Code of Ethics and Business Conduct, or (ii) willful misconduct or fraud that causes harm to the Company.

The Committee will revise the policy as appropriate once final rules are issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Share Ownership Guidelines

We require share ownership by our executive officers to emphasize our executive compensation program’s objective of aligning the individual financial interests of our executive officers with the investment interests of our long-term shareholders. We require our executive officers to own the following multiples of base salary in the equivalent number of common shares:

Chief Executive Officer	5 times base salary
President (other than the Chief Executive Officer)	3 times base salary
Chief Financial Officer	3 times base salary
Other Executive Officers	2 times base salary

The number of shares required to be held varies according to our common share price movement. Newly elected executive officers will have up to five years to meet the ownership requirements after their election.

Executive officers who have not satisfied the share ownership requirements by the end of the five-year period or who have not shown progress (as subjectively determined by the Committee) toward the required ownership level prior to the end of such five-year period will be expected to retain 100% of the shares acquired through exercise of options, lapse of transfer restrictions on restricted shares or

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Performance Share Incentive Award payouts, net of shares withheld to cover the taxes due, until the share ownership requirement is achieved or there is progress towards the ownership requirement. We review the share ownership of each executive officer compared to the applicable share ownership guidelines, including the number of vested stock options, share equivalent units in deferred compensation plans and share ownership in the Nordson Corporation Employee Stock Ownership Plan and 401(k) Plan, each of which count as valid forms of share ownership under the ownership guidelines. As of October 31, 2017, all named executive officers exceed their respective ownership guidelines.

Anti-Pledging/Anti-Hedging Policy

We prohibit directors and executive officers from pledging Nordson common shares as collateral. Also prohibited are trading in derivative securities of Nordson’s common shares, engaging in short sales of Nordson securities, or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Nordson securities.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code sets a limit of $1,000,000 on the amount we can deduct for compensation paid to our “covered employees”. Historically, compensation meeting the requirements of “qualified performance-based compensation” under Section 162(m) has not counted toward the $1,000,000 limit. However, the Tax Cuts and Jobs Act, which was enacted on December 22, 2017, makes a number of changes to Section 162(m), generally effective for taxable (fiscal) years beginning after December 31, 2017, including the repeal of the “qualified performance-based compensation” exemption and the expansion of the definition of “covered employees” (for example, by including both the chief financial officer and certain former named executive officers as covered employees).

Our general philosophy has been to attempt to qualify compensation for tax deductibility under Section 162(m) of the Internal Revenue Code, wherever we deem appropriate, recognizing that, under certain circumstances, the limitations may be exceeded. Treatment as “qualified performance-based compensation ”has been sought to the extent practicable and only to the extent that it is consistent with our overall compensation objectives. The Committee however retains full discretion to construct compensation packages that will best attract, retain, and reward successful executive officers. Therefore, the Committee may award compensation that is not fully deductible under Section 162(m) if the Committee believes it will contribute to the achievement of our business objectives. Moreover, given the nature of the changes to Section 162(m) under the recent Tax Cuts and Jobs Act, the Compensation Committee expects that, after Nordson’s 2018 fiscal year, the tax-deductible portion of our executive compensation program will decrease.

As discussed above, for 2017, payouts under the Annual Cash Incentive Award and 2015-2017 Performance Share Incentive Award to executive officers subject to Section 162(m) were made in accordance with performance-based compensation arrangements that were intended to qualify as tax deductible.

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COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis that appears in this Proxy Statement. Based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s definitive Proxy Statement on Schedule 14A and incorporated by reference into the Company’s 2017 Annual Report, each as filed with the SEC.

Compensation Committee,

Mary G. Puma, Chair

Lee C. Banks

Joseph P. Keithley

Victor L. Richey, Jr.

January 19, 2018

The above Compensation Committee Report does not constitute soliciting material and should not be deemed filed with the SEC or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information in this Report be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. If this Report is incorporated by reference into the Company’s Annual Report on Form 10-K, such disclosure will be furnished in such Annual Report on Form 10-K and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act as a result of furnishing the disclosure in this manner.

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RISKS RELATED TO EXECUTIVE COMPENSATION POLICIES AND PRACTICES

The Committee believes that the design of the executive compensation program as outlined in the “Compensation Discussion and Analysis” above places emphasis on long-term incentives and competitive base salaries. While the Annual Cash Incentive Award is tied to short-term performance, the Committee concluded that emphasis on long-term incentives appropriately balances risk and management’s motivations for our long-term success, including share price performance, with the interests of our long-term shareholders. Although our executive compensation program is designed to pay-for-performance and provide incentive-based compensation, the incentive-driven elements of our executive compensation program contain various mitigating features that are designed to discourage management from taking unnecessary risks in managing the business that could maximize short-term results at the expense of long-term value.

The Committee has the authority to set performance measures and goals, monitor performance, and to exercise negative discretion in determining incentive award payouts to our executive officers.

We believe that our compensation policies and practices do not encourage our executive officers to take excessive or unnecessary risks and are not reasonably likely to have a material adverse effect on the Company.

The table below summarizes the risk mitigation factors applicable to the primary elements of the Company’s executive compensation program.

Base Salary Risk Mitigation Factors

Fixed Amount.    Base salary does not encourage risk-taking as it is a fixed amount.

Small Percentage of Total Compensation.    Base salary is a relatively small percentage of total direct compensation for executive officers.

Annual Cash Incentive Award Risk Mitigation Factors

Multiple Performance Factors.    The Annual Cash Incentive Award features multiple quantitative performance measures that encourage executives to focus on the overall strength of the business rather than a single financial measure.

Award Cap.    Awards payable to any individual are capped.

Management Processes.    Board and management processes are in place to oversee risks associated with the Annual Cash Incentive Award, including, but not limited to, monthly and quarterly business performance reviews by management and regular business performance reviews by the Board of Directors and the Audit Committee.

Clawback Provision.    Robust forfeiture (“clawback”) terms accompany cash-based incentive awards for our executive officers.

Long-Term Equity Compensation Risk Mitigation Factors

Share Ownership Guidelines.    Share ownership guidelines align the executive interests with those of our long-term shareholders.

Vesting Schedule Overlaps.    The vesting schedules for long-term incentives overlap and, therefore, reduce an executive officer’s motivation to maximize performance in any one period.

Service-based Vesting.    Service-based vesting aligns with long-term shareholder interests.

Anti-Hedging/Anti-Pledging Policy.    The Company’s anti-hedging policy prohibits directors and our executive officers from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of our common stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds. Our anti-pledging policy prohibits our directors and executive officers from pledging our common stock as collateral.

Clawback Provision.    Robust forfeiture (“clawback”) terms accompany equity-based awards for our executive officers.

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SUMMARY COMPENSATION FOR FISCAL YEAR 2017

All references in this section to years are references to fiscal years unless otherwise noted. Our fiscal year ends October 31.

The following narratives, tables, footnotes, and supplemental tables present the components of compensation for our named executive officers for the fiscal year ended October 31, 2017. The individual components of the compensation reflected in the Summary Compensation Table (“SCT”) for 2017 and the prior two fiscal years are:

•	Salary. Base salary earned by a named executive officer. Any amount of base salary deferred by a named executive officer is identified in footnote 1 to the “Non-Qualified Deferred Compensation” table.

•	Bonus. We did not award any discretionary cash bonus to any named executive officer.

•	Stock Awards. The awards disclosed in the “Stock Awards” column consist of restricted share awards and performance share awards for the 2017-2019, 2016-2018, and 2015-2017 performance periods. The calculations are based upon the grant date fair value of restricted shares and performance share units as calculated under FASB ASC Topic 718 for 2017, 2016, and 2015. Details about the Performance Share Incentive Awards are included in the narrative accompanying the “Grants of Plan-Based Awards” table below. For performance share awards, grant date fair value disclosed in the SCT is based on the level at which the award is expected to pay out, rather than at the maximum possible payout. The maximum payout appears in a footnote to the table.

•	Option Awards. The awards disclosed in the “Option Awards” column consist of option awards for our common stock. The award amounts represent the grant date fair value of stock options as calculated under FASB ASC Topic 718. Details about the option awards made during 2017 are included in the narrative accompanying the “Grants of Plan-Based Awards” table.

•	Non-Equity Incentive Plan Compensation. The amounts disclosed under the “Non-Equity Incentive Plan Compensation” column represent compensation earned under the Annual Cash Incentive Award. Further information concerning the Annual Cash Incentive Award may be reviewed in Part III of the Compensation Discussion and Analysis section of this Proxy Statement under the caption “Key Components of Our Executive Compensation Program.”

•	Change in Pension Value and Non-Qualified Deferred Compensation Earnings. The amounts disclosed in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column represent any actuarial increase during the fiscal year in the pension value provided under our qualified defined benefit pension plan and non-qualified excess defined benefit pension plan. We do not pay above-market or preferential rates on the non-qualified deferred compensation of our named executive officers. A narrative discussion of our defined benefit pension plan, and excess defined benefit pension plan accompanies the “Pension Benefits” table.

•	All Other Compensation. The amounts disclosed in the “All Other Compensation” column include the combined value of the named executive officer’s perquisites, our matching contributions to the qualified deferred compensation 401(k) plan and non-qualified deferred compensation plan and other noted payments.

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Summary Compensation Table

In this section we provide certain tabular and narrative information regarding the compensation of our principal executive and financial officers and our three other most highly compensated executive officers for 2017.

Name and Principal Position	Fiscal Year	Salary (1) $	Bonus $	Stock Awards (2) $	Option Awards (3) $	Non-Equity Incentive Plan Compensation (4) $	Change in Pension Value & Non- Qualified Deferred Compensation Earnings (5) $	All Other Compensation (6) $	Total $
Michael F. Hilton	2017	875,000	—	2,347,868	1,829,045	1,103,375	505,485	87,542	6,748,315
President and Chief	2016	850,000	—	1,897,868	1,416,040	1,380,400	775,637	108,904	6,428,849
Executive Officer	2015	825,000	—	1,752,298	1,425,589	800,000	761,474	75,158	5,639,519
Gregory A. Thaxton	2017	450,000	—	567,270	423,951	397,215	407,504	42,123	2,288,063
Senior Vice President,	2016	435,000	—	495,096	334,559	494,508	618,576	41,600	2,419,339
Chief Financial Officer	2015	420,000	—	434,012	354,220	326,340	514,429	34,511	2,083,512
John J. Keane	2017	435,000	—	567,270	423,951	395,850	161,304	38,577	2,021,952
Senior Vice President	2016	420,000	—	495,096	334,559	448,056	473,781	43,015	2,214,507
	2015	405,000	—	449,308	362,930	283,500	337,997	34,990	1,873,725
Gregory P. Merk	2017	403,000	—	425,453	302,822	351,799	364,368	23,766	1,871,208
Senior Vice President	2016	380,000	—	350,693	260,645	411,996	483,320	26,570	1,913,224
	2015	345,000	—	318,020	240,986	291,249	204,056	17,904	1,417,215
Robert E. Veillette	2017	366,000	—	346,665	260,427	253,839	450,300	40,545	1,717,776
Vice President,	2016	357,000	—	288,806	213,962	318,872	447,031	33,993	1,659,664
General Counsel & Secretary	2015	345,000	—	279,144	220,661	210,623	431,046	33,134	1,519,608

(1)	This column includes amounts of base salary deferred into the 2005 Deferred Compensation Plan. These deferrals are noted in footnote 1 to the “Non-Qualified Deferred Compensation” table.

(2)	This column represents the grant date fair value of restricted shares and performance share units as calculated under FASB ASC Topic 718. The grant date fair value disclosed for performance share awards is based on target performance. The maximum performance share award amount with respect to each of the named executive officers is shown in the table below. The assumptions made in valuing share awards reported in this column for 2017 are discussed in Note 15, Stock-based Compensation, to the consolidated financial statements included in our Report on Form 10-K for 2017.

Named Executive Officer	Fiscal Year	Maximum Payout (# of Units)	Maximum Grant Date Fair Value Payout
Michael F. Hilton	2017	29,800	$3,091,750
	2016	36,800	$2,490,992
	2015	30,200	$2,309,696
Gregory A. Thaxton	2017	7,200	$747,000
	2016	9,600	$649,824
	2015	7,600	$581,248
John J. Keane	2017	7,200	$747,000
	2016	9,600	$649,824
	2015	8,000	$611,840
Gregory P. Merk	2017	5,400	$560,250
	2016	6,800	$460,292
	2015	5,400	$412,992
Robert E. Veillette	2017	4,400	$456,500
	2016	5,600	$379,064
	2015	4,800	$367,104

(3)	This column represents the grant date fair value of the stock option award as calculated under FASB ASC Topic 718 as of the respective grant date for each award. The grant date fair value was determined using the Black-Scholes valuation model. For additional information regarding such awards, see the “Grants of Plan-Based Awards” table below. The aggregate grant date fair value may not correspond to the actual value that may be recognized by the named executive officer. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of our common shares relative to the exercise price per share at the time of exercise.

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The table below lists the assumptions used to estimate the grant date fair value of stock options awarded to the named executive officers and included in this column as of October 31, 2017:

Fiscal Year	Number of Shares Awarded	Exercise Price	Expected Life (in years)	Dividend Yield	Volatility	Risk-Free Rate
2013	80,600	$ 61.59	6.1	1.01%	0.4530	0.90%
2014	79,700	$ 71.75	6.1	1.03%	0.4417	1.79%
2015	89,700	$ 79.66	6.1	1.10%	0.3954	1.85%
2016	131,600	$ 70.91	6.2	1.54%	0.3037	1.90%
2017	138,080	$107.65	6.2	1.17%	0.2918	2.01%

The assumptions listed above differ slightly from those presented in Note 15, Stock-based Compensation to the consolidated financial statements included in our 2017 Annual Report. The assumptions in Note 15 represent awards to all executive officers and key employees and grant dates during each year.

See the “Grants of Plan-Based Awards” table for information with respect to the stock options awarded in 2017 and the “Outstanding Equity Awards” table for information with respect to the stock options awarded prior to 2017.

(4)	The amounts in this column represent the total non-equity incentive plan compensation we recognized in the respective fiscal year under our Annual Cash Incentive Award and also include the portion of the Annual Cash Incentive Award payout that was deferred by our named executive officers. These deferrals are noted in footnote 1 to the “Non-Qualified Deferred Compensation” table.

(5)	The amounts entered in this column include the aggregate change in the actuarial present value of the named executive officer’s accumulated benefits under the Nordson Corporation Salaried Employees Defined Benefit Pension Plan and Excess Defined Benefit Pension Plan. There were no above-market or preferential earnings on non-qualified deferred compensation. The present value amounts of the accumulated benefits were determined using assumptions discussed in Note 7, Retirement, Pension and other Post-retirement Plans to the consolidated financial statements included in our 2017 Annual Report.

The following table provides further details to the increases by plan for 2017:

Named Executive Officer	Change in Pension Plan Value ($)	Change in Excess Pension Plan Value ($)
Michael F. Hilton	67,154	438,331
Gregory A. Thaxton	85,290	322,214
John J. Keane	83,785	77,519
Gregory P. Merk	32,361	332,007
Robert E. Veillette	86,922	363,378

(6)	The following tables describe each component of the “All Other Compensation” column in the Summary Compensation Table:

Named Executive Officer	Total Perquisites ($) (a)	Company Contributions to Tax-Qualified and Non-Qualified Plans ($)	Dividends Related to Share- Based Plans ($)	Company Match of Charitable Contributions ($)	Total All Other Compensation ($)
Michael F. Hilton	11,682	49,777	17,853	8,230	87,542
Gregory A. Thaxton	7,271	25,366	4,440	5,046	42,123
John J. Keane	5,586	21,331	6,660	5,000	38,577
Gregory P. Merk	—	20,489	3,277	—	23,766
Robert E. Veillette	8,304	19,639	2,702	9,900	40,545

(a)	Total perquisites for 2017:

Named Executive Officer	Financial Planning ($)	Business and Airline Club Dues ($)	Executive Physicals ($)	Total Perquisites ($)
Michael F. Hilton	5,000	5,300	1,382	11,682
Gregory A. Thaxton	5,000	995	1,276	7,271
John J. Keane	3,800	—	1,786	5,586
Gregory P. Merk	—	—	—	—
Robert E. Veillette	3,400	395	4,509	8,304

74 |	Nordson Corporation – 2018 Proxy Statement

GRANTS OF PLAN-BASED AWARDS

We granted the following awards to our executive officers in 2017:

•	Annual Cash Incentive Awards — The Compensation Committee establishes quantitative corporate financial and operating unit measures and performance goals at the beginning of a fiscal year. Any payouts are determined by actual fiscal year performance against the pre-established corporate financial and business operating performance measures for our named executive officers that lead our businesses. These awards are referred to in the following table as “ACIA.”

•	Performance Share Incentive Awards — The Compensation Committee establishes performance share incentive awards for executive officers based on three-year cumulative performance measures. The award is in the form of performance share units which are settled in unrestricted Nordson common shares on a one-for-one basis or share equivalent units on a one-for-one basis for payouts that are deferred. The payout will vary based upon the actual level of performance over a three-year period. However, the threshold performance level must be achieved before any payout is made. These awards are referred to in the following table as “PSIA.”

•	Restricted Share Awards — Restricted shares are awarded subject to restrictions on transferability. The shares may be voted but not sold or transferred during the restriction period. Cash dividends are paid on the restricted shares during the restriction period. Restricted shares vest on a pro-rata basis annually each year for three years following the date of award. These awards are referred to in the following table as “RS.”

•	Stock Option Awards — Stock options have a term of ten years, become exercisable over a four-year period at the rate of 25% per year beginning one year from the grant date, and have an exercise price equal to the closing price of our common shares on the grant date. Under the terms of award, the exercise price and tax-withholding obligations may be paid with previously owned common shares or with shares acquired upon exercise. Information with respect to each of these awards on an award-by-award basis is set forth in the table below. These awards are referred to in the following table as “Options.”

Nordson Corporation – 2018 Proxy Statement	| 75

Grants of Plan-Based Awards

The following table and footnotes present the components of the plan-based awards made to our named executive officers during 2017.

Grants of Plan-Based Awards Table

Name	Plan		Estimated Future Payouts Under Non-equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (3) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
		Grant Date
Hilton	ACIA	11/21/2016	437,500	875,000	1,750,000	—	—	—	—	—	—	—
	PSIA	11/21/2016	—	—	—	7,450	14,900	29,800	—	—	—	1,545,875
	RS	11/21/2016	—	—	—	—	—	—	7,450	—	—	801,993
	Options	11/21/2016	—	—	—	—	—	—	—	60,400	$107.65	1,829,045
Thaxton	ACIA	11/21/2016	157,500	315,000	630,000	—	—	—	—	—	—	—
	PSIA	11/21/2016	—	—	—	1,800	3,600	7,200	—	—	—	373,500
	RS	11/21/2016	—	—	—	—	—	—	1,800	—	—	193,770
	Options	11/21/2016	—	—	—	—	—	—	—	14,000	$107.65	423,951
Keane	ACIA	11/21/2016	152,250	304,500	609,000	—	—	—	—	—	—	—
	PSIA	11/21/2016	—	—	—	1,800	3,600	7,200	—	—	—	373,500
	RS	11/21/2016	—	—	—	—	—	—	1,800	—	—	193,770
	Options	11/21/2016	—	—	—	—	—	—	—	14,000	$107.65	423,951
Merk	ACIA	11/21/2016	130,975	261,950	523,900	—	—	—	—	—	—	—
	PSIA	11/21/2016	—	—	—	1,350	2,700	5,400	—	—	—	280,125
	RS	11/21/2016	—	—	—	—	—	—	1,350	—	—	145,328
	Options	11/21/2016	—	—	—	—	—	—	—	10,000	$107.65	302,822
Veillette	ACIA	11/21/2016	100,650	201,300	402,600	—	—	—	—	—	—	—
	PSIA	11/21/2016	—	—	—	1,100	2,200	4,400	—	—	—	228,250
	RS	11/21/2016	—	—	—	—	—	—	1,100	—	—	118,415
	Options	11/21/2016	—	—	—	—	—	—	—	8,600	$107.65	260,427

(1)	These columns show the estimated dollar value of the potential payout under the ACIA at threshold, target or maximum payout levels. The Compensation Committee’s process to determine payouts under the ACIA is described in Part III of the Compensation Discussion and Analysis section of this Proxy Statement under the caption “Key Components of Our Executive Compensation Program.”

(2)	These columns show the potential number of shares to be paid out for our named executive officers under the PSIA at threshold, target or maximum performance. The measures and potential payouts are described in more detail in Part III of the Compensation Discussion and Analysis section of this Proxy Statement under the caption “Key Components of Our Executive Compensation Program.” The grant date fair value, based on target performance for these performance awards, is included in the “Stock Awards” column of the Summary Compensation Table.

(3)	Values in this column reflect the grant date fair value for stock option awards and PSIAs determined in accordance with FASB ASC Topic 718. The grant date fair value of the PSIAs are at target. The actual amounts that will be received by the named executive officer will be determined at the end of the performance period based upon our actual performance, which may differ from the performance that was probable on the grant date.

For establishing grant date fair value of stock options, we use the Black-Scholes option pricing model to calculate the fair value of stock options. The key assumptions for the Black-Scholes valuation method include the expected life of the option, stock price volatility, the risk-free interest rate, dividend yield and exercise price. The exercise price of stock options is the fair market value of our common shares on the grant date. The following table sets forth the assumptions used in the calculation of the amounts for stock option awards presented in the table:

a.	Expected Volatility: 0.2918.

b.	Risk-Free Interest Rate: The rate available at the time the award was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life: 2.01%.

c.	Dividend Yield: 1.17% based on the historical dividend yield.

d.	Expected Life: 6.2 years.

The calculations for the fair value of restricted shares are based upon the grant date fair value of restricted share awards determined using the market price of our common stock at the award date.

76 |	Nordson Corporation – 2018 Proxy Statement

OUTSTANDING EQUITY AWARDS AT OCTOBER 31, 2017

The following narrative, table and footnotes describe equity awards to our named executive officers under our 2012 Stock Incentive and Award Plan that were outstanding as of the end of 2017:

•	2016-2018 Performance Share Incentive Awards (disclosed as “2016 PSIA” awards in the “Stock Awards” columns). The 2016-2018 performance period began November 1, 2015 and concludes October 31, 2018. Settlement of these awards will be in the form of unrestricted Nordson common shares on a one-for-one basis. The ultimate value of the awards will depend on the number of share units earned and the price of our common shares at the time of settlement.

•	2017-2019 Performance Share Incentive Awards (disclosed as “2017 PSIA” awards in the “Stock Awards” columns). The 2017-2019 performance period began November 1, 2016 and concludes October 31, 2019. Settlement of these awards will be in the form of unrestricted Nordson common shares on a one-for-one basis. The ultimate value of the awards will depend on the number of share units earned and the price of our common shares at the time of settlement.

•	Restricted Share Awards (disclosed in the “Stock Awards” columns). Consist of the unvested restricted shares as of October 31, 2017.

•	Stock Option Awards (disclosed in the “Option Awards” columns). Consist of outstanding stock options awarded to our named executive officers.

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Outstanding Equity Awards

The following table sets forth information with respect to performance share awards, restricted share awards and stock options held by our named executive officers as of October 31, 2017. Dates noted below the names of the named executive officers represent award dates for stock options and restricted shares.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexer- cised Options- Exercis- able (1) (#)	Number of Securities Underlying Unexer- cised Options- Unexercis- able (1) (#)	Option Exercise Price $/sh	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested (4) ($)
Michael F. Hilton
2016 PSIA	—	—	—	—	—	—	36,800	4,662,192
2017 PSIA	—	—	—	—	—	—	29,800	3,775,362
Restricted Shares
24-Nov-2014	—	—	—	—	2,500	316,725	—	—
23-Nov-2015	—	—	—	—	6,134	777,116	—	—
21-Nov-2016	—	—	—	—	7,450	943,841	—	—
Stock Options:
7-Dec-2010	50,000	—	43.32	7-Dec-2020	—	—	—	—
28-Nov-2011	55,000	—	43.73	28-Nov-2021	—	—	—	—
28-Nov-2012	43,000	—	61.59	28-Nov-2022	—	—	—	—
25-Nov-2013	32,025	10,675	71.75	25-Nov-2023	—	—	—	—
24-Nov-2014	24,550	24,550	79.66	24-Nov-2024	—	—	—	—
23-Nov-2015	18,200	54,600	70.91	23-Nov-2025	—	—	—	—
21-Nov-2016	—	60,400	107.65	21-Nov-2026	—	—	—	—
Gregory A. Thaxton
2016 PSIA	—	—	—	—	—	—	9,600	1,216,224
2017 PSIA	—	—	—	—	—	—	7,200	912,168
Restricted Shares
24-Nov-2014	—	—	—	—	600	76,014	—	—
23-Nov-2015	—	—	—	—	1,600	202,704	—	—
21-Nov-2016	—	—	—	—	1,800	228,042	—	—
Stock Options:
4-Dec-2008	7,475	—	14.37	4-Dec-2018	—	—	—	—
3-Dec-2009	11,250	—	27.26	3-Dec-2019	—	—	—	—
7-Dec-2010	11,400	—	43.32	7-Dec-2020	—	—	—	—
28-Nov-2011	13,000	—	43.73	28-Nov-2021	—	—	—	—
28-Nov-2012	11,000	—	61.59	28-Nov-2022	—	—	—	—
25-Nov-2013	8,250	2,750	71.75	25-Nov-2023	—	—	—	—
24-Nov-2014	6,100	6,100	79.66	24-Nov-2024	—	—	—	—
23-Nov-2015	4,300	12,900	70.91	23-Nov-2025	—	—	—	—
21-Nov-2016	—	14,000	107.65	21-Nov-2026	—	—	—	—
John J. Keane
2016 PSIA	—	—	—	—	—	—	9,600	1,216,224
2017 PSIA	—	—	—	—	—	—	7,200	912,168
Restricted Shares
24-Nov-2014	—	—	—	—	600	76,014	—	—
23-Nov-2015	—	—	—	—	1,600	202,704	—	—
21-Nov-2016	—	—	—	—	1,800	228,042	—	—
Stock Options:
7-Dec-2010	16,000	—	43.32	7-Dec-2020	—	—	—	—
28-Nov-2011	16,000	—	43.73	28-Nov-2021	—	—	—	—
28-Nov-2012	11,900	—	61.59	28-Nov-2022	—	—	—	—
25-Nov-2013	8,625	2,875	71.75	25-Nov-2023	—	—	—	—
24-Nov-2014	6,250	6,250	79.66	24-Nov-2024	—	—	—	—
23-Nov-2015	4,300	12,900	70.91	23-Nov-2025	—	—	—	—
21-Nov-2016	—	14,000	107.65	21-Nov-2026	—	—	—	—

78 |	Nordson Corporation – 2018 Proxy Statement

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexer- cised Options- Exercis- able (1) (#)	Number of Securities Underlying Unexer- cised Options- Unexercis- able (1) (#)	Option Exercise Price $/sh	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested (4) ($)
Gregory P. Merk
2016 PSIA	—	—	—	—	—	—	6,800	861,492
2017 PSIA	—	—	—	—	—	—	5,400	684,126
Restricted Shares
24-Nov-2014	—	—	—	—	468	59,291	—	—
23-Nov-2015	—	—	—	—	1,134	143,666	—	—
21-Nov-2016	—	—	—	—	1,350	171,032	—	—
Stock Options:
3-Dec-2009	12,200	—	27.26	3-Dec-2019	—	—	—	—
7-Dec-2010	9,000	—	43.32	7-Dec-2020	—	—	—	—
28-Nov-2011	10,000	—	43.73	28-Nov-2021	—	—	—	—
28-Nov-2012	7,600	—	61.59	28-Nov-2022	—	—	—	—
25-Nov-2013	5,700	1,900	71.75	25-Nov-2023	—	—	—	—
24-Nov-2014	4,150	4,150	79.66	24-Nov-2024	—	—	—	—
23-Nov-2015	3,350	10,050	70.91	23-Nov-2025	—	—	—	—
21-Nov-2016	—	10,000	107.65	21-Nov-2026	—	—	—	—
Robert E. Veillette
2016 PSIA	—	—	—	—	—	—	5,600	709,464
2017 PSIA	—	—	—	—	—	—	4,400	557,436
Restricted Shares
24-Nov-2014	—	—	—	—	400	50,676	—	—
23-Nov-2015	—	—	—	—	934	118,328	—	—
21-Nov-2016	—	—	—	—	1,100	139,359	—	—
Stock Options:
4-Dec-2008	17,000	—	14.37	4-Dec-2018	—	—	—	—
3-Dec-2009	8,000	—	27.26	3-Dec-2019	—	—	—	—
7-Dec-2010	6,400	—	43.32	7-Dec-2020	—	—	—	—
28-Nov-2011	8,800	—	43.73	28-Nov-2021	—	—	—	—
28-Nov-2012	7,100	—	61.59	28-Nov-2022	—	—	—	—
25-Nov-2013	5,175	1,725	71.75	25-Nov-2023	—	—	—	—
24-Nov-2014	3,800	3,800	79.66	24-Nov-2024	—	—	—	—
23-Nov-2015	2,750	8,250	70.91	23-Nov-2025	—	—	—	—
21-Nov-2016	—	8,600	107.65	21-Nov-2026	—	—	—	—

(1)	Amounts in these columns represent outstanding vested and unvested stock options awarded from December 4, 2008 to October 31, 2017. The options are exercisable in four equal annual installments (25% of award per year), commencing one year after the grant date. As of October 31, 2017, none of the options awarded during 2017 had vested.

(2)	Amounts in these columns represent restricted share awards that have not vested as of October 31, 2017. Restricted shares vest in three equal annual installments, commencing one year after date of grant. Market Value was calculated by multiplying the closing price of our common shares on October 31, 2017 – $126.69 per share – by the number of unvested shares.

(3)	This column reflects performance share units awarded in 2016 and 2017. Payouts in unrestricted shares are conditioned upon performance during three-year cycles ending on October 31, 2018 and October 31, 2019, respectively, and will be determined following the Compensation Committee’s certification of performance at the close of the respective performance period.

(4)	The 2016-2018 and 2017-2019 performance period awards are shown at maximum payout since the target performance level would be exceeded based on performance to date. Market value was calculated by multiplying the closing price of our common shares on October 31, 2017 – $126.69 per share – by the maximum number of performance shares.

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STOCK OPTION EXERCISES AND STOCK VESTED TABLES

The following tables set forth information with respect to the stock options exercised, restricted shares vested and the Performance Share Incentive Award earned, before payment of any applicable withholding tax and broker commissions.

	Stock Option		2015-2017 PSIA Payout
Named Executive Officer	Number of Shares Acquired (#)	Value Realized ($)	Number of Shares Acquired (#)	Value Realized ($) (1)
Michael F. Hilton	69,218	5,650,004	22,967	3,424,839
Gregory A. Thaxton	3,200	282,480	5,780	861,914
John J. Keane	23,600	2,280,276	6,084	907,246
Gregory P. Merk	—	—	4,107	612,436
Robert E. Veillette	3,200	277,936	3,650	544,288

(1)	Settlement of performance shares occurred on January 3, 2018. The closing price of our common shares was $149.12 on January 3, 2018. Mr. Merk deferred 821 shares having a settlement date value of $122,428.

	Restricted Shares (Vested 11/25/16) (1)		Restricted Shares (Vested 11/24/16) (2)		Restricted Shares (Vested 11/23/16) (3)		Restricted Shares (Vested 8/27/17) (4)
Named Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (5)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (5)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (5)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (5)
Michael F. Hilton	2,434	269,103	2,500	276,400	3,066	336,831	—	—
Gregory A. Thaxton	600	66,336	600	66,336	800	87,888	—	—
John J. Keane	634	70,095	600	66,336	800	87,888	2,000	218,360
Gregory P. Merk	434	47,983	466	51,521	566	62,181	—	—
Robert E. Veillette	400	44,224	400	44,224	466	51,195	—	—

(1)	These restricted shares were awarded November 25, 2013.

(2)	These restricted shares were awarded November 24, 2014.

(3)	These restricted shares were awarded November 23, 2015.

(4)	These restricted shares were awarded August 27, 2014.

(5)	Value realized was calculated by multiplying the closing price of our common shares on the date restrictions expired by the number of shares that vested:

(a)	November 25, 2016 ($110.56 per share); and

(b)	November 25, 2016 ($110.56 per share); and

(c)	November 23, 2016 ($109.86 per share); and

(d)	August 28, 2017 ($109.18 per share).

80 |	Nordson Corporation – 2018 Proxy Statement

PENSION BENEFITS TABLE

The following table, narrative and footnotes set forth the actuarial present value of, and other information about, the pension benefits accumulated by each of our named executive officers for 2017.

Named Executive Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1)(2) ($)	Payments During Last Fiscal Year ($)
Michael F. Hilton	Salaried Employees Pension Plan	7.75	381,370	—
	Excess Defined Benefit Pension Plan	7.75	3,458,478	—
Gregory A. Thaxton	Salaried Employees Pension Plan	28.00	1,102,778	—
	Excess Defined Benefit Pension Plan	28.00	3,005,124	—
John J. Keane	Salaried Employees Pension Plan	25.00	990,392	—
	Excess Defined Benefit Pension Plan	25.00	2,467,033	—
Gregory P. Merk (3)	Salaried Employees Pension Plan	4.75	138,839	—
	Excess Defined Benefit Pension Plan	23.33	2,007,168	—
Robert E. Veillette	Salaried Employees Pension Plan	32.42	1,586,433	—
	Excess Defined Benefit Pension Plan	32.42	2,375,841	—

(1)	For the Salaried Employees Pension Plan, the actuarial assumptions used to determine the present value of the accumulated benefit at October 31, 2017 are:

•	measurement date of October 31;

•	each participant’s benefit commences at age 65, the age at which retirement may occur without any age-based reduction in benefits, discounted to October 31, 2017 using a discount rate of 3.57%;

•	the benefits are payable as a single life annuity; and

•	post-retirement mortality based on the RP2006 Fully Generational Mortality Table for Healthy Employees projected with mortality improvements by Scale MP2016.

(2)	For the Excess Defined Benefit Pension Plan, the calculation of the present value of the accumulated benefit for Messrs. Hilton, Thaxton, Keane, and Merk assumes that each participant’s benefit is payable as a lump sum commencing at age 65, the age at which retirement may occur without any age-based reduction in benefits, discounted to October 31, 2017 using a discount rate of 3.57%, a lump sum interest rate of 2.88% and post-retirement mortality based on the life expectancy under IRC regulation 1.401(a)(9)-9. The calculation for Mr. Veillette assumes an annuity payment commencing at age 65, the age at which retirement may occur without any age-based reduction in benefits, discounted to October 31, 2017 using a discount rate of 3.57% and post-retirement mortality based on the RP-2014 Fully Generational Mortality Table with Scale MP-2014 for Healthy Employees.

(3)	Mr. Merk became a participant in the Salaried Employees Pension Plan and the Excess Defined Benefit Pension Plan effective February 1, 2013. He receives benefit service credit for his service prior to February 1, 2013 with Nordson under the Excess Defined Benefit Pension Plan.

Salaried Employees Pension Plan

We sponsor the Nordson Corporation Salaried Employees Pension Plan (the “Salaried Employees Pension Plan”), a defined benefit pension plan for our U.S.-based salaried employees, including our U.S.-based named executive officers. Benefits under the pension plan are based on a “final average pay,” which means the monthly average of the highest aggregate compensation (base salary and cash incentive payment) for 60 months of the 120 most recent consecutive months prior to retirement. Compensation used to determine benefits under the Salaried Employees Pension Plan may not exceed the limit under the Internal Revenue Code.

Normal retirement age under the Salaried Employees Pension Plan is age 65. Employees who retire on or after age 55 may begin receiving their benefit immediately but experience a reduction in the benefit for every month prior to age 65 that the benefit begins. Employees become 100% vested in their benefit at the earlier of age 65, or after five years of service. The benefits are further reduced by benefits received under the Social Security program.

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If the employee dies prior to receiving the vested benefit, the surviving spouse, if any, will receive a 50% survivor annuity for the rest of the surviving spouse’s life. Benefits under the Salaried Employees Pension Plan become payable on the first of the month following retirement, absent any election by a participant to commence the payment of benefits at a different time. Benefits are payable in one of the following ways:

•	Life Only Annuity. If a participant is not married or has been married less than 12 months when payments begin and does not elect an optional payment method, he or she will receive the full amount of his or her benefit in equal monthly installments for the rest of his or her life. Payments begin on the first of the month following the retirement date. After death, no additional payments are made.

•	50% Joint & Survivor Annuity. If a participant is married for at least 12 months when payments begin, he or she will receive his or her benefit as a 50% Joint & Survivor Annuity, absent election of (and spousal consent for) an optional payment form. Under this option, a participant will receive a reduced monthly benefit during his or her lifetime. After the participant’s death, his or her spouse receives a benefit equal to 50% of the monthly benefit the participant was receiving. If the spouse dies before the participant, but after the participant begins receiving payments, the participant will continue to receive the same benefit amount during his or her lifetime and no additional payments are made after death.

•	100% (or 75%) Joint & Survivor Annuity. A participant will receive a reduced lifetime benefit under this option. The participant names a beneficiary and chooses the percentage of his or her benefit to continue to that individual after the participant’s death. After death, the beneficiary receives the percentage of benefit elected (100% or 75%) for the remainder of his or her life. The participant’s age at the date the benefit commences, the beneficiary’s age, and the percentage elected to continue after death affect the amount of the benefit received during the participant’s lifetime.

•	10 Year Certain Annuity. A participant will receive a reduced lifetime benefit in equal monthly installments with payments guaranteed for at least ten years under this option. Payments continue for the rest of the participant’s life even if he or she lives longer than the period of time elected. However, if the participant receives less than 120 payments before death, the same monthly benefit continues to the beneficiary until the combined total number of installment payments are made.

•	Level Income Option. This option allows a participant to receive an increased monthly payment from the pension plan initially if a participant retires early and begins receiving payments from the pension plan before he or she is eligible for Social Security benefits. After Social Security benefits begin, the monthly payment from the pension plan is reduced. This option does not provide any survivor benefit and, therefore, no benefit is payable after death.

Excess Defined Benefit Pension Plan

We also sponsor an Excess Defined Benefit Pension Plan for our U.S.-based executive officers. This plan is a non-tax qualified supplemental defined benefit plan designed to work in conjunction with the Salaried Employees Pension Plan. The pension benefit outlined above for the Salaried Employees Pension Plan is calculated as if there were no compensation limits under the Internal Revenue Code. Then, the maximum benefit allowable is paid out under the Salaried Employees Pension Plan and the balance is paid out under the Excess Defined Benefit Pension Plan. In addition to the benefit payout alternatives under the Salaried Employees Pension Plan, our executive officers may under the Excess Defined Benefit Pension Plan elect a lump sum payout of the benefit following termination of employment.

Benefits under the Excess Defined Benefit Pension Plan are unsecured and are payable from our general assets. Payments will be delayed if and to the extent payment within six months of the

82 |	Nordson Corporation – 2018 Proxy Statement

termination of employment will result in the imposition of additional taxes on the executive officer pursuant to Section 409A of the Internal Revenue Code. Payments delayed due to Section 409A rules will accrue interest during the deferral period at the 10-year Treasury bill rate in effect on the first business day of the Excess Defined Benefit Pension Plan year in which the delayed payment period commences.

NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth the contributions, earnings, withdrawals or distributions, and aggregate balances for the named executive officers in 2017 under the 2005 Deferred Compensation Plan.

	Deferred Compensation Plan
Named Executive Officer	Executive Contributions in Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year (2) ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End (3) ($)
Michael F. Hilton	2,533,101	41,677	3,666,237	—	19,267,514
Gregory A. Thaxton	292,219	14,966	954,471	—	4,769,569
John J. Keane	29,031	13,231	357,689	—	2,744,867
Gregory P. Merk	155,367	12,304	194,489	—	888,592
Robert E. Veillette	129,915	9,124	734,114	—	3,525,973

(1)	This column includes:

(a)	Amounts of base salary each named executive officer deferred in 2017: Mr. Hilton – $52,465; Mr. Thaxton – $44,965; Mr. Keane – $29,031; Mr. Merk – $19,348; and Mr. Veillette – $66,141. These amounts deferred are included in the “Salary” column of the Summary Compensation Table.

(b)	Amounts of Annual Cash Incentive Award payout deferred in 2017: Mr. Hilton – $82,824; Mr. Thaxton – $247,254; Mr. Merk – $41,200; and Mr. Veillette – $63,774.

(c)	Of the 2014-2016 Performance Share Incentive Award payout, Mr. Hilton deferred 21,141 shares having a settlement date value of $2,397,812; and Mr. Merk deferred 836 shares having a settlement date value of $94,819.

(2)	The increase in aggregate earnings is attributable primarily to appreciation in the share price of Nordson common stock in 2017.

(3)	The fiscal year-end aggregate balances reported in this column include the amounts of base salary, Annual Cash Incentive Award payouts and Performance Share Incentive Award payouts that were deferred and reported as compensation in the Summary Compensation Table in previous years:

(a)	Base salary: Mr. Hilton – $100,442; Mr. Thaxton – $85,414; Mr. Keane – $60,000; Mr. Merk – $77,154; and Mr. Veillette – $70,147.

(b)	Annual Cash Incentive Award payout: Mr. Hilton – $125,640; Mr. Thaxton – $ 163,170; Mr. Merk – $86,028; and Mr. Veillette – $100,840.

(c)	Settlement date dollar value of Performance Share Incentive Award payout: Mr. Hilton – $2,879,083; Mr. Thaxton – $149,569; Mr. Merk – $111,912; and Mr. Veillette – $98,119.

Deferred Compensation Plan

Under the Deferred Compensation Plan, our executive officers may elect to defer up to 100% of their base pay and Annual Cash Incentive Award payout, and 90% of their Performance Share Incentive Award payout each year. An executive officer may elect to invest in a number of investment accounts designated by the Compensation Committee, including an account comprised of units of our common shares. The cash investment accounts mirror the investment funds and investment returns provided under our qualified defined contribution 401(k) Plan, although the plans are not linked. The number of units credited to the share unit account is based on the closing price of our common shares on the day the share units are credited to the account and includes additional share units credited for quarterly dividends paid on our common shares.

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Distributions are made in either a lump sum or installments based upon the executive officer’s annual election. An executive officer may elect to receive payment in the form of a single lump sum or periodic payments over a period of 5, 10 or 15 years. No later than 12 months prior to a distribution, an executive officer may make an election to change the payment date or form of payment, provided that the distribution occurs at least 5 years after the original date of distribution previously elected by the executive officer.

The Internal Revenue Code places limits on amounts that “highly compensated employees,” such as our executive officers, may contribute to 401(k) plans. Correspondingly, because of these limits, matching contributions to the 401(k) Plan accounts of our executive officers in 2017 were limited. In order to restore any matching contribution amount that may have been forgone by our executive officers because of this limitation, we provide executive officers the opportunity to capture this potentially lost match in the deferred compensation plan. This restoration match is made to the executive officers who defer at least a minimum portion of their base salary.

For all distributions, cash will be paid with respect to the cash accounts and our common shares will be issued equal to the number of share units in the executive officer’s share equivalent unit account. Upon an executive officer’s death, payment of any balance in a deferral account will be made to a designated beneficiary.

In order to permit deferrals and payouts that comply with Section 409A of the Internal Revenue Code, we adopted the 2005 Deferred Compensation Plan effective for deferrals by the executive officers after January 1, 2005. On December 10, 2008, the Compensation Committee adopted the Amended and Restated 2005 Deferred Compensation Plan to bring the plan into compliance with final rules issued under Section 409A.

The investment options and respective returns under the Amended and Restated 2005 Deferred Compensation Plan for 2015, 2016 and 2017 were as follows:

Investment Funds	2017 Return	2016 Return	2015 Return
Investment Contract	3.00%	3.05%	3.00%
Money Market Trust	0.01%	(0.24)%*	(0.63)%
Large Cap Value (500 Index B)	16.10%	3.58%	4.33%
Large Cap Blend (Equity-Income)	11.12%	6.90%	(3.09)%
Large Cap Growth (Blue Chip Growth)	32.71%	(0.55)%	11.56%
International Equity Index (B)	23.65%	(0.05)%	(6.28)%
Nordson Stock (includes dividends)	13.82%	41.94%	(5.76)%

*	Average of the 2016 Return % of two funds. The Money Market fund in the plan was merged into a new fund in April 2016.

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POTENTIAL BENEFITS UPON TERMINATION

The following table and narrative address the impact a loss of employment in each of the following scenarios as of October 31, 2017 has on executive compensation and benefits: termination for cause or voluntary termination, death, long-term disability, retirement, involuntary termination and termination without cause or for good reason, and payments in connection with a termination following a change-in-control.

Payout of account balances of our executive officers’ deferred compensation plan accounts, qualified and excess defined benefit pension plans, and qualified defined contribution (401(k)) plan would be made under the distribution provisions of those plans.

Benefit or Payment	Termination for Cause or Voluntary Termination	Termination Due to Death, Disability (1) or Retirement At Normal Age (age 65) (2)	Termination Due to Early Retirement (age 55) (2)	Involuntary Termination (3) / Termination Without Cause or for Good Reason (4)	Termination following a Change-in-Control (5)
Severance (Cash)	None	None	None	Chief Executive Officer Only: Described in the “Severance Agreements” section above under Part IV of Compensation Discussion and Analysis	Lump sum cash payment equal to two times the sum of the executive officer’s annual base salary and cash incentive award (at target payout)

Stock Options (Unvested)	Forfeited	Death or Disability: full vesting (6) Retirement at 65: vesting continues except for awards made less than 12 months prior to termination, which are forfeited (6)	Vesting Continues except for awards made less than 12 months prior to termination, which are forfeited (7)	Forfeited	Vest upon a change-in-control

Service-Based Restricted Shares (Unvested)	Forfeited	Death or Disability: full vesting (6) Retirement at 65: full vesting, except for awards made less than 12 months prior to termination, which are forfeited	Pro-rated vesting based on number of months of service since award date except for awards made less than 12 months prior to termination, which are forfeited	Chief Executive Officer Only: Full vesting All Others: Forfeited	Vest upon a change-in-control

Performance Share Incentive Award	Forfeited	Pro-rated payout determined at the conclusion of the respective performance period	Pro-rated payout determined at the conclusion of the respective performance period	Forfeited	Vesting with payout based on performance at target as of the date of change-in-control

Excess Defined Pension Benefit	No enhancement	No enhancement	No enhancement	No enhancement	Two (2) additional years of age and benefit service

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Benefit or Payment	Termination for Cause or Voluntary Termination	Termination Due to Death, Disability (1) or Retirement At Normal Age (age 65) (2)	Termination Due to Early Retirement (age 55) (2)	Involuntary Termination (3) / Termination Without Cause or for Good Reason (4)	Termination following a Change-in-Control (5)

Paid Health Care Benefits	None	None	None	Chief Executive Officer: Yes For Others: None	Yes

Professional Outplacement Services	None	None	None	None	Yes (up to $50,000)

Excise and Related Income Tax Gross Up	None	None	None	None	Yes (8)

(1)	A disability benefit is payable under the long-term disability plan under a group life insurance policy. Any amounts due to an executive officer above the maximum disability payment provided by the policy ($25,000 per month) would be paid from our general assets. In the event of the Chief Executive Officer’s death, the surviving spouse will be entitled to: (a) a life insurance benefit equal to two times the sum of his annual base salary and target Annual Cash Incentive Award for the fiscal year in which the death occurs; (b) continued health benefits for 2 years; and (c) a pro-rated amount of the Chief Executive Officer’s Annual Cash Incentive Award for the fiscal year of death based upon actual performance in such fiscal year, as determined at the end of the applicable performance period. In the event of the Chief Executive Officer’s termination of employment due to disability when he is age 65 or older or a termination due to retirement, the Chief Executive Officer shall receive a $12,000 Company-paid retiree life insurance benefit.

(2)	Predicated upon retirement under the Company-sponsored pension plan. Stock option and restricted share awards made less than 12 months prior to date of termination of employment are forfeited.

(3)	Presumes involuntary termination was not due to a violation of the Company’s Code of Ethics and Business Conduct.

(4)	We have no contractual obligation to provide severance payments or benefits to an executive officer whose employment is terminated without cause, other than with respect to Mr. Hilton under his employment agreement. Severance benefits due Mr. Hilton in the event of a termination without cause or a resignation for good reason are discussed under the caption “Severance Agreements” in the Compensation Discussion and Analysis of this Proxy Statement.

If any negotiated severance arrangement were entered into between us and an executive officer for severance payments, we would require the executive officer to sign a general release and waiver of claims against us and would typically require compliance with confidentiality and non-compete restrictions. Any agreed-upon severance payment will be subject to delay in the commencement of payments required by Section 409A of the Internal Revenue Code.

“Cause” and “Good Reason” are discussed in the “Severance Agreement” section of the Compensation Discussion and Analysis section of this Proxy Statement.

(5)	A change-in-control occurs if and when:

•	a report is filed with the SEC on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as promulgated pursuant to the Exchange Act, disclosing that any “person” (as the term “person” is used in Section 13(d) or Section 14(d)(2) of the Exchange Act) is or becomes a beneficial owner, directly or indirectly, of securities representing 35% or more of the combined voting power of our then outstanding securities eligible to vote for the election of the Board of Directors;

•	during any period of 24 consecutive months, individuals who, at the beginning of such 24-month period were our directors, which we refer to as the incumbent board, cease to constitute at least a majority of the Board of Directors, unless the election, or nomination for election, of any person becoming a director subsequent to the beginning of such 24-month period was approved by a vote of at least two-thirds of the incumbent board;

•	all or substantially all of our assets are sold in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or

•	we are merged or consolidated with another corporation and, as a result, securities representing less than 50% of the combined voting power of the surviving or resulting corporation’s securities (or of the securities of a parent corporation in case of a merger in which the surviving or resulting corporation becomes a wholly-owned subsidiary of the parent corporation) are owned in the aggregate by holders of our securities immediately prior to such merger or consolidation.

Upon a change-in-control, all outstanding equity compensation awards vest immediately. Unlike the “double trigger” discussed above, no termination of employment is required for the accelerated vesting of the awards. This “single-trigger” vesting provides our named executive officers with the same opportunity as our shareholders to realize the value created by the transaction.

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(6)	Vested options may be exercised for the life of the option.

(7)	Vested options may be exercised for the earlier of (i) five (5) years following retirement date or (ii) the life of the option.

(8)	Effective November 1, 2015, we have eliminated gross up on any severance benefits for tax purposes.

Enhanced Payments and Benefits Assuming Termination as of October 31, 2017

The following table reflects the estimated value of enhanced payments and benefits that the named executive officers would receive under various termination scenarios assuming that all listed events occurred as of the last business day of fiscal year 2017 – October 31, 2017.

In estimating the amounts reflected in the following table, we also applied the following general assumptions and principles:

•	No amounts for 2017 base salary or payouts under the 2017 Annual Cash Incentive Award and 2015-2017 Performance Share Incentive Award are included in the following tables because the amounts are already earned as of October 31, 2017 and are not enhanced by any of the triggering events;

•	Amounts were calculated based on each named executive officer’s age, compensation and years of service as of October 31, 2017;

•	The value of our common shares on October 31, 2017 was $126.69 per share;

•	Unvested stock options that vest were valued at an amount per share equal to the difference between $126.69 and the grant date share price for each of the stock options on the grant date;

•	No amounts were included for account balances in our qualified defined contribution 401(k) plan because this plan is available to all U.S.-based salaried employees who have worked the minimum amount of hours required to receive this benefit;

•	No amounts were included for balances in a named executive officers’ deferred compensation account. Fiscal year-end deferred account balances are reported in the Non-Qualified Deferred Compensation table;

•	The value of benefits and payments that are generally available to all employees on a non-discriminatory basis are not included;

•	The value of performance share units for termination other than voluntary termination or termination due to cause was determined using payout at target performance;

•	The value of restricted shares subject to accelerated vesting is based on shares outstanding as of October 31, 2017 as shown in the Outstanding Equity Awards table. Value is determined by multiplying the number of shares by the closing price of our common shares on October 31, 2017 – $126.69 per share;

•	None of the named executive officers, except for Mr. Veillette, is qualified to receive an age 65 retirement pension benefit as of October 31, 2017. The actuarial present value of the deferred vested benefit under our Salaried Employees Pension Plan for each named executive officer may be found in the Pension Benefits table; and

•	Calculation of post-termination payout of the Excess Defined Benefit Pension Plan assumes a lump sum payout. Other assumptions used in the calculation are noted in footnote 1 to the Pension Benefits table. The payout amount in the event of a qualifying termination following a change-in-control reflects an additional two years of age and two years of service, up to a maximum age 65 and 30 years of service.

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Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount a named executive officer would have received if termination had occurred on October 31, 2017.

	Death and Disability ($)	Early Retirement (Age 55) (1) ($)	Involuntary Termination/ Termination Without Cause or for Good Reason (2) ($)	Qualifying Termination Following Change- in-Control ($)
Michael F. Hilton	10,026,735	7,643,455	5,537,682	64,224,696
Gregory A. Thaxton	2,454,502	1,884,590	—	24,610,072
John J. Keane	2,485,316	1,915,404	—	17,368,985
Gregory P. Merk	1,796,162	1,381,204	—	12,208,681
Robert E. Veillette	1,526,726	1,179,486	—	15,755,076

(1)	As of October 31, 2017, except for Mr. Veillette, no named executive officer was eligible for retirement at the normal retirement age.

(2)	Mr. Hilton is the only named executive officer eligible to receive severance and full vesting of restricted shares in the event his employment is terminated involuntarily by the Company or by Mr. Hilton for Good Reason, as that term is defined in the employment agreement with Mr. Hilton, absent a change-in-control. No enhancements are provided to the other named executive officers in this termination scenario.

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AUDIT COMMITTEE REPORT

January 19, 2018

To: The Board of Directors of Nordson Corporation

The Audit Committee consists solely of independent Directors within the meaning of the Nasdaq listing standards. The Audit Committee oversees Nordson’s financial reporting process on behalf of the Board. Nordson’s independent registered public accounting firm, Ernst & Young, LLP, is responsible for performing an integrated audit of Nordson’s annual consolidated financial statements and internal control over financial reporting as of the end of the year in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB). The Committee operates under a written charter that specifies the Committee’s responsibilities. The full text of the Committee’s Charter is available at: www.nordson.com/en/our-company/investors/annual-reports-and-presentations. The Audit Committee members are not auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm.

Management has the responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended October 31, 2017, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee discussed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under PCAOB Auditing Standard 1301, Communications with Audit Committees. In addition, the Committee has received and discussed with Ernst & Young LLP written disclosures regarding Ernst & Young LLP’s independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence.

The Committee discussed with our internal auditor and Ernst & Young LLP the overall scope and plan for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2017 filed with the Securities and Exchange Commission. The Committee also evaluated and reappointed Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2018

This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

This report has been furnished by the members of the Audit Committee:

Michael J. Merriman, Jr., Chair

Randolph W. Carson

Arthur L. George, Jr.

Frank M. Jaehnert

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

Why am I receiving this Proxy Statement?    You have been sent this Proxy Statement and proxy/voting instruction card(s) because you were a shareholder, or held Nordson common stock through a broker, bank, or other third party, at the close of business on January 2, 2018, the record date for shareholders entitled to vote at the Annual Meeting. As of January 2, 2018, there were outstanding, excluding treasury shares which cannot be voted, 57,809,912 common shares entitled to one vote per share upon all matters presented to the shareholders.

What is a proxy?    A proxy is your legal appointment of another person to vote the shares that you own in accordance with your instructions. The person you appoint to vote your shares is also called a proxy.

On the proxy/voting instruction card, you will find the names of the persons designated by the Company to act as proxies to vote your shares at the Annual Meeting. The proxies are required to vote your shares in the manner you instruct.

Who can attend the Annual Meeting?    All shareholders of record as of the close of business on January 2, 2018 may attend the meeting.

Must I inform anyone of my intent to attend the Annual Meeting?    Yes. To permit your name to be registered with the Key Tower security service to gain access to the BakerHostetler LLP offices, you must inform the company’s Secretary, Gina A. Beredo, in writing (letter or e-mail) before the Annual Meeting of your intent to attend the Annual Meeting. Ms. Beredo’ s contact information is as follows:

•	E-mail address: gina.beredo@nordson.com

•	Mailing Address: 28601 Clemens Road, Westlake, Ohio 44145.

Must I present credentials to permit access to the BakerHostetler LLP offices?    Yes. You must present a form of picture identification to the security officer at the desk located on the main floor of the Key Tower. You will be provided a pass to permit access to the Key Tower elevators. You will proceed to the 20th floor offices of BakerHostetler LLP.

What if I have a disability?    If you are disabled and would like to participate in the Annual Meeting, we can provide reasonable assistance. Please send any request for assistance to c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

What proposals may I vote on at the Annual Meeting and how does the Board recommend I vote?    The following chart explains your voting options with regard to each proposal to be voted upon at the Annual Meeting, how the Board of Directors recommends that you vote, and the vote required for that proposal to be approved.

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal	Voting Options	Required Vote	Broker Discretionary Vote Permitted	Board’s Voting Recommendation
1. Election of directors	“FOR” all nominees or “WITHHOLD” your vote for one or more of the nominees.	Each nominee must receive a plurality of the votes cast.	No	FOR the election of each of the director nominees

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VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal	Voting Options	Required Vote	Broker Discretionary Vote Permitted	Board’s Voting Recommendation

2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2018	“FOR” or “AGAINST” or “ABSTAIN” from voting.	This non-binding proposal will be considered approved if more votes are cast in favor than against.	Yes(1)	FOR

3. Advisory vote to approve compensation of named executive officers	“FOR” or “AGAINST” or “ABSTAIN” from voting.	This non-binding proposal will be considered approved if more votes are cast in favor than against.	No	FOR

4. Approve the Amended and Restated Nordson Corporation 2012 Stock Incentive and Award Plan	“FOR” or “AGAINST” or “ABSTAIN” from voting.	This proposal will be considered approved if more votes are cast in favor than against.	No	FOR

(1)	This is considered to be a routine matter and, therefore, if you hold your shares in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on this Proposal but not any other Proposals since they are considered to be “non-routine” matters.

Abstentions as to any matter are counted in determining the presence of a quorum at the Annual Meeting. They are not included in the vote count for election of directors and do not have an impact on the outcome of the vote on Proposal 4. However, abstentions will affect the outcome of the vote on Proposals 2 and 3, being equivalent to a vote “against” the Proposals.

Will any other matters be voted on?    We are not aware of any other matters on which you will be asked to vote at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the proxy holders will use their discretion to vote on these matters as they may arise. Furthermore, if a nominee cannot or will not serve as director, then the proxy holders will vote for a replacement nominated by the Board. We do not expect any nominee to be unwilling to serve.

May I ask questions at the Annual Meeting?    Yes. Our management will respond to shareholder questions at the end of the meeting. In order to give a greater number of shareholders the opportunity to ask questions, we may impose certain procedural requirements.

What is the difference between holding shares as a shareholder of record, a beneficial owner or a Nordson-sponsored retirement plan participant?

•	Shareholder of record. If Nordson shares are registered in your name with our transfer agent, Computershare, Inc., you are considered the shareholder of record and these proxy materials have been sent directly to you. You may vote in person at the Annual Meeting. You may also award us your proxy to vote your shares by telephone, via the Internet, or by mailing your signed proxy/voting instruction card in the postage-paid envelope provided. The card provides voting instructions.

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•	Beneficial owner (“in street name”). If your shares are not held in your name but instead are held in a brokerage account, by a trustee, or by another nominee, then that other entity/holder is considered the shareholder of record and you are considered a beneficial owner of those shares. We sent these proxy materials to that other entity/holder, and they have been forwarded to you with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee, or other nominee how to vote. Please refer to the information your broker, trustee, or other nominee provided to determine what voting options are available to you.

•	Shares held as a participant in the Nordson Corporation Employees’ Savings Trust (“401(k)”) Plan and/or Nordson Corporation Employee Stock Ownership Plan (collectively, the “Plans”). If you participate in one or both of these Plans you may have certain voting rights regarding shares of our common stock credited to your account in the Plans. You do not own these shares. They are owned by the Plan trustee, which is the same trustee for both Plans.

The Plans provide you with voting rights based on the number of shares that were constructively invested in your Plan account as of the close of business on the record date. You may vote these shares in much the same way as shareholders of record vote their shares, but you have an earlier deadline to vote.

You may vote the amount of shares credited to your account as of the record date for the Annual Meeting by telephone, via the Internet, or by mailing your signed proxy/voting instruction card in the postage-paid envelope provided. Your vote must be received by 11:59 p.m., Eastern Standard Time on February 22, 2018. You may vote these shares by following the instructions provided on the proxy/voting instruction card included with these materials.

By submitting your voting instructions, you will direct the Plan trustee:

•	How to vote the shares allocated to your account in the Plan(s), and

•	How to vote a portion of the shares allocated to the accounts of other participants in the Plan(s) who have not submitted voting instructions by the deadline.

The trustee will submit one proxy to vote all shares in each of the Plans. The trustee will vote the shares of participants submitting voting instructions in accordance with their instructions and will vote the remaining shares in each of the Plans in the same proportion as the final votes of all participants who actually voted. Please note that, if you do not submit voting instructions for the shares in your account by the voting deadline, those shares will be included with the other undirected shares and voted by the trustee as described above. Because the trustee submits one proxy to vote all shares in each of the Plans, you may not vote Plan shares in person at the Annual Meeting.

Where is Nordson Corporation common stock traded?    Our common stock is traded and quoted on the Nasdaq Global Select Stock Market LLC under the symbol “NDSN.”

How many votes do I have, and can I cumulate my votes?    You have one vote for every share of our common stock that you own. Unless cumulative voting is invoked by a shareholder through proper notice to Nordson, cumulative voting is not allowed.

How do I vote and what are the voting deadlines?

Shareholders of record and Plan participants.    If you are a shareholder of record or a Plan participant, you may vote by proxy in any of the following three ways:

1. By telephone.    If you reside in the United States or Canada, you may call 1-800-690-6903, 24 hours a day, 7 days a week. Have your proxy/voting instruction card in hand when you call and follow the voice prompts to cast your vote.

2. Via the Internet.    You may access the website at www.proxyvote.com to cast your vote 24 hours a day, 7 days a week. With your proxy/voting instruction card in hand, follow the instructions provided to cast your vote.

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3. By mail.    You may mark, sign and date your proxy/voting instruction card and return it in the enclosed prepaid and addressed envelope. You do not need to mail the proxy/voting instruction card if you have voted by telephone or over the Internet.

The Internet and telephone voting procedures are designed to authenticate votes cast and allow shareholders to appoint a proxy and to confirm that their actions have been properly recorded. Specific voting instructions are set forth on the accompanying proxy/voting instruction card.

If you are a shareholder of record, your deadline to cast your vote by proxy is 11:59 p.m., Eastern Standard Time, on February 26, 2018. You may also vote in person at the Annual Meeting.

If you are a Plan participant, your deadline to cast your vote by proxy is 11:59 p.m., Eastern Standard Time, on February 22, 2018.

Beneficial owners.    If you are a beneficial owner, you should have received voting instructions from the broker, trustee, or other nominee holding your shares. You should follow the instructions in the notice or voting instructions provided by your broker, trustee, or nominee in order to instruct your broker, trustee, or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker, trustee, or nominee. Shares held beneficially may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker or nominee giving you the right to vote the shares.

All owners.    If you receive more than one proxy/voting instruction card, it is important that you vote all shares represented by the multiple cards. Each card represents different shares.

May I change my vote?    Yes. You may change your vote or revoke your proxy any time before the voting deadline.

Shareholders of record.    If you are a shareholder of record, you may revoke your vote at any time before the final vote at the Annual Meeting by:

•	submitting a later-dated vote by telephone or via the Internet since only your latest Internet or telephone proxy received by 11:59 p.m., Eastern Standard Time, on February 26, 2018 will be counted;

•	returning a later-dated, duly executed proxy card;

•	delivering a written revocation to our Corporate Secretary at 28601 Clemens Road, Westlake, Ohio 44145 before the Annual Meeting; or

•	attending the Annual Meeting in person and voting again.

Plan participants.    If you are a Plan participant, you may revoke previously given voting instructions on or before 11:59 p.m., Eastern Standard Time, on February 22, 2018 by filing either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date with John Hancock Trust Company, LLC, the trustee for each of the Plans.

Beneficial Owners.    If you are a beneficial owner of your shares, you must contact the broker, trustee, or other nominee holding your shares and follow their instructions for changing your vote.

All owners.    You will not revoke a proxy merely by attending the Annual Meeting. To revoke a proxy, you must take one of the actions described above.

What will happen if I do not vote my shares?

Shareholders of record.    If you are the shareholder of record and you do not vote by proxy card, by telephone, via the Internet, or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

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Beneficial owners.    If you are the beneficial owner of your shares, your broker, trustee, or nominee may vote your shares only on those proposals on which it has discretion to vote. Under the rules of the Securities and Exchange Commission (the “SEC”), your broker, trustee, or nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1, 3 and 4. Therefore, if you do not provide voting instructions to your broker, trustee or other nominee, your broker, trustee or other nominee may only vote your shares on Proposal 2 and any other routine matters properly presented for a vote at the Annual Meeting.

What if I do not specify how my shares are to be voted?    If you are a shareholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted as indicated in the following table:

Proposal	Vote to be Cast
Proposal 1 — Election of three nominees as directors to serve for a three-year term: Arthur L. George, Jr., Michael F. Hilton, and Frank M. Jaehnert	FOR ALL NOMINEES
Proposal 2 — Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2018	FOR
Proposal 3 — Advisory vote to approve the compensation of our named executive officers	FOR
Proposal 4 — Approve the Amended and Restated Nordson Corporation 2012 Stock Incentive and Award Plan	FOR

What constitutes a quorum, and why is a quorum required?    Our Regulations require a quorum of shareholders to hold our Annual Meeting. A quorum will be present when at least a majority of the outstanding shares entitled to vote are represented at the Annual Meeting either in person or by proxy. Your shares will be counted towards the quorum if you submit a proxy or vote at the Annual Meeting. Abstentions and broker non-votes (described below) will also count towards the quorum requirement. If a quorum is not achieved, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

What are broker non-votes?    A broker non-vote occurs when a broker, trustee, or other nominee holding your shares does not receive voting instructions from you as the beneficial owner of the shares by a specified date before the Annual Meeting and does not have discretionary authority to vote those undirected shares on specified matters under SEC rules. The election of directors (Proposal 1), the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3) and the advisory vote on the frequency of the advisory vote on the compensation of our named executive officers (Proposal 4) are considered non-routine matters and discretionary voting on these matters is prohibited.

As a result, if you are a beneficial owner and hold your shares in street name, and do not give your broker, trustee, or other nominee instructions on how to vote your shares with respect to the election of directors, the advisory vote on named executive compensation, or the approval of the Amended and Restated Nordson Corporation 2012 Stock Incentive and Award Plan, no votes will be cast on your behalf with respect to those proposals. The ratification of auditors is a discretionary matter, so your broker, trustee or other nominee will be permitted to exercise discretionary authority to vote your shares with respect to the ratification of our selection of Ernst & Young LLP as our independent registered public accounting firm even if you do not give your broker, trustee or other nominee instructions on how to vote your shares with respect to that proposal.

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Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposal 1) or the approval of Proposal 2 since brokers have discretion to vote uninstructed shares on that proposal. Broker non-votes will have no effect on the outcome of the vote on Proposals 2, 3 or 4 4. It is important that you provide voting instructions for all shares you own beneficially.

Who will tabulate the votes?    Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to receive and tabulate shareholder votes. Broadridge will separately tabulate FOR, AGAINST and WITHHOLD votes, abstentions, and broker non-votes. The Inspector of Election will certify the election results and perform any other acts required by Ohio Corporation Law.

What happens if the Annual Meeting is adjourned or postponed?    Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

Who is paying for the costs of this proxy solicitation?    We will bear the expense of soliciting proxies. Proxies may also be solicited by Nordson personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and the Annual Report to Shareholders will be supplied to brokers, trustees and other nominees for the purpose of soliciting proxies from beneficial owners.

How will I know the results of the Annual Meeting?    The final voting results will be tallied by our Inspector of Election and published in a Current Report on Form 8-K filed with the SEC that we expect to file within four business days after the Annual Meeting.

If there is more than one shareholder living at the same address, will each shareholder receive proxy materials?    To reduce the expense of delivering duplicate materials to shareholders sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of the Annual Report to Shareholders and proxy materials until such time as one or more of these shareholders notifies us that they wish to receive individual copies. Shareholders of record in the same household continue to receive separate proxy/voting instruction cards.

We will mail materials that you request at no cost. You may contact us with your request by writing to or calling Corporate Communications, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio, 44145 or 440-414-5606. You may also access the Proxy Statement and Annual Report at: www.nordson.com/en/our-company/investors/annual-reports-and-presentations.

How do I submit director nominations or shareholder proposals for the 2018 Annual Meeting?

Shareholder Proposals Submitted Under Rule 14a-8

Assuming that our 2019 Annual Meeting is held within thirty days of the anniversary of the 2018 Annual Meeting, any shareholder who wishes to submit a proposal for consideration at the 2019 Annual Meeting and for inclusion in next year’s Proxy Statement under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) should send the proposal to c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145 for receipt on or before September 21, 2018.

Proposals and Director Nominations Submitted Pursuant to our Regulations

Additionally, under our Regulations, a shareholder may submit a proposal for consideration at the 2019 Annual Meeting, but not for inclusion in next year’s Proxy Statement, if the shareholder provides written notice no earlier than 90 days and no later than 60 days prior to the 2019 Annual Meeting. Assuming that the 2019 Annual Meeting will be held on February 26, 2019, that means notice of such proposals must be received no earlier than November 28, 2018 and no later than December 28, 2018. Our Regulations are available at: www.nordson.com/en/our-company/corporate-governance.

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Similar to the timeliness requirements under our Regulations described above, the notice of the nomination of a director must be received no earlier than 90 days and no later than 60 days prior to our annual meeting. Assuming the 2019 Annual Meeting is held on February 26, 2019, the deadlines would be no earlier than November 28, 2018 and no later than December 28, 2018. The Governance and Nominating Committee will assess the qualifications of the candidate according to criteria set out in Nordson Corporation’s Governance Guidelines, which are available at: www.nordson.com/en/our-company/corporate-governance. For a candidate to be considered for election as a director or for business to be properly requested by a shareholder to be brought before an annual meeting of shareholders, the shareholder must comply with all of the requirements of our Regulations, not just the timeliness requirements described above. Any proposal for inclusion in the proxy materials, notice of proposal, or suggestion for nominee(s) for election to our Board of Directors should be sent to c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

If the notices delivered pursuant to the Regulations are not timely received, then we will not be required to present such proposals or nominations, as applicable, at the 2019 Annual Meeting. If the Board chooses to present any information submitted after the deadlines set forth in the Regulations (other than pursuant to Rule 14a-8 of the Exchange Act) at the 2019 Annual Meeting, then the persons named in proxies solicited by the Board for the 2019 Annual Meeting may exercise discretionary voting power with respect to such information.

What is our policy governing communication with our Board of Directors?

Members of our management team regularly meet with shareholders to discuss a broad range of topics, including our governance and compensation practices. In addition, our Board provides to every shareholder the ability to communicate with the Board as a whole and with individual directors through an established process for shareholder communication.

Shareholders may communicate with the Board, the Chairman of the Board, a Board committee, the non-employee directors as a group, or individual directors by sending written communications addressed to the Board of Directors, a Board committee or such individual director or directors, c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Our Secretary will initially review communications before forwarding them to members of the Board to whom the communication is directed, or if the communication is not directed to any specific member(s) of the Board, to the Chairperson of the Governance and Nominating Committee. We generally will not forward a shareholder communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about the Company. Concerns about accounting or auditing matters or possible violations of our Code of Ethics and Business Conduct should be reported pursuant to the procedures outlined in the Code.

YOUR VOTE IS VERY IMPORTANT, SO PLEASE VOTE. Promptly return your proxy/voting instruction card or vote via telephone or the Internet, which will help to reduce the cost of this solicitation.

This Proxy Statement and the enclosed proxy/voting instruction card are being mailed to shareholders of record on or about January 19, 2018. Nordson’s executive offices are located at 28601 Clemens Road, Westlake, Ohio 44145, telephone number (440) 892-1580.

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APPENDIX A

NORDSON CORPORATION

2012 STOCK INCENTIVE AND AWARD PLAN

(AMENDED AND RESTATED AS OF DECEMBER 28, 2017)

1. Establishment, Purpose, Duration.

a. Establishment.    Nordson Corporation (the “Company”) established an incentive compensation plan to be known as the Nordson Corporation 2012 Stock Incentive and Award Plan (the “Plan”). The Plan was effective as of December 28, 2012 (the “Effective Date”), subject to the approval of the Plan by the shareholders of the Company on February 26, 2013 (the “Approval Date”). The Plan has been amended and restated as set forth herein, effective as of December 28, 2017 (the “2017 Restatement Date”), subject to the approval of the amended and restated Plan by the shareholders of the Company. Definitions of capitalized terms used in the Plan are contained in Section 2 of the Plan.

b. Purpose.    The purpose of the Plan is to attract and retain Directors, officers and other key employees of the Company and its Subsidiaries and to provide to such persons incentives and rewards for superior performance.

c. Duration.    No Award may be granted under the Plan after the day immediately preceding the tenth (10th) anniversary of the 2017 Restatement Date, or such earlier date as the Board shall determine. The Plan will remain in effect with respect to outstanding Awards until no Awards remain outstanding.

d. Prior Plan.    The Nordson Corporation Amended and Restated 2004 Long-Term Performance Plan (the “Prior Plan”) terminated in its entirety effective on the Approval Date; provided that all outstanding awards under the Prior Plan as of the Approval Date shall remain outstanding and shall be administered and settled in accordance with the provisions of the Prior Plan.

2. Definitions.    As used in the Plan, the following definitions shall apply.

“2017 Restatement Date” has the meaning given such term in Section 1(a).

“Applicable Laws” means the applicable requirements relating to the administration of equity-based compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.

“Approval Date” has the meaning given such term in Section 1(a).

“Award” means a Nonqualified Stock Option, Incentive Stock Option, Stock Appreciation Right, Restricted Shares Award, Restricted Share Unit, Other Share-Based Award or Cash-Based Award granted pursuant to the terms and conditions of the Plan.

“Award Agreement” means either: (a) an agreement, either in written or electronic format, entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under the Plan; or (b) a statement, either in written or electronic format, issued by the Company to a Participant describing the terms and provisions of such Award, which need not be signed by the Participant.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” shall mean a cash Award granted pursuant to Section 11 of the Plan.

“Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment agreement (or, if operative, the Change-in-Control Retention Agreement), if any, between the Participant and the Company or Subsidiary. If the Participant is not a party to an employment agreement (or Change-in-Control Retention Agreement) with the Company or a Subsidiary in which such term is defined, then unless otherwise defined in the applicable Award Agreement, “Cause” shall mean (i) the commission of an act of fraud, embezzlement, theft, or other

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similar criminal act constituting a felony and involving the business of the Company or its Subsidiaries, or (ii) the continued failure of the Participant to perform substantially the Participant’s duties with the Company or any of its Subsidiaries (other than any such failure resulting from any medically determined physical or mental impairment) that is not cured by the Participant within 30 days after a written demand for substantial performance is delivered to the Participant by the Company which specifically identifies the manner in which the Company believes that the Participant has not substantially performed the Participant’s duties.

“Change in Control” means the occurrence of one of the following events: (a) a report is filed with the SEC on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as promulgated pursuant to the Exchange Act, disclosing that any “person” (as the term “person” is used in Section 13(d) or Section 14(d)(2) of the Exchange Act) is or has become a beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; (b) the Company is merged or consolidated with another corporation and, as a result thereof, securities representing less than 50% of the combined voting power of the surviving or resulting corporation’s securities (or of the securities of a parent corporation in case of a merger in which the surviving or resulting corporation becomes a wholly-owned subsidiary of the parent corporation) are owned in the aggregate by holders of the Company’s securities immediately before such merger or consolidation; (c) all or substantially all of the assets of the Company are sold in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or (d) during any period of 24 consecutive months, individuals who were Directors at the beginning of the period cease to constitute at least a majority of the Board unless the election, or nomination for election by the Company’s shareholders, of more than one half of any new Directors was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the 24 month period.

“Change in Control Protection Period” means the period commencing on a Change in Control and ending on the second anniversary of the Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or such other committee or subcommittee of the Board as may be duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. To the extent required by Applicable Laws, the Committee shall consist of two or more members of the Board, each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act, an “outside director” within the meaning of regulations promulgated under Section 162(m) of the Code, and an “independent director” within the meaning of applicable rules of any securities exchange upon which Shares are listed.

“Company” has the meaning given such term in Section 1(a) and any successor thereto.

“Date of Grant” means the date as of which an Award is determined to be effective and designated in a resolution by the Committee and is granted pursuant to the Plan. The Date of Grant shall not be earlier than the date of the resolution and action therein by the Committee. In no event shall the Date of Grant be earlier than the Effective Date.

“Director” means any individual who is a member of the Board who is not an Employee.

“Effective Date” has the meaning given such term in Section 1(a).

“Employee” means any employee of the Company or a Subsidiary; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, the term “Employee” has the meaning given to such term in Section 3401(c) of the Code, as interpreted by the regulations thereunder and Applicable Law.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

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“Fair Market Value” means the value of one Share on any relevant date, determined under the following rules: (a) the closing sale price per Share on that date as reported on the principal exchange on which Shares are then trading, if any, or if applicable the NASDAQ Global Select Market, or if there are no sales on that date, on the next preceding trading day during which a sale occurred; (b) if the Shares are not reported on a principal exchange or national market system, the average of the closing bid and asked prices last quoted on that date by an established quotation service for over-the-counter securities; or (c) if neither (a) nor (b) applies, (i) with respect to Stock Options, Stock Appreciation Rights and any Award of stock rights that is subject to Section 409A of the Code, the value as determined by the Committee through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, within the meaning of Section 409A of the Code, and (ii) with respect to all other Awards, the fair market value as determined by the Committee in good faith.

“Good Reason” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the Change-in-Control Retention Agreement, if any, between the Participant and the Company or Subsidiary.

“Incentive Stock Option” or “ISO” means a Stock Option that is designated as an Incentive Stock Option and that is intended to meet the requirements of Section 422 of the Code.

“Nonqualified Stock Option” means a Stock Option that is not intended to meet the requirements of Section 422 of the Code or otherwise does not meet such requirements.

“Other Share-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of the Plan, granted in accordance with the terms and conditions set forth in Section 10.

“Participant” means any eligible individual as set forth in Section 5 who holds one or more outstanding Awards.

“Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code.

“Performance Objectives” means the performance objective or objectives established by the Committee pursuant to the Plan. Any Performance Objectives may relate to the performance of the Company or one or more of its Subsidiaries, divisions, departments, units, functions, partnerships, joint ventures or minority investments, product lines or products, or the performance of the individual Participant, and may include, without limitation, the Performance Objectives set forth in Section 14(b). The Performance Objectives may be made relative to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Objectives as compared to various stock market indices. Performance Objectives may be stated as a combination of the listed factors.

“Plan” means this Nordson Corporation 2012 Stock and Incentive Award Plan, as amended from time to time.

“Prior Plan” has the meaning given such term in Section 1(d).

“Qualified Termination” means any termination of a Participant’s employment during the Change in Control Protection Period: (i) by the Company, any of its Subsidiaries or the resulting entity without Cause, or (ii) solely with respect to a Participant who is a party to a Change-in-Control Retention Agreement with the Company or a Subsidiary immediately prior to a Change in Control, by the Participant for Good Reason.

“Restricted Shares” means Shares granted or sold pursuant to Section 8 as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 8 has expired.

“Restricted Share Unit” means a grant or sale of the right to receive Shares or cash at the end of a specified restricted period made pursuant to Section 9.

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“SEC” means the United States Securities and Exchange Commission.

“Share” means a share of common stock of the Company, without par value, or any security into which such Share may be changed by reason of any transaction or event of the type referred to in Section 16.

“Stock Appreciation Right” means a right granted pursuant to Section 7.

“Stock Option” means a right to purchase a Share granted to a Participant under the Plan in accordance with the terms and conditions set forth in Section 6. Stock Options may be either Incentive Stock Options or Nonqualified Stock Options.

“Subsidiary” means: (a) with respect to an Incentive Stock Option, a “subsidiary corporation” as defined under Section 424(f) of the Code; and (b) for all other purposes under the Plan, any corporation or other entity in which the Company owns, directly or indirectly, a proprietary interest of more than fifty (50%) by reason of stock ownership or otherwise.

“Ten Percent Shareholder” shall mean any Participant who owns more than 10% of the combined voting power of all classes of stock of the Company, within the meaning of Section 422 of the Code.

3. Shares Available Under the Plan.

a. Shares Available for Awards.    The maximum number of Shares that may be issued or delivered pursuant to Awards under the Plan shall be 4,525,000, including the number of Shares that, on the Approval Date, were available to be granted under the Prior Plan but which were not then subject to outstanding awards under the Prior Plan, all of which may be granted with respect to Incentive Stock Options. Shares issued or delivered pursuant to an Award may be authorized but unissued Shares, treasury Shares, including Shares purchased in the open market, or a combination of the foregoing. The aggregate number of Shares available for issuance or delivery under the Plan shall be subject to adjustment as provided in Section 16.

b. Share Counting.    The following Shares shall not count against the Share limit in Section 3(a): (i) Shares covered by an Award that expires or is forfeited, canceled, surrendered, or otherwise terminated without the issuance of such Shares; (ii) Shares covered by an Award that is settled only in cash; and (iii) Shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become Employees or Directors as the result of a merger, consolidation, acquisition or other corporate transaction involving such company and the Company or any of its Affiliates (except as may be required by reason of the rules and regulations of any stock exchange or other trading market on which the Shares are listed). Without limiting the foregoing, with respect to any Stock Appreciation Right that is settled in Shares, the full number of Shares subject to the Award shall count against the number of Shares available for Awards under the Plan, regardless of the number of Shares used to settle the Stock Appreciation Right upon exercise. In addition, Shares subject to outstanding awards under the Prior Plan as of the Approval Date that on or after the Approval Date are forfeited, canceled, surrendered or otherwise terminated without the issuance of such Shares shall be available for issuance or delivery under this Plan. Notwithstanding anything contained herein to the contrary, Shares that are repurchased by the Company with Stock Option proceeds, Shares tendered in payment of the exercise price of a Stock Option and Shares withheld by the Company or any Subsidiary to satisfy a tax withholding obligation shall not be added back to the number of Shares reserved in Section 3(a). This Section 3(b) shall apply to the number of Shares reserved and available for Incentive Stock Options only to the extent consistent with applicable Treasury regulations relating to Incentive Stock Options under the Code.

c. Per Participant Limits for Performance-Based Exception.    Subject to adjustment as provided in Section 16 of the Plan, the following limits shall apply with respect to Awards that are intended to qualify for the Performance-Based Exception: (i) the maximum aggregate number of Shares that may be subject to Stock Options or Stock Appreciation Rights granted in any calendar year to any one Participant shall be 750,000 Shares; (ii) the maximum aggregate number of Restricted Shares granted

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in any calendar year to any one Participant shall be 250,000 Shares; (iii) the maximum aggregate number of shares that may be issued or delivered pursuant to Restricted Share Units or Other Share-Based Awards granted in any calendar year to any one Participant shall be 250,000 Shares, provided that if the Restricted Share Units or Other Share-Based Awards are subject to a performance period of more than one year, the maximum shall equal the product of 250,000 Shares and the full number of years in the performance period; and (iv) the maximum aggregate compensation that may be paid under a Cash-Based Award granted in any calendar year to any one Participant shall be $5,000,000 or a number of Shares having an aggregate Fair Market Value not in excess of such amount, provided that if the Cash-Based Award is subject to a performance period of more than one year, the maximum shall equal the product of $5,000,000 and the full number of years in the performance period.

d. Per Participant Limits for Directors.    Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (determined as of the applicable Date(s) of Grant in accordance with applicable financial accounting rules) of all Awards granted to any Director during any single calendar year, taken together with any cash fees paid to such Director during such calendar year, shall not exceed $700,000.

4. Administration of the Plan.

a. In General.    The Plan shall be administered by the Committee. Except as otherwise provided by the Board, the Committee shall have full and final authority in its discretion to take all actions determined by the Committee to be necessary in the administration of the Plan, including, without limitation, discretion to: select Award recipients; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; grant waivers of terms, conditions, restrictions and limitations applicable to any Award, or accelerate the vesting or exercisability of any Award, in a manner consistent with the Plan; construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and take such other action, not inconsistent with the terms of the Plan, as the Committee deems appropriate. To the extent permitted by Applicable Laws, the Committee may, in its discretion, delegate to one or more Directors or Employees any of the Committee’s authority under the Plan. The acts of any such delegates shall be treated hereunder as acts of the Committee with respect to any matters so delegated.

b. Determinations.    The Committee shall have no obligation to treat Participants or eligible Participants uniformly, and the Committee may make determinations under the Plan selectively among Participants who receive, or Employees or Directors who are eligible to receive, Awards (whether or not such Participants or eligible Employees or Directors are similarly situated). All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, its shareholders, Directors, Employees, Participants and their estates and beneficiaries.

c. Authority of the Board.    The Board may reserve to itself any or all of the authority or responsibility of the Committee under the Plan or may act as the administrator of the Plan for any and all purposes. To the extent the Board has reserved any such authority or responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4(c)) shall include the Board. To the extent that any action of the Board under the Plan conflicts with any action taken by the Committee, the action of the Board shall control.

5. Eligibility and Participation.    Each Employee and Director is eligible to participate in the Plan. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees and Directors those to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by Applicable Law and the amount of each Award.

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6. Stock Options.    Subject to the terms and conditions of the Plan, Stock Options may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

a. Award Agreement.    Each Stock Option shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Stock Option, the number of Shares covered by the Stock Option, the conditions upon which the Stock Option shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan (including, but not limited to, the minimum vesting provisions of Section 12). The Award Agreement also shall specify whether the Stock Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option. No dividend equivalents may be granted with respect to the Shares underlying a Stock Option.

b. Exercise Price.    The exercise price per Share of a Stock Option shall be determined by the Committee at the time the Stock Option is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price per Share of any Stock Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant.

c. Term.    The term of a Stock Option shall be determined by the Committee and set forth in the related Award Agreement; provided, however, that in no event shall the term of any Stock Option exceed ten (10) years from its Date of Grant.

d. Exercisability.    Stock Options shall become vested and exercisable at such times and upon such terms and conditions as shall be determined by the Committee and set forth in the related Award Agreement. Such terms and conditions may include, without limitation, the satisfaction of (a) performance goals based on one or more Performance Objectives, and/or (b) time-based vesting requirements.

e. Exercise of Stock Options.    Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Option may be exercised for all or any portion of the Shares for which it is then exercisable. A Stock Option shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Company which sets forth the number of Shares with respect to which the Stock Option is to be exercised and full payment of the exercise price for such Shares. The exercise price of a Stock Option may be paid, in the discretion of the Committee and as set forth in the applicable Award Agreement: (i) in cash or its equivalent; (ii) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate exercise price; (iii) by a cashless exercise (including by withholding Shares deliverable upon exercise and through a broker-assisted arrangement to the extent permitted by Applicable Laws); (iv) by a combination of the methods described in clauses (i), (ii) and/or (iii); or (v) through any other method approved by the Committee in its sole discretion. As soon as practicable after receipt of the notification of exercise and full payment of the exercise price, the Company shall cause the appropriate number of Shares to be issued to the Participant.

f. Special Rules Applicable to Incentive Stock Options.    Notwithstanding any other provision in the Plan to the contrary:

(i) Incentive Stock Options may be granted only to Employees of the Company and its Subsidiaries. The terms and conditions of Incentive Stock Options shall be subject to and comply with the requirements of Section 422 of the Code.

(ii) To the extent that the aggregate Fair Market Value of the Shares (determined as of the Date of Grant) with respect to which an Incentive Stock Option is exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) is greater than $100,000 (or such other amount specified in Section 422 of the Code), as calculated under Section 422 of the Code, then the Stock Option shall be treated as a Nonqualified Stock Option.

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(iii) No Incentive Stock Option shall be granted to any Participant who, on the Date of Grant, is a Ten Percent Shareholder, unless (x) the exercise price per Share of such Incentive Stock Option is at least one hundred and ten percent (110%) of the Fair Market Value of a Share on the Date of Grant, and (y) the term of such Incentive Stock Option shall not exceed five (5) years from the Date of Grant.

7. Stock Appreciation Rights.    Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

a. Award Agreement.    Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Stock Appreciation Right, the number of Shares covered by the Stock Appreciation Right, the conditions upon which the Stock Appreciation Right shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan (including, but not limited to, the minimum vesting provisions of Section 12). No dividend equivalents may be granted with respect to the Shares underlying a Stock Appreciation Right.

b. Exercise Price.    The exercise price per Share of a Stock Appreciation Right shall be determined by the Committee at the time the Stock Appreciation Right is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price per Share of any Stock Appreciation Right be less than one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant.

c. Term.    The term of a Stock Appreciation Right shall be determined by the Committee and set forth in the related Award Agreement; provided, however, that in no event shall the term of any Stock Appreciation Right exceed ten (10) years from its Date of Grant.

d. Exercisability of Stock Appreciation Rights.    A Stock Appreciation Right shall become vested and exercisable at such times and upon such terms and conditions as may be determined by the Committee and set forth in the related Award Agreement. Such terms and conditions may include, without limitation, the satisfaction of (i) performance goals based on one or more Performance Objectives, and/or (ii) time-based vesting requirements.

e. Exercise of Stock Appreciation Rights.    Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Appreciation Right may be exercised for all or any portion of the Shares for which it is then exercisable. A Stock Appreciation Right shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Company which sets forth the number of Shares with respect to which the Stock Appreciation Right is to be exercised. Upon exercise, a Stock Appreciation Right shall entitle a Participant to an amount equal to (a) the excess of (i) the Fair Market Value of a Share on the exercise date over (ii) the exercise price per Share, multiplied by (b) the number of Shares with respect to which the Stock Appreciation Right is exercised. A Stock Appreciation Right may be settled in whole Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

8. Restricted Shares.    Subject to the terms and conditions of the Plan, Restricted Shares may be granted or sold to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

a. Award Agreement.    Each Restricted Shares Award shall be evidenced by an Award Agreement that shall specify the number of Restricted Shares, the restricted period(s) applicable to the Restricted Shares, the conditions upon which the restrictions on the Restricted Shares will lapse and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan (including, but not limited to, the minimum vesting provisions of Section 12).

b. Terms, Conditions and Restrictions.    The Committee shall impose such other terms, conditions and/or restrictions on any Restricted Shares as it may deem advisable, including, without limitation, a

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requirement that the Participant pay a purchase price for each Restricted Share, restrictions based on the achievement of specific Performance Objectives, time-based restrictions or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Shares. Unless otherwise provided in the related Award Agreement or required by applicable law, the restrictions imposed on Restricted Shares shall lapse upon the expiration or termination of the applicable restricted period and the satisfaction of any other applicable terms and conditions.

c. Custody of Certificates.    To the extent deemed appropriate by the Committee, the Company may retain the certificates, if any, representing Restricted Shares in the Company’s possession until such time as all terms, conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

d. Rights Associated with Restricted Shares during Restricted Period.    During any restricted period applicable to Restricted Shares: (i) the Restricted Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated; (ii) unless otherwise provided in the related Award Agreement, the Participant shall be entitled to exercise full voting rights associated with such Restricted Shares; and (iii) the Participant shall be entitled to all dividends and other distributions paid with respect to such Restricted Shares during the restricted period. Notwithstanding the preceding sentence, any dividends or other distributions with respect to unvested Restricted Shares shall be accumulated or deemed reinvested in additional Restricted Shares until such Award is earned and vested, and shall be subject to the same terms and conditions as the original Award (including service-based vesting conditions and any Performance Objectives).

9. Restricted Share Units.    Subject to the terms and conditions of the Plan, Restricted Share Units may be granted or sold to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

a. Award Agreement.    Each Restricted Share Unit Award shall be evidenced by an Award Agreement that shall specify the number of units, the restricted period(s) applicable to the Restricted Share Units, the conditions upon which the restrictions on the Restricted Share Units will lapse, the time and method of payment of the Restricted Share Units, and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan (including, but not limited to, the minimum vesting provisions of Section 12).

b. Terms, Conditions and Restrictions.    The Committee shall impose such other terms, conditions and/or restrictions on any Restricted Share Units as it may deem advisable, including, without limitation, a requirement that the Participant pay a purchase price for each Restricted Share Unit, restrictions based on the achievement of specific Performance Objectives and/or time-based restrictions or holding requirements.

c. Form of Settlement.    Restricted Share Units may be settled in whole Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

d. Dividend Equivalents.    Restricted Share Units may provide the Participant with dividend equivalents, payable either in cash or in additional Shares, as determined by the Committee in its sole discretion and set forth in the related Award Agreement; provided that any dividend equivalents with respect to unvested Restricted Share Units shall be accumulated or deemed reinvested in additional Restricted Share Units until such Award is earned and vested, and shall be subject to the same terms and conditions as the original Award (including service-based vesting conditions and any Performance Objectives).

10. Other Share-Based Awards.    Subject to the terms and conditions of the Plan, Other Share-Based Awards may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion. Other Share-Based Awards are Awards that are valued in whole or in part by reference to, or otherwise based on the Fair Market Value of, Shares, and shall be in such form as the Committee shall determine, including without limitation, time-based or performance-based units that are settled in Shares and/or cash and stock equivalent units.

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a. Award Agreement.    Each Other Share-Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions upon which the Other Share-Based Award shall become vested, if applicable, the time and method of settlement, the form of settlement and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan (including, but not limited to, the minimum vesting provisions of Section 12).

b. Form of Settlement.    An Other Share-Based Award may be settled in whole Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

c. Dividend Equivalents.    Other Share-Based Awards may provide the Participant with dividend equivalents, payable either in cash or in additional Shares, as determined by the Committee in its sole discretion and set forth in the related Award Agreement; provided that any dividend equivalents with respect to unvested Other Share-Based Awards shall be accumulated or deemed reinvested until such Award is earned and vested, and shall be subject to the same terms and conditions as the original Award (including service-based vesting conditions and any Performance Objectives).

11. Cash-Based Awards.    Subject to the terms and conditions of the Plan, Cash-Based Awards may be granted to Participants in such amounts and upon such other terms and conditions as shall be determined by the Committee in its sole discretion. Each Cash-Based Award shall be evidenced by an Award Agreement that shall specify the payment amount or payment range, the time and method of settlement and the other terms and conditions, as applicable, of such Award which may include, without limitation, restrictions based on the achievement of specific Performance Objectives.

12. Minimum Vesting Provisions.    Subject to Sections 19, 21 and 22(b) of the Plan, (a) no condition on vesting or exercisability of an Award, whether based on continued employment or other service or based upon the achievement of Performance Objectives, shall be based on service or performance (as applicable) over a period of less than one year, and (b) upon and after such minimum one-year period, restrictions on vesting or exercisability may lapse on a pro-rated, graded, or cliff basis as specified in the Award Agreement; provided, however, that Awards covering up to five percent (5%) of the Shares reserved for issuance pursuant to Section 3(a) may be granted under this Plan as unrestricted Shares or otherwise as Awards with a performance period or vesting period of less than one year.

13. Compliance with Section 409A.     Awards granted under the Plan shall be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code. To the extent that the Committee determines that any award granted under the Plan is subject to Section 409A of the Code, the Award Agreement shall incorporate the terms and conditions necessary to avoid the imposition of an additional tax under Section 409A of the Code upon a Participant. Notwithstanding any other provision of the Plan or any Award Agreement (unless the Award Agreement provides otherwise with specific reference to this Section): (i) an Award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted or modified under the Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant; and (ii) if an Award is subject to Section 409A of the Code, and if the Participant holding the award is a “specified employee” (as defined in Section 409A of the Code, with such classification to be determined in accordance with the methodology established by the Company), then, to the extent required to avoid the imposition of an additional tax under Section 409A of the Code upon a Participant, no distribution or payment of any amount shall be made before the date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code) or, if earlier, the date of the Participant’s death. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or non-United States law. The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

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14. Compliance with Section 162(m).

a. In General.    Notwithstanding anything in the Plan to the contrary, Awards may be granted in a manner that is intended to qualify for the Performance-Based Exception. As determined by the Committee in its sole discretion, the grant, vesting, exercisability and/or settlement of any Restricted Shares, Restricted Share Units Other Share-Based Awards and Cash-Based Awards intended to qualify for the Performance-Based Exception shall be conditioned on the attainment of one or more Performance Objectives during a performance period established by the Committee and must satisfy the requirements of this Section 14.

b. Performance Objectives.    If an Award is intended to qualify for the Performance-Based Exception, then the Performance Objectives shall be based on specified levels of or growth in one or more of the following criteria: return on net assets, return on capital employed, economic value added, sales, revenue, earnings per share, operating income, net income, earnings before interest and taxes, return on equity, total shareholder return, market valuation, cash flow, completion of acquisitions, product and market development, inventory management, working capital management and customer satisfaction. The foregoing business criteria may be clarified by reasonable definitions adopted from time to time by the Committee, which may include or exclude any items as the Committee may specify, including but not limited to: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities; effects relating to the impairment of goodwill or other intangible assets; expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of acquisitions, divestitures or reorganizations.

c. Establishment of Performance Goals.    With respect to Awards intended to qualify for the Performance-Based Exception, the Committee shall establish: (i) the applicable Performance Objectives and performance period, and (ii) the formula for computing the payout. Such terms and conditions shall be established in writing while the outcome of the applicable performance period is substantially uncertain, but in no event later than the earlier of: (x) ninety days after the beginning of the applicable performance period; or (y) the expiration of twenty-five percent (25%) of the applicable performance period.

d. Certification of Performance.    With respect to any Award intended to qualify for the Performance-Based Exception, the Committee shall certify in writing whether the applicable Performance Objectives and other material terms imposed on such Award have been satisfied, and, if they have, ascertain the amount of the payout or vesting of the Award. Notwithstanding any other provision of the Plan, payment or vesting of any such Award shall not be made until the Committee certifies in writing that the applicable Performance Objectives and any other material terms of such Award were in fact satisfied in a manner conforming to applicable regulations under Section 162(m) of the Code.

e. Negative Discretion.    With respect to any Award intended to qualify for the Performance-Based Exception, after the date that the Performance Objectives are required to be established in writing pursuant to Section 14(c), the Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated Performance Objectives. However, the Committee may, in its sole discretion, reduce the amount of compensation that is payable upon achievement of the designated Performance Objectives.

15. Transferability.    Except as otherwise determined by the Committee, no Award or dividend equivalents paid with respect to any Award shall be transferable by the Participant except by will or the laws of descent and distribution; provided, that if so determined by the Committee, each Participant may, in a manner established by the Board or the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant and to receive Shares or other property issued or delivered under such Award. Except as otherwise determined by the Committee, Stock Options and Stock Appreciation Rights will be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity to do so, by the

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Participant’s guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

16. Adjustments.    In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation), such as a stock dividend, stock split, reverse stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Committee shall cause there to be an equitable adjustment in the numbers of Shares specified in Section 3 of the Plan and, with respect to outstanding Awards, in the number and kind of Shares subject to outstanding Awards and the exercise price or other price of Shares subject to outstanding Awards, in each case to prevent dilution or enlargement of the rights of Participants. In the event of any other change in corporate capitalization, or in the event of a merger, consolidation, liquidation, or similar transaction, the Committee may, in its sole discretion, cause there to be an equitable adjustment as described in the foregoing sentence, to prevent dilution or enlargement of rights; provided, however, that, unless otherwise determined by the Committee, the number of Shares subject to any Award shall always be rounded down to a whole number. Notwithstanding the foregoing, the Committee shall not make any adjustment pursuant to this Section 16 that would (i) cause any Stock Option intended to qualify as an ISO to fail to so qualify, (ii) cause an Award that is otherwise exempt from Section 409A of the Code to become subject to Section 409A, or (iii) cause an Award that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on all Participants and any other persons claiming under or through any Participant.

17. Fractional Shares.    The Company shall not be required to issue or deliver any fractional Shares pursuant to the Plan and, unless otherwise provided by the Committee, fractional shares shall be settled in cash.

18. Withholding Taxes.    To the extent required by Applicable Law, a Participant shall be required to satisfy, in a manner satisfactory to the Company or Subsidiary, as applicable, any withholding tax obligations that arise by reason of a Stock Option or Stock Appreciation Right exercise, the vesting of or settlement of Shares under an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries shall not be required to issue or deliver Shares, make any payment or to recognize the transfer or disposition of Shares until such obligations are satisfied. The Committee may permit or require these obligations to be satisfied by having the Company withhold a portion of the Shares that otherwise would be issued or delivered to a Participant upon exercise of a Stock Option or Stock Appreciation Right or upon the vesting or settlement of an Award, or by tendering Shares previously acquired, provided that in no event will the Fair Market Value of the Shares to be withheld or tendered pursuant to this Section 18 to satisfy applicable withholding taxes exceed the amount of taxes required to be withheld based on the maximum statutory tax rates in the applicable taxing jurisdictions. Any such elections are subject to such conditions or procedures as may be established by the Committee and may be subject to disapproval by the Committee.

19. Foreign Employees.    Without amending the Plan, the Committee may grant Awards to Participants who are foreign nationals, or who are subject to Applicable Laws of one or more non-United States jurisdictions, on such terms and conditions different from those specified in the Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, and the like as may be necessary or advisable to comply with provisions of Applicable Laws of other countries in which the Company or its Subsidiaries operate or have employees.

20. Termination for Cause; Forfeiture of Awards.    If a Participant’s employment or service is terminated by the Company or a Subsidiary for Cause, as determined by the Committee in its sole

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discretion, then the Participant shall forfeit all Awards granted under the Plan to the extent then held by the Participant. In addition, any Award granted to a Participant shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recovery policy adopted by the Company, including any such policy that may be adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities and Exchange Commission or applicable securities exchange.

21. Change in Control.

a. Committee Discretion.    The Committee may, in its sole discretion and without the consent of Participants, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of a Change in Control, determine whether and to what extent outstanding Awards under the Plan shall be assumed, converted or replaced by the resulting entity in connection with the Change in Control (or, if the Company is the resulting entity, whether such Awards shall be continued by the Company), in each case subject to equitable adjustments in accordance with Section 16 of the Plan.

b. Awards that are Assumed.    To the extent outstanding Awards granted under the Plan are assumed, converted or replaced by the resulting entity in the event of a Change in Control (or, if the Company is the resulting entity, to the extent such Awards are continued by the Company) as provided in Section 21(a) of the Plan, then, except as otherwise provided in the applicable Award Agreement or in another written agreement with the Participant, or in a Company severance plan applicable to the Participant:

(i) The performance period with respect to each such outstanding Award that is subject to one or more Performance Objectives shall end as of the date immediately prior to such Change in Control (or such earlier date as determined by the Committee) and such Awards shall be converted to service-based Awards based on the extent to which the Committee determines that the applicable Performance Objectives have been satisfied at such time, or if not determinable, based on the assumed achievement of “target” performance, and, in either case, such converted Awards shall continue to vest and become exercisable (as applicable) based on continued service during the remaining vesting period;

(ii) All other such outstanding Awards shall continue to vest and become exercisable (as applicable) based on continued service during the remaining vesting period, if any; and

(iii) Notwithstanding the foregoing, if a Participant incurs a Qualified Termination during the Change in Control Protection Period:

(A) A pro-rata portion of each such outstanding Award that was subject to one or more Performance Objectives immediately prior to the Change in Control shall become vested, based on the length of time (in days) within the originally scheduled vesting period that elapsed prior to the date of the Participant’s Qualified Termination;

(B) All other such outstanding Awards shall become vested and exercisable (as applicable) in full (without pro-ration), effective as of the date of such Qualified Termination; and

(C) Any such Awards that are Stock Options or Stock Appreciation Rights shall remain exercisable for the full duration of their term.

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c. Awards that are not Assumed.    To the extent outstanding Awards granted under the Plan are not assumed, converted or replaced by the resulting entity in connection with a Change in Control (or, if the Company is the resulting entity, to the extent such Awards are not continued by the Company) in accordance with Section 21(a) of the Plan, then, except as otherwise provided in the applicable Award Agreement or in another written agreement with the Participant, or in a Company severance plan applicable to the Participant, then, effective immediately prior to the Change in Control:

(i) The performance period with respect to each such outstanding Award that is subject to one or more Performance Objectives shall end as of the date immediately prior to such Change in Control (or such earlier date as determined by the Committee) and a portion of each such Award shall be deemed earned based on (A) the extent to which the Committee determines that the applicable Performance Objectives have been satisfied at such time (if at all), or if not determinable, based on the assumed achievement of “target” performance, and (B) pro-ration for the length of time (in days) within the originally scheduled vesting period that elapsed prior to the Change in Control;

(ii) All other restrictions with respect to all such outstanding Awards shall lapse effective immediately prior to the Change in Control; and

(iii) All such outstanding Awards (to the extent earned on a pro-rata basis as provided in Section 21(c)(i) above, with respect to Awards that were subject to one or more Performance Objectives immediately prior to the Change in Control) shall become fully vested and exercisable (subject to Section 21(d)) effective immediately prior to the Change in Control.

d. Cancellation Right.    The Committee may, in its sole discretion and without the consent of Participants, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of the Change in Control, provide that any outstanding Award (or a portion thereof) shall, upon the occurrence of such Change in Control, be cancelled in exchange for a payment in cash or other property (including shares of the resulting entity in connection with a Change in Control) in an amount equal to the excess, if any, of the Fair Market Value of the Shares subject to the Award, over any exercise price related to the Award, which amount may be zero if the Fair Market Value of a Share on the date of the Change in Control does not exceed the exercise price per Share of the applicable Awards.

e. Awards Prior to the 2017 Restatement Date.    For the avoidance of doubt, all Awards granted prior to the 2017 Restatement Date shall be subject to the applicable Change in Control provisions of the Plan as in effect immediately before the 2017 Restatement Date.

22. Amendment, Modification and Termination.

a. In General.    The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no alteration or amendment that requires shareholder approval in order for the Plan to comply with any rule promulgated by the SEC or any securities exchange on which Shares are listed or any other Applicable Laws shall be effective unless such amendment shall be approved by the requisite vote of shareholders of the Company entitled to vote thereon within the time period required under such applicable listing standard or rule.

b. Adjustments to Outstanding Awards.    The Committee may in its sole discretion at any time (i) provide that all or a portion of a Participant’s Stock Options, Stock Appreciation Rights and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable; (ii) provide that all or a part of the time-based vesting restrictions on all or a portion of the outstanding Awards shall lapse, and/or that any Performance Objectives or other performance-based criteria with respect to any Awards shall be deemed to be wholly or partially satisfied; or (iii) waive any other limitation or requirement under any such Award, in each case, as of such date as the Committee may, in its sole discretion, declare. Unless otherwise determined by the Committee, any such adjustment that is made with respect to an Award that is intended to qualify for the Performance-Based Exception shall be made at such times and in such manner as will not cause such Awards to fail to qualify under

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the Performance-Based Exception. Additionally, the Committee shall not make any adjustment pursuant to this Section 22(b) that would cause an Award that is otherwise exempt from Section 409A of the Code to become subject to Section 409A, or that would cause an Award that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A.

c. Prohibition on Repricing.    Except for adjustments made pursuant to Sections 16 or 21, the Board or the Committee will not, without the further approval of the shareholders of the Company, authorize the amendment of any outstanding Stock Option or Stock Appreciation Right to reduce the exercise price. No Stock Option or Stock Appreciation Right will be cancelled and replaced with an Award having a lower exercise price, or for another Award, or for cash without further approval of the shareholders of the Company, except as provided in Sections 16 or 21. Furthermore, no Stock Option or Stock Appreciation Right will provide for the payment, at the time of exercise, of a cash bonus or grant or sale of another Award without further approval of the shareholders of the Company. This Section 22(c) is intended to prohibit the repricing of “underwater” Stock Options or Stock Appreciation Rights without shareholder approval and will not be construed to prohibit the adjustments provided for in Sections 16 or 21.

d. Effect on Outstanding Awards.    Notwithstanding any other provision of the Plan to the contrary (other than Sections 16, 21, 22(b) and 24(d)), no termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award; provided that the Committee may modify an ISO held by a Participant to disqualify such Stock Option from treatment as an “incentive stock option” under Section 422 of the Code without the Participant’s consent.

23. Applicable Laws. The obligations of the Company with respect to Awards under the Plan shall be subject to all Applicable Laws and such approvals by any governmental agencies as the Committee determines may be required. The Plan and each Award Agreement shall be governed by the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

24. Miscellaneous.

a. Deferral of Awards.    Except with respect to Stock Options, Stock Appreciation Rights and Restricted Shares, the Committee may permit Participants to elect to defer the issuance or delivery of Shares or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of the Plan. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts. All elections and deferrals permitted under this provision shall comply with Section 409A of the Code, including setting forth the time and manner of the election (including a compliant time and form of payment), the date on which the election is irrevocable, and whether the election can be changed until the date it is irrevocable.

b. No Right of Continued Employment.    The Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time. No Employee or Director shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive future Awards.

c. Unfunded, Unsecured Plan.    Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right or title to any assets, funds or property of the Company or any Subsidiary, including without limitation, any specific funds, assets or other property which the Company or any Subsidiary may set aside in anticipation of any liability under the Plan. A Participant shall have only a contractual right to an Award or the amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall

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constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

d. Severability.    If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended or limited in scope to conform to Applicable Laws or, in the discretion of the Committee, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

e. Acceptance of Plan.    By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee, the Board or the Company, in any case in accordance with the terms and conditions of the Plan.

f. Successors.    All obligations of the Company under the Plan and with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company and references to the “Company” herein and in any Award agreements shall be deemed to refer to such successors.

[END OF DOCUMENT]

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YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR PROXY ACCORDING TO THE INSTRUCTIONS ON THE PROXY/VOTING INSTRUCTION CARD.

NORDSON CORPORATION 28601 CLEMENS ROAD WESTLAKE, OH 44145-1119

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. eastern standard time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. eastern standard time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by mail, your proxy card must be received no later than 11:59 P.M. eastern standard time the day before the cut-off date.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E34983-P00086-Z71452	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NORDSON CORPORATION 1. The election of three nominees as directors to serve for a three year term. Board recommendation: FOR all 3 Nordson nominees		For All ☐	Withhold All ☐	For All Except ☐	INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the box “FOR ALL EXCEPT” and write the nominee‘s number on the line provided below.

01) Arthur L. George, Jr. 02) Michael F. Hilton 03) Frank M. Jaehnert
					For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2018. Board recommendation: FOR				☐	☐	☐

3.	Advisory vote to approve the compensation of our named executive officers. Board recommendation: FOR				☐	☐	☐

4.	Approve the Amended and Restated Nordson Corporation 2012 Stock Incentive and Award Plan. Board recommendation: FOR				☐	☐	☐

NOTE: Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E34984-P00086-Z71452

NORDSON CORPORATION

Annual Meeting of Shareholders

February 27, 2018

This proxy is solicited on behalf of the Board of Directors

The herein signed shareholder hereby appoints Lee C. Banks, Randolph W. Carson, and Victor L. Richey, Jr., or any of them, as proxies, each with the full power to appoint a substitute, to attend the 2018 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at Baker & Hostetler LLP, Key Tower, 127 Public Square, Suite 2000, Cleveland, Ohio 44114, at 8:00 A.M., eastern standard time, on February 27, 2018, and any adjournment or postponement thereof, to cast all votes that the shareholder or Plan Participant is entitled to vote at such Annual Meeting, as designated on the reverse side of this ballot, and otherwise to represent the shareholder with all of the powers possessed by the shareholder if personally present at the Annual Meeting. The shareholder hereby acknowledges receipt of the Notice of the Annual Meeting and the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. If cumulative voting is invoked, by a shareholder through proper notice to Nordson Corporation, this proxy will give the proxy holders authority, in their discretion, to cumulate all votes to which the shareholder is entitled with respect to the shares represented by this proxy and allocate them in favor of one or more of the nominees for director if any situation arises, which in the opinion of the proxy holders, makes such action necessary or desirable.

In order to ensure that your securities are voted as you wish, if you are a shareholder of record, the proxy must be voted by 11:59 P.M., eastern standard time, on February 26, 2018.

IMPORTANT NOTICE TO PARTICIPANTS IN THE EMPLOYEES’ SAVINGS TRUST PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN (COLLECTIVELY, THE “PLANS”).

John Hancock Trust Company, LLC, as Trustee of the Plans, has been requested to forward to you the enclosed proxy material relative to the securities held by us in your account but not registered in your name. Such securities can be voted only by us as holder of record. We shall be pleased to vote your securities in accordance with your wishes if you will execute this form and return it to us promptly in the enclosed business reply envelope. It is understood that, if you sign without otherwise marking the form, the securities will be voted as recommended by the Board of Directors on all matters to be considered at the meeting.

For this meeting, the extent of our authority to vote your securities in the absence of your instructions, as directed by the Plans, is that securities for which no voting instructions have been given shall be voted in the same ratio as the ratio in which the total shares with respect to which timely directions were received were voted in such matters. In order to ensure that your securities are voted as you wish, the proxy must be voted by 11:59 P.M., eastern standard time, on February 22, 2018.

Continued and to be signed on reverse side